Exhibit 10.1

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

dated as of August 1, 2022

Among

PRIMORIS SERVICES CORPORATION

as Borrower

THE VARIOUS FINANCIAL INSTITUTIONS PARTY HERETO

as Lenders

and

CIBC BANK USA
as Agent, Joint Bookrunner, Joint Lead Arranger

Collateral Agent and Issuing Lender

Bank of the West

as Joint Bookrunner, Joint Lead Arranger

Co-Documentation Agent and Issuing Lender

and

BANK OF AMERICA, N.A.

as Joint Lead Arranger and Co-Documentation Agent

and

TRUIST SECURITIES

as Joint Lead Arranger

and

TRUIST BANK

as Co-Documentation Agent

and

FIRST HORIZON BANK

as Joint Lead Arranger and Co-Syndication Agent

and

REGIONS CAPITAL MARKETS, a division of Regions Bank

as Joint Lead Arranger

and

REGIONS BANK

as Co-Syndication Agent

TABLE OF CONTENTS

Page

Section 1. DEFINITIONS; PRINCIPLES OF CONSTRUCTION.2

1.1 Definitions2

1.2 Other Interpretive Provisions25

1.3 Accounting Terms; Changes in GAAP25

1.4 Divisions27

1.5 Rates27

Section 2. COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.27

2.1 Commitments27

2.2 Loan Procedures28

2.3 Letter of Credit Procedures32

2.4 Commitments Several34

2.5 Certain Conditions34

2.6 Defaulting Lenders34

2.7 Cash Collateral37

2.8 Currency Matters37

Section 3. EVIDENCING OF LOANS.38

3.1 Notes38

3.2 Recordkeeping38

Section 4. INTEREST.38

4.1 Interest Rates38

4.2 Interest Payment Dates38

4.3 Setting and Notice of Interest Rates38

4.4 Computation of Interest39

Section 5. FEES.39

5.1 Non-Use Fee39

5.2 Letter of Credit Fees39

5.3 Agent’s Fees39

Section 6. REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT; PREPAYMENTS.39

6.1 Reduction or Termination of the Revolving Commitment39

6.2 Prepayments40

6.3 Manner of Prepayments41

6.4 Repayments41

Section 7. MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.42

7.1 Making of Payments42

7.2 Application of Certain Payments42

7.3 Due Date Extension43

7.4 Setoff43

7.5 Proration of Payments43

7.6 Advances by Agent43

7.7 Presumptions by Agent44

7.8 Deductions by Agent44

7.9 Taxes44

Section 8. FUNDING LOSSES; REPLACEMENT OF LENDERS.47

8.1 Increased Costs47

8.2 Inability to Determine Rates47

8.3 Illegality48

8.4 Compensation for Losses48

8.5 [Reserved]48

8.6 [Reserved]48

8.7 Mitigation of Circumstances; Replacement of Lenders48

8.8 Conclusiveness of Statements; Survival of Provisions49

Section 9. REPRESENTATIONS AND WARRANTIES.50

9.1 Organization50

9.2 Authorization; No Conflict50

9.3 Validity and Binding Nature50

9.4 Financial Condition50

9.5 No Material Adverse Change50

9.6 Litigation and Contingent Liabilities50

9.7 Ownership of Properties; Liens50

9.8 Equity Ownership; Subsidiaries51

9.9 Employee Benefit Plans51

9.10 Investment Company Act52

9.11 Compliance with Laws52

9.12 Regulation U52

9.13 Taxes52

9.14 Solvency, etc52

9.15 Environmental Matters52

9.16 Insurance53

9.17 Real Property53

9.18 Information53

9.19 Intellectual Property53

9.20 Burdensome Obligations53

9.21 Labor Matters53

9.22 Patriot Act; Sanctions; Anti-Corruption; Beneficial Ownership54

9.23 No Default54

9.24 Merger Documents, etc54

9.25 Subordinated Debt55

Section 10. AFFIRMATIVE COVENANTS.55

10.1 Reports, Certificates and Other Information55

10.2 Books, Records and Inspections57

10.3 Maintenance of Property; Insurance58

10.4 Compliance with Laws; Payment of Taxes and Liabilities59

10.5 Maintenance of Existence, etc59

10.6 Use of Proceeds59

10.7 Employee Benefit Plans60

10.8 Environmental Matters60

10.9 Further Assurances60

10.10 Deposit Accounts61

10.11 Reserved62

10.12 Permissible Payments62

10.13 Other Agreements62

10.14 Ongoing Compliance with Rules and Regulations62

Section 11. NEGATIVE COVENANTS.62

11.1 Debt62

11.2 Liens63

11.3 Mergers, Consolidations, Sales64

11.4 Modification of Organizational Documents64

11.5 Transactions with Affiliates64

11.6 Asset Disposition64

11.7 Inconsistent Agreements65

11.8 Business Activities65

11.9 Investments65

11.10 Restriction of Amendments to Certain Documents66

11.11 Fiscal Year66

11.12 Financial Covenants66

11.13 Cancellation of Debt66

Section 12. EFFECTIVENESS; CONDITIONS OF LENDING, ETC.67

12.1 Initial Credit Extension67

12.2 Conditions69

12.3 Post-Closing Deliverables69

Section 13. EVENTS OF DEFAULT AND THEIR EFFECT.70

13.1 Events of Default70

13.2 Effect of Event of Default72

13.3 Credit Bidding72

Section 14. THE AGENT.72

14.1 Appointment and Authorization72

14.2 Issuing Lenders73

14.3 Delegation of Duties73

14.4 Exculpation of Agent73

14.5 Reliance by Agent74

14.6 Notice of Default74

14.7 Credit Decision74

14.8 Indemnification75

14.9 Agent in Individual Capacity75

14.10 Successor Agent75

14.11 Collateral Matters76

14.12 Restriction on Actions by Lenders76

14.13 Agent May File Proofs of Claim76

14.14 Other Agents; Arrangers and Managers77

14.15 Payments Sent in Error77

14.16 Certain ERISA Matters79

Section 15. GENERAL79

15.1 Waiver; Amendments79

15.2 Confirmations81

15.3 Notices81

15.4 Computations82

15.5 Costs, Expenses and Taxes82

15.6 Assignments; Participations83

15.7 Register and Participant Register84

15.8 GOVERNING LAW85

15.9 Confidentiality85

15.10 Severability86

15.11 Nature of Remedies86

15.12 Entire Agreement86

15.13 Counterparts86

15.14 Successors and Assigns86

15.15 Captions86

v

15.16 Customer Identification - USA Patriot Act Notice87

15.17 INDEMNIFICATION BY LOAN PARTIES87

15.18 Nonliability of Lenders88

15.19 Cashless Settlements88

15.20 FORUM SELECTION AND CONSENT TO JURISDICTION89

15.21 WAIVER OF JURY TRIAL89

15.22 Acknowledgment and Consent to Bail-In of Affected Financial Institutions89

15.23 Acknowledgment Regarding any Supported QFCs90

15.24 Benchmark Replacement Setting; Benchmark Conforming Changes91

15.25 Ratification of Liability94

15.26 Amendment Not a Novation94

15.27 Releases of Prior Claims95

ANNEXES

ANNEX A	Lenders and Pro Rata Shares
ANNEX B	Addresses for Notices

SCHEDULES

SCHEDULE 9.6	Litigation and Contingent Liabilities
SCHEDULE 9.8	Subsidiaries
SCHEDULE 9.16	Insurance
SCHEDULE 9.17	Real Property
SCHEDULE 9.21	Labor Matters
SCHEDULE 11.1	Existing Debt
SCHEDULE 11.2	Existing Liens
SCHEDULE 11.9	Investments

EXHIBITS

EXHIBIT A	Form of Note (Section 3.1)
EXHIBIT B	Form of Compliance Certificate (Section 10.1(e))
EXHIBIT C	Form of Assignment Agreement (Section 15.6(a))
EXHIBIT D	Form of Notice of Borrowing (Section 2.2(b))
EXHIBIT E	Form of Notice of Conversion/Continuation (Section 2.2(c))
EXHIBIT F	Form of Subordination Agreement (Section 11.1(d))
EXHIBIT G	Form of Solvency Certificate (Section 12.1(h))

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT dated as of August 1, 2022 (this “Agreement”) is entered into among PRIMORIS SERVICES CORPORATION (“Borrower”), the other Loan Parties party hereto, the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the “Lenders”) and CIBC BANK USA, in its capacity as Agent.

The Lenders have agreed to make available to Borrower a term loan facility and a revolving credit facility (which includes letters of credit) upon the terms and conditions set forth herein.

RECITALS

WHEREAS, the financial institutions parties thereto, as Lenders thereunder (the “Existing Lenders”), Borrower and the Agent (as defined herein) entered into that certain Second Amended and Restated Credit Agreement dated as of January 15, 2021 (as amended, restated, supplemented or otherwise modified to date, the “Existing Credit Agreement”) pursuant to which the Existing Lenders provided a $200,000,000 Revolving Commitment (the “Existing Revolving Commitment”) and a $592,500,000 term loan to Borrower (the “Existing Term Facility”);

WHEREAS, CIBC US agreed to serve as collateral agent (the “Collateral Agent”) for the Lenders pursuant to a Second Amended and Restated Guaranty and Collateral Agreement dated as of January 15, 2021 (as amended, restated, supplemented or otherwise modified to date, the “Existing Guaranty and Collateral Agreement”);

WHEREAS, Borrower has advised the Existing Lenders that Borrower intends to acquire, directly or indirectly, all of the equity interests of PLH Group, Inc., a Delaware corporation, (the “Target”) by way of the merger (the “Merger”) of Amp Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a Wholly-Owned Subsidiary of the Borrower, with and into the Target pursuant to the terms and conditions of the Agreement and Plan of Merger dated June 24, 2022 (the “Merger Agreement”) among the Borrower, the Target, Merger Sub, and Shareholder Representative Services LLC, a Colorado limited liability company, as the shareholder representative, pursuant to which, among other things, Merger Sub will cease to exist and the Target will become a direct Wholly-Owned Subsidiary of the Borrower;

WHEREAS, Borrower has requested that Lenders hereunder make a term loan to Borrower in the aggregate principal amount of $945,000,000 to (a) refinance the Existing Term Facility and (b) provide a new term loan in the aggregate amount of $425,000,000 (the “Merger Term Loan”) plus additional amounts to finance a portion of Borrower’s payment of the merger consideration payable in connection with the Merger;

WHEREAS, Borrower has requested that Lenders hereunder provide a new revolving loan commitment in the aggregate amount of $325,000,000 (the “Revolving Facility”) to refinance and increase the Existing Revolving Commitment;

WHEREAS, the Lenders, Borrower and the Agent have agreed to amend and restate the Existing Credit Agreement and the Existing Guaranty and Collateral Agreement in their entirety on the terms and conditions herein set forth in order to accommodate Borrower’s requests;

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree that the Existing Credit Agreement hereby is amended and restated in its entirety as follows:

Section 1.
DEFINITIONS; PRINCIPLES OF CONSTRUCTION.
1.1Definitions.  When used herein the following terms shall have the following meanings:

“Acceleration Event” means the occurrence of an Event of Default (a) in respect of which all or any portion of the Obligations have become or been declared due and payable pursuant to Section 13.2, (b) in respect of which all or a portion of the Revolving Commitment has been suspended or terminated pursuant to Section 13.2, or (c) arising under Section 13.1(a) as a result of a failure to pay the Revolving Outstandings in full on the Termination Date, or the outstanding principal balance of the Term Loan on the Termination Date.

“Account or Accounts” is defined in the Guaranty and Collateral Agreement.

“Account Debtor” is defined in the Guaranty and Collateral Agreement.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or a substantial portion of the assets of a Person, or of all or a substantial portion of any business unit, line of business, or division of a Person, (b) the acquisition of in excess of 50% of the Capital Securities of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

“Additional Lender” is defined in Section 2.2(e)(iv).

“Agent” means CIBC US in its capacity as administrative agent for the Lenders hereunder or as collateral agent for the Lenders, as applicable, and any successor thereto in such capacity.

“Affiliate” of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans.  A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote ten percent (10%) or more of any class of voting securities or other voting interests (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.  Unless expressly stated otherwise herein, neither Agent nor any Lender shall be deemed an Affiliate of any Loan Party. For purposes of clarity, Canadian Imperial Bank of Commerce and each of its direct and indirect subsidiaries are “Affiliates” of CIBC US.

“Agent Fee Letter” means the Fee Letter dated as of June 24, 2022 between Borrower and Agent.

“Agent Parties” is defined in Section 15.3(c).

“Agreement” is defined in the preamble of this Agreement.

“Applicable Law” means any Law which is applicable to the Loan Parties, their businesses or properties, the Loan Documents or the Loans hereunder.

“Applicable Margin” The Applicable Margin, L/C Fee Rate and Non-Use Fee Rate for the Term Loan and the Revolving Loan shall be determined in accordance with the following table based on the applicable Net Senior Debt to EBITDA Ratio, as determined in accordance with the most recent annual audited or quarterly unaudited financial statements and corresponding compliance certificate delivered pursuant to Section 10.1 herein. Adjustments, if any, to the Applicable Margin, L/C Fee Rate or Non-Use Fee Rate shall be effective five (5) Business Days after the earlier of (a) the date on which the Borrower is required to file its financial statements with the Securities and Exchange Commission and (b)(i) in the case of the annual audited financial statements, ninety (90) days after the end of each Fiscal Year of the Borrower, and (ii) in the case of the quarterly unaudited Financials, forty-five (45) days after the end of each of the first three quarters of each Fiscal Year of the Borrower; provided that if the Borrower fails to file any financial statements required pursuant to Section 10.1 herein on a timely basis, Level VI shall apply until such financial statements are filed.  Initially, the Applicable Margin, L/C Fee Rate and Non-Use Fee Rate shall be based on Level VI through the end of the first full Fiscal Quarter after the Closing Date.

Level	Level I	Level II	Level III	Level IV	Level V	Level VI
Net Senior Debt to EBITDA Ratio	≤1.00x	>1.00x and ≤1.50x	>1.50x and ≤2.00x	>2.00x and ≤2.50x	>2.50x and ≤3.00x	>3.00x
Applicable Margin for SOFR Loans (bps)	125.0	150.0	175.0	200.0	225.0	250.0
Applicable Margin for Base Rate Loans (bps)	25.0	50.0	75.0	100.0	125.0	150.0
L/C Fee Rate - Performance (bps)	100.0	125.0	150.0	175.0	200.0	225.0
L/C Fee Rate - Financial (bps)	125.0	150.0	175.0	200.0	225.0	250.0
Non-Use Fee Rate (bps)	20.0	25.0	30.0	35.0	40.0	45.0

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Disposition” means the sale, lease, transfer or disposal of assets of any of the Loan Parties.

“Assignee” is defined in Section 15.6(a).

“Assignment Agreement” is defined in Section 15.6(a).

“Attorney Costs” means, with respect to any Person, all reasonable fees and charges of any counsel to such Person and all court costs and similar legal expenses.

“Bail-In Action” is defined in Section 15.22.

“Bank Product Agreements” means those certain agreements entered into from time to time between any Loan Party and a Lender or its Affiliates in connection with any of the Bank Products, including without limitation, Hedging Agreements.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Loan Parties to any Lender or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Loan Party is obligated to reimburse to Agent or any Lender as a result of Agent or such Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Loan Parties pursuant to the Bank Product Agreements.

“Bank Products” means any service provided to, facility extended to, or transaction entered into with, any Loan Party by any Lender or its Affiliates consisting of, (a) deposit accounts, (b) cash management services, including, controlled disbursement, lockbox, electronic funds transfers (including, book transfers, fedwire transfers, ACH transfers), online reporting and other services relating to accounts maintained with any Lender or its Affiliates, (c) debit cards and credit cards, (d) Hedging Agreements, (e) supply chain finance services (including, without limitation, trade payable services and supplier accounts receivable purchases), or (f) so long as prior written notice thereof is provided by Lender (or its Affiliate) providing such service, facility or transaction and Agent consents in writing to its inclusion as a Bank Product, any other service provided to, facility extended to, or transaction entered into with, any Loan Party by a Lender or its Affiliates.

“Base Rate” means for any day, the greater of (a) the Federal Funds Rate for such day plus 0.5%, and (b) the Prime Rate for such day.

“Base Rate Loan” means any Loan which bears interest at or by reference to the Base Rate.

“Benchmark” is defined in Section 15.24.

“Benchmark Conforming Changes” is defined in Section 15.24.

“Benchmark Replacement” is defined in Section 15.24.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” is defined in the preamble of this Agreement.

“BSA” is defined in Section 10.4.

“Business Day” means a day of the week (but not a Saturday, Sunday or holiday) on which the Chicago, Illinois offices of Agent are open to the public for carrying on substantially all of Agent’s business functions, provided, however, that when used in the context of a SOFR Loan, the term “Business Day” shall also exclude any day that is not also a SOFR Business Day.  Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Capital Expenditures” means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of Borrower, including expenditures in respect of Capital Leases, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.

“Cash Collateralize” means to deliver cash collateral to an Issuing Lender, for the benefit of one or more of the Issuing Lenders or Lenders, to be held as cash collateral for outstanding Letters of Credit, pursuant to documentation satisfactory to such Issuing Lender and in an amount satisfactory to such Issuing Lender which amount may exceed the Stated Amount of outstanding Letters of Credit.  Derivatives of such term have corresponding meanings.

“Cash Equivalent Investment” means, at any time, (a) any evidence of Debt, maturing not more than one year from date of acquisition, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-1 by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-1 by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by any Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder and (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (f) other short term liquid investments approved in writing by Agent.

“Cash Interest” means, for any period, for the Borrower and its Subsidiaries on a Consolidated basis, an amount equal to the sum of all interest, premium payments, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including Capitalized Leases) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP and to the extent actually paid in cash, and any premiums, fees, discounts, expenses and losses on the sale of accounts receivable (and any amortization thereof) payable in cash by the Borrower or a Subsidiary to one or more financial institutions in connection with a Permitted Securitization.

“Certificate of Beneficial Ownership” means a certificate regarding beneficial ownership delivered pursuant to Section 12.1(q), as from time to time updated in accordance with the terms of this Agreement, as required by the Beneficial Ownership Regulation.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender) of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) of Capital Securities representing more than 35% of the ordinary voting power represented by the issued and outstanding Capital Securities of Borrower.

“CIBC US” means CIBC BANK USA, in its individual capacity.

“Claims” is defined in Section 15.27.

“Closing Date” is defined in Section 12.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time and any successor statute.

“Collateral” is defined in the Guaranty and Collateral Agreement of even date herewith executed by the Loan Parties provided that, no part of the Collateral shall include the pledge or collateralization of any voting equity in any Receivables Subsidiary.

“Collateral Agent” is defined in the Recitals to this Agreement.

“Collateral Documents” means, collectively, the Guaranty and Collateral Agreement, each Perfection Certificate, each control agreement and any other agreement or instrument pursuant to which Borrower, any Subsidiary, or any other Person grants or purports to grant collateral to Agent for the benefit of the Lenders or otherwise relates to such collateral.

“Commitment” means, as to any Lender, such Lender’s commitment to make Loans, and to issue or participate in Letters of Credit, under this Agreement.  The initial amount of each Lender’s Commitment is set forth on Annex A.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time and any successor statute.

“Compliance Certificate” means a Compliance Certificate in substantially the form of Exhibit B.

“Computation Period” means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means the consolidation of the accounts of, unless otherwise noted, the Borrower and the Subsidiaries in accordance with GAAP.

“Consolidated EBIT” means for any period, without duplication and on a Consolidated basis (i) Net Income, plus to the extent deducted (other than with respect to clause (e) below) in calculating such Net Income (a) interest expense (less interest income), (b) provision for income taxes, (c) the Merger Transaction Costs calculated in accordance with GAAP, (d) the Merger Integration Costs calculated in accordance with GAAP and (e) the amount of “run-rate” cost savings, operating expense reductions, other operating improvements, initiatives and synergies related to any Investment, acquisition, disposition, merger, consolidation, reorganization or restructuring permitted under this Agreement that are reasonably identifiable and factually supportable and projected by Borrower in good faith to be reasonably anticipated to be realizable as a result of actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken within 18 months after any such Investment, acquisition, disposition, merger, consolidation, reorganization or restructuring, or cost savings initiative (which, in each case, shall be added to Consolidated EBIT as so projected until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements, initiatives and synergies had been realized on the first day of such period), net of the amount of actual benefits realized prior to or during such period from such actions, provided that the aggregate amount added back pursuant to this clause (e) may not exceed, when aggregated with the amount of any increase for such period to EBITDA on a pro forma basis, 15% for any four Fiscal Quarter period of EBITDA for such period (prior to giving effect to any increase pursuant to this clause (e), (ii) plus income (or less loss) from Persons in which Borrower or any of the Subsidiaries holds an ownership interest in any Capital Securities issued by such Person and which Person is not Consolidated with Borrower, calculated in accordance with GAAP (and for the avoidance of doubt, such income (or loss) shall be in a pro rata amount equal to the Borrower’s or its Subsidiary’s percentage of ownership interest, and not all of the income (or loss) of from such Person), (iii) less income (or plus loss) attributable to any non-controlling interests, calculated in accordance with GAAP and (iv) less, to the extent not deducted in determining Net Income for such period, all cash payments made during such period on account of non-cash charges that were added to Net Income in computing Consolidated EBIT for a prior period.  For the avoidance of doubt, Consolidated EBIT includes the Consolidated EBIT attributable to the Target for the portion of such period prior to the Merger.

“Construction Partnership” means any Joint Venture to the extent not constituting an Investment (without giving effect to the final proviso of the definition of “Investment”) with any other Person (other than the Borrower or any of the Subsidiaries) which Joint Venture is entered into and exists for the purpose of engagement in business activities related to teaming the performance of construction or construction/engineering related services delivered by the Borrower or any other Loan Party for one or more projects.

“Contingent Liability” means, with respect to any Person, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person:  (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person; (c) undertakes or agrees (whether contingently or otherwise):  (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any Letter of Credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss.  The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

“Controlled Group” means all members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the fair market value of such property securing such indebtedness at the time of determination, (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), (g) Hedging Obligations of such Person but only to the extent amounts are due and payable under Hedging Agreements, (h) all Contingent Liabilities of such Person, (i) all Debt of any partnership of which such Person is a general partner, (j) all non-compete payment obligations, earn-outs and similar obligations to the extent such obligations have become a liability on the balance sheet of such Person in accordance with GAAP and (k) any Capital Securities or other equity instrument, whether or not mandatorily redeemable, that under GAAP is characterized as debt, whether pursuant to financial accounting standards board issuance No. 150 or otherwise.  Notwithstanding the foregoing, Debt shall not include (i) any indebtedness and/or other obligations that are Cash Collateralized, (ii) indebtedness and/or other obligations of such Person to the extent fully collateralized by Letters of Credit and/or (iii) surety bond obligations of such Person except to the extent a reimbursement obligation arises of such Person arises thereunder which remains unpaid.  Additionally, for the avoidance of doubt, Debt shall not include operating leases pursuant to ASC 842 issued by the financial accounting standards board.

“Default” means any event or condition that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

“Default Rate” is defined in Section 4.1(b).

“Defaulting Lender” means, subject to Section 2.6(b), any Lender that (a) has failed to fund any portion of the Loans, participations in Letters of Credit or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such Lender notifies Agent and Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding have not been satisfied (each of which failures shall be specifically identified in such notice), (b) has otherwise failed to pay over to Agent, Issuing Lender, Swing Line Lender or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (c) has (i) been deemed or has a direct or indirect parent company that has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding, or had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity or (ii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts with the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender or such Governmental Authority to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, (d) has notified Borrower, Agent, any Issuing Lender, Swing Line Lender or any other Lender that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit (unless such notice or public statement indicates that such intention is based on a good faith determination that one or more conditions precedent to funding have not been satisfied (which notice or public statement specifically identifies the conditions not satisfied and the basis therefor)) or (e) has failed to confirm within three (3) Business Days of a request by Agent that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Loans and participations in then outstanding Letters of Credit and Swing Line Loans. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.6(d)) upon delivery of written notice of such determination to Borrower, each Issuing Lender, each Swing Line Lender, and each Lender promptly following such determination.

“Designated Proceeds” is defined in Section 6.2(b).

“Dollar” and the sign “$” mean lawful money of the United States of America.

“Dollar Equivalent” means, with respect to any amount denominated in Dollars, such amount of Dollars, and with respect to any amount denominated in a currency other than Dollars, the amount of Dollars, as of any date of determination, into which such other currency can be converted in accordance with prevailing exchange rates, as determined by the Agent in its reasonable discretion, on the applicable date.

“Earn-Outs” means contingent earn-out liabilities as reflected on the financial statements delivered pursuant to Section 10.1.

“Effect” means any effect, change, event, occurrence, development or circumstance.

“EBITDA” means, for any Computation Period, as calculated in accordance with GAAP, Consolidated EBIT for such period plus Consolidated depreciation, amortization and other noncash charges of the Borrower and the Subsidiaries as agreed to by Agent.  Notwithstanding the foregoing, (a) EBITDA for the Fiscal Quarter ended on December 31, 2021 shall be deemed to be $93,802,000, (b) EBITDA for the Fiscal Quarter ended on March 31, 2022 shall be deemed to be $30,751,000, and (c) EBITDA for the Fiscal Quarter ended on June 30, 2022 shall be deemed to be $104,407,000.

“EBITDA to Cash Interest Ratio” means, for any Computation Period, as calculated in accordance with GAAP, the ratio of (a) EBITDA for the period of the four prior Fiscal Quarters ending on such date to (b) Cash Interest for such period.

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for an unauthorized or unlawful release or injury to the environment.

“Environmental Laws” means all present or future federal, state local and foreign laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, licenses, decrees, concessions, grants, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including those related to Hazardous Substances, air emissions, discharges to waste or public systems and health and safety matters.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means any of the events described in Section 13.1.

“Excluded Swap Obligations” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the United States Commodity Futures Trading Commission (or the application or official interpretation of any thereof).  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office, or having its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the Person with respect to an applicable interest in a Loan or Commitment pursuant to the Applicable Law in effect on the date on which (i) such Person acquires such interest in the Loan or Commitment or (ii) such Person changes its lending office, except, in each case, to the extent that, pursuant to Section 7.9, amounts with respect to such Taxes were payable either to such Person’s assignor immediately before such Person became a party hereto or to such Person immediately before it changed its lending office, (c) Taxes attributable to such Person’s failure to comply with Section 7.9(d) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” is defined in the Recitals to this Agreement.

“Existing Guaranty and Collateral Agreement” is defined in the Recitals to this Agreement.

“Existing Lenders” is defined in the Recitals to this Agreement.

“Existing Revolving Commitment” is defined in the Recitals to this Agreement.

“Existing Term Facility” is defined in the Recitals to this Agreement.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor or version that is substantially compatible and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into by the United States pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“FCPA” is defined in Section 9.22(d).

“Federal Funds Rate” means, for any day, a fluctuating interest rate equal for each day during such period to the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%, or, if such rate is not so published for any day which is a Business Day, the rate determined by Agent in its discretion.  Agent’s determination of such rate shall be binding and conclusive absent manifest error.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries, which period shall be the 12-month period ending on December 31 of each year.

“Fixed Assets” means, on any date of determination and on a Consolidated (unless otherwise noted) basis determined in accordance with GAAP, equipment, real property and any other long term fixed asset of the Borrower and the Subsidiaries.

“Floor” means a rate of interest equal to 0%.

“FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Lender other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Line Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swing Line Loans made by such Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural Person) that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the

Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is defined in the Guaranty and Collateral Agreement.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group” is defined in Section 2.2(a).

“Guarantor” means each Subsidiary which is a party to the Guaranty and Collateral Agreement (which for the avoidance of doubt, excludes any Receivables Subsidiary).

“Guaranty and Collateral Agreement” means the Third Amended and Restated Guaranty and Collateral Agreement dated as of the date hereof executed and delivered by the Loan Parties, together with any joinders thereto and any other guaranty and collateral agreement executed by a Loan Party, in each case in form and substance satisfactory to Agent.

“Hazardous Substances” means hazardous waste, hazardous substance, pollutant, contaminant, toxic substance, oil, hazardous material, chemical or other substance regulated by or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.

“Hedging Agreement” means any bank underwritten cash and/or derivative financial instrument including, but not limited to, any interest rate, currency or commodity swap agreement, cap agreement, collar agreement, spot foreign exchange, forward foreign exchange, foreign exchange option (or series of options) and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedging Obligation” means, with respect to any Person, any liability of such Person under any Hedging Agreement.

“Immaterial Subsidiary” means any Subsidiary designated as such by the Borrower; provided, that (i) the Operating Income of any Immaterial Subsidiary for any Computation Period shall not exceed $4,000,000, and (ii) the Operating Income of all Immaterial Subsidiaries collectively (after intercompany eliminations) for any Computation Period shall not exceed ten percent (10%) of the Operating Income of the Borrower and the Subsidiaries.  At any time, Borrower may designate an Immaterial Subsidiary as a Material Subsidiary and, upon such designation, such Subsidiary shall no longer be an Immaterial Subsidiary.

“Incremental Increase Amount” is defined in Section 2.2(e)(i)

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Intangible Assets” means General Intangibles.

“Inventory” is defined in the Guaranty and Collateral Agreement.

“Investment” means, with respect to any Person, any investment in another Person, whether by acquisition of any debt or Capital Security, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business) or by making an Acquisition; provided that, for purposes of clarification, a Construction Partnership shall not constitute an Investment hereunder.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment; provided that such Investments shall be reduced by the amount of any cash (but in each case, only to the extent actually received in cash) received by such Person with respect to that particular Investment thereto.

“Issuing Lender” means CIBC US or Bank of the West, in their respective capacities as the issuer of Letters of Credit hereunder, or any Affiliate of either that may from time to time issue Letters of Credit, or any other financial institution that either may cause to issue Letters of Credit for the account of Borrower, and their successors and assigns in such capacity, provided that such Lender has agreed to be an Issuing Lender.

“Joint Bookrunners” mean CIBC US and Bank of the West.

“Joint Venture” means (i) any joint venture entity, whether a company, unincorporated firm, association, partnership or any other entity which, in each case, is not a Subsidiary of the Borrower or any of the Subsidiaries but in which the Borrower or a Subsidiary has a direct or indirect Investment in the Capital Securities issued by such joint venture entity and/or joint or shared control with one or more other Persons (other than the Borrower or any Subsidiary) and (ii) any asset or group of assets in which the Borrower or any Subsidiary thereof has a joint or shared ownership interest and/or control with one or more other Persons (other than the Borrower or any Subsidiary).

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Application” means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by an Issuing Lender at the time of such request for the type of letter of credit requested.

“L/C Fee Rate” is defined in the definition of Applicable Margin.

“L/C Fronting Fee” means the fronting fee in the amount of 12.5 basis points per annum, applied to the outstanding amount of any letters of credit, paid by the Borrower to any Issuing Lender quarterly in arrears.

“L/C Sublimit” means $325,000,000.

“LCT Determination Date” is defined in Section 1.3(c).

“LCT Election” is defined in Section 1.3(c).

“L/C Termination Date” means that date which is 36 months beyond the Termination Date.

“Lender” is defined in the preamble of this Agreement.  References to the “Lenders” shall include the Issuing Lenders; for purposes of clarification only, to the extent that either CIBC US or Bank of the West (or any successor Issuing Lenders) may have any rights or obligations in addition to those of the other Lenders due to its respective status as Issuing Lender, its status as such will be specifically referenced.  In addition to the foregoing, for the purpose of identifying the Persons entitled to share in the Collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement and the Collateral Documents, the term “Lender” shall include Affiliates of a Lender providing a Bank Product.

“Lender Party” is defined in Section 15.17.

“Letter of Credit” is defined in Section 2.1(c).

“Letter of Credit Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all payments made by an Issuing Lender pursuant to a Letter of Credit that have not yet been reimbursed by or on behalf of Borrower at such time.  The Letter of Credit Obligations of any Lender at any time shall be its Pro Rata Share of the total Letter of Credit Obligations at such time.

“Lien” means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

“Limited Condition Transaction” means any Permitted Acquisition whose consummation is not conditioned on the availability of, or on obtaining, third-party financing (and for which third-party financing commitments are obtained).

“Liquidity” means Unencumbered Cash plus Revolving Loan Availability.

“Loan Documents” means, collectively, this Agreement, the Notes, the Letters of Credit, the Master Letter of Credit Agreement, the L/C Applications, the Agent Fee Letter, the Collateral Documents and any Subordination Agreements and all such documents, instruments and agreements delivered in connection with the foregoing.

“Loan Party” means Borrower and each Guarantor.  Notwithstanding anything herein to the contrary, for the purposes of (a) determining compliance with any covenant in Section 10 or Section 11 of this Agreement (other than Section 10.9), or related definitions in Section 1 of this Agreement, and (b) determining whether an Event of Default has occurred and is continuing under Section 13.1 of this Agreement, “Loan Party” shall also include each Immaterial Subsidiary.

“Loan or Loans” means, as the context may require, Revolving Loans, Term Loan or Swing Line Loans.

“Mandatory Prepayment Event” is defined in Section 6.2(b).

“Margin Stock” means any “margin stock” as defined in Regulation U.

“Master Letter of Credit Agreement” means, at any time, with respect to the issuance of Letters of Credit, a master letter of credit agreement or reimbursement agreement in the form, if any, being used by an Issuing Lender at such time.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business or properties of the Loan Parties taken as a whole, (b) a material impairment of the rights and remedies of the Agent or of the ability of any Loan Party to perform any of the Obligations under any Loan Document, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Loan Document against the Loan Parties taken as a whole.

“Material Subsidiary” means any Subsidiary that is not an Immaterial Subsidiary.

“Merger” is defined in the Recitals to this Agreement.

“Merger Agreement” is defined in the Recitals to this Agreement.

“Merger Agreement Representations” means the representations and warranties made by the Target in the Merger Agreement that are material to the interests of the Lenders (in their capacity as such), but only to the extent that Borrower (or any of its Affiliates) has the right not to consummate the Merger or to terminate its (or its Affiliates’) obligations under the Merger Agreement (and without regard to whether any notice is required to be delivered under the Merger Agreement and without regard to waiver or amendment (if materially adverse to the interests of the Lenders) of or to any such representations) as a result of a breach of such representations or warranties.

“Merger Certificate” means the Certificate of Merger to be filed with the Delaware Secretary of State certifying that the Merger has occurred.

“Merger Consideration” as the meaning ascribed to such term in the Merger Agreement.

“Merger Documents” means the Merger Agreement, the Merger Certificate, and all other “Transaction Documents” (as such term is defined in the Merger Agreement).

“Merger Integration Costs” means integration fees and expenses incurred by Borrower in connection with (i) the Merger, not to exceed $15,092,000 in the aggregate, which are paid within eighteen (18) months after the Closing Date; and (ii) future mergers in amounts acceptable to Agent.

“Merger Sub” means is defined in the Recitals hereto.

“Merger Term Loan” means is defined in the Recitals hereto.

“Merger Transaction Costs” means transaction fees and expenses incurred by Borrower in connection with (i) the Merger, not to exceed $21,805,115 in the aggregate, which are paid within twelve (12) months after the Closing Date, and (ii) future mergers in amounts acceptable to Agent.

“Multiemployer Pension Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower or any other member of the Controlled Group (i) is or may be obligated to make contributions, (ii) during the preceding five plan years has made or been obligated to make contributions, or (iii) has any liability.

“Net Cash Proceeds” means:

(a)with respect to any Asset Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to such Asset Disposition net of (i) the direct costs relating to such sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by the Borrower to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such Asset Disposition (other than the Loans);
(b)with respect to any issuance of Capital Securities, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriters’ commissions); and
(c)with respect to any issuance of Debt, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs of such issuance (including up-front, underwriters’ and placement fees).

“Net Income” means, for any period, for Borrower and its Subsidiaries, the Consolidated net income of Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.

“Net Senior Debt” means, as of any date of determination and on a Consolidated basis all Debt of the Loan Parties net of Unencumbered Cash in excess of $15,000,000, and excluding the Stated Amount of all Letters of Credit (but including outstanding reimbursement obligations of such Letters of Credit).

“Net Senior Debt to EBITDA Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Net Senior Debt to (b) EBITDA of the Loan Parties for the Computation Period ending on such day.

“Net Worth” means, as of any date, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) and less equity from non-controlling interests calculated in conformity with GAAP.

“Non-Consenting Lender” is defined in Section 15.1.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-U.S. Participant” is defined in Section 7.9(d).

“Non-Use Fee Rate” is defined in the definition of Applicable Margin.

“Note” means a promissory note substantially in the form of Exhibit A.

“Notice of Borrowing” is defined in Section 2.2(b).

“Notice of Conversion/Continuation” is defined in Section 2.2(c).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties (monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party under this Agreement and any other Loan Document including Attorney Costs and any reimbursement obligations of each Loan Party in respect of Letters of Credit and surety bonds, all Hedging Obligations permitted hereunder which are owed to any Lender (or its Affiliates) or Agent, and all other Bank Products Obligations, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due and including interest and fees that accrue after the commencement by or against Borrower or any Affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by Borrower under any Loan Document.  Notwithstanding the foregoing, the Obligations shall not include, with respect to any Loan Party, any Excluded Swap Obligations of any such Loan Party.

“OFAC” is defined in Section 10.4.

“Operating Income” means, for any Person the operating income for the applicable Computation Period as reported in the financial statements of the Borrower or its Subsidiaries.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, transfer, value added, excise or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 8.7).

“Participant” is defined in Section 15.6(b).

“Participant Register” is defined in Section 15.7.

“Patriot Act” is defined in Section 15.16.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Pension Plan), and as to which Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Perfection Certificate” means a perfection certificate executed and delivered to Agent by a Loan Party.

“Permitted Acquisition” means any Acquisition by Borrower or any Loan Party where:

(A) the business or division acquired are for use, or the Person acquired is engaged, in the construction and engineering businesses engaged in by the Loan Parties on the date hereof or otherwise as required to preserve compliance with Section 11.3;

(B) immediately before such Acquisition, and as a consequence of such Acquisition, no Default or Event of Default shall exist;

(C) immediately after giving effect to such Acquisition, the Borrower is in Pro Forma Compliance with the financial covenants set forth in Section 11.12 herein;

(D) in the case of the Acquisition of any Person, the board of directors or similar governing body of such Person has approved such Acquisition;

(E) within thirty (30) days following such Acquisition, the Agent and the Collateral Agent shall have received complete execution copies of each material document, instrument and agreement to be executed in connection with such Acquisition together with all lien search reports and lien release letters and other documents as the Agent and/or the Collateral Agent may require to evidence the termination of Liens on the assets or business to be acquired;

(F) subject to the proviso set forth in the definition of Collateral, simultaneously (or at such other time as is required to comply with the terms of Section 10.9) with the closing of such Acquisition, the target company (if such Acquisition is structured as a purchase of Capital Securities) or the Loan Parties (if such Acquisition is structured as a purchase of assets or a merger and a Loan Party is the surviving entity) executes and delivers to the Collateral Agent, the Agent and the Lenders a Guaranty and Collateral Agreement or a supplement thereto and such documents necessary to grant to the Collateral Agent a Lien in all of the assets (subject to any exceptions in the applicable Collateral Documents and subject to the proviso set forth in the definition of Collateral) of such target company or surviving company, and their respective Subsidiaries, each in form and substance and with such perfection and priority as is satisfactory to the Collateral Agent, the Agent and the Lenders and, in the event of an Acquisition structured as a purchase of Capital Securities, the issuer of such Capital Securities becomes a party to the Guaranty and Collateral Agreement as a Guarantor thereunder, in accordance with the terms thereof;

(G) for an Acquisition the consideration for which is greater than $100,000,000, Agent shall have approved the Borrower’s computation of Pro Forma EBITDA and the Borrower shall deliver a quality of earnings report to the Agent, in form and substance reasonably acceptable to the Agent from a nationally recognized firm reasonably acceptable to the Agent;

(H) if the Acquisition is structured as a merger involving the Borrower, the Borrower is the surviving entity, or if the Acquisition is structured as a merger involving a Guarantor, a Guarantor is the surviving entity;

(I)if the aggregate consideration for an Acquisition exceeds $100,000,000, Borrower shall have minimum pro forma Liquidity of $25,000,000;

(J)if the aggregate consideration for an Acquisition exceeds $100,000,000, the Net Senior Debt to EBITDA Ratio shall be 0.25x less on a proforma basis than the Net Senior Debt to EBITDA Ratio required by Section 11.12(b) herein; and

(K) if the aggregate consideration for an Acquisition exceeds $100,000,000, prior to the execution of a purchase agreement, the Borrower shall have delivered to the Agent a certificate of a Financial Officer of the Borrower, in a form reasonably satisfactory to the Agent, certifying that the applicable requirements set forth in this definition have been satisfied with respect to such Acquisition.

“Permitted Lien” means a Lien expressly permitted hereunder pursuant to Section 11.2.

“Permitted Securitization” means any receivables financing facility or arrangement in an aggregate amount not to exceed $100,000,000 pursuant to which a Receivables Subsidiary purchases, otherwise acquires or receives a Lien on accounts receivable and Receivables Related Assets of the Borrower or any Subsidiaries and enters into a third party financing thereof on terms that the officers of the Borrower have concluded are customary and market-standard.

“Person” means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA, maintained for employees of Borrower or any Subsidiary, or with respect to which any Loan Party has an obligation to make contributions on behalf of any of its employees or with respect to which Borrower or any Subsidiary has any liability.

“Platform” means Debt Domain, Intralinks, Syndtrack, DebtX or a substantially similar electronic transmission system.

“Prime Rate” means, for any day, the rate of interest in effect for such day as announced from time to time by Agent as its prime rate (whether or not such rate is actually charged by Agent), which is not intended to be Agent’s lowest or most favorable rate of interest at any one time.  Agent may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in the Prime Rate announced by Agent shall take effect at the opening of business on the day specified in the public announcement of such change; provided that Agent shall not be obligated to give notice of any change in the Prime Rate.

“Pro Forma Compliance” means that Borrower is in compliance on a pro forma basis with the applicable covenant, ratio, calculation or requirement herein calculated as if such transaction or event and the related adjustments set forth below had occurred on the first day of the Computation Period most recently ended for which financial statements have been delivered pursuant to Section 10.1(b).  The following related adjustments shall be calculated as follows: (i) income statement items (whether positive or negative) attributable to the applicable property or Person the subject of an acquisition, sale, transfer or other disposition of all or substantially all of the Capital Securities in any Subsidiary or any division or product line of Borrower or any Subsidiary, shall be included, (ii) any retirement, incurrence or assumption of any Indebtedness by Borrower or any Subsidiary in connection with a transaction shall be deemed to have borne interest (a) in the case of fixed rate Indebtedness, at the rate applicable thereto, or (b) in the case of floating rate Indebtedness, at the rates which were or would have been applicable thereto during the period when such Indebtedness was or was deemed to be outstanding.

“Pro Rata Share” means with respect to a Lender’s obligation to make Loans and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (x) prior to the Revolving Commitment and Term Loan Commitment being terminated or reduced to zero, the percentage obtained by dividing (i) such Lender’s Revolving Commitment and Term Loan Commitment, by (ii) the aggregate Revolving Commitments and Term Loan Commitments of all Lenders and (y) from and after the time the Revolving Commitment and Term Loan Commitment has been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s Revolving Outstandings (after settlement and repayment of all Swing Line Loans by the Lenders) and such unpaid portion of the Term Loan attributed to such Lender by (ii) the aggregate unpaid principal amount of all Revolving Outstandings and the Term Loan.

“Receivables Related Assets” means any other assets that are customarily transferred, sold and/or pledged or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any collections or proceeds of any of the foregoing (including, without limitation, lock-boxes, deposit accounts, records in respect of such accounts receivable and collections in respect of such accounts receivable); provided, however, Receivables Related Assets shall not include proceeds constituting payments received by Borrower or any Subsidiary from the Receivables Subsidiary in connection with the Permitted Securitization.

“Receivables Subsidiary” means any special purpose, bankruptcy remote Wholly-Owned Subsidiary of the Borrower formed for the sole and exclusive purpose of engaging in activities in connection with the selling and/or financing of trade receivables in connection with and pursuant to a Permitted Securitization and (1) that is designed a “Receivables Subsidiary” by an officer of the Borrower, (2) does not engage in any activities other than Permitted Securitizations and any activity necessary, incidental or related thereto, (3) no portion of the Indebtedness or any other obligation, contingent or otherwise, of which (x) is guaranteed by the Borrower or any other Subsidiary of the Borrower, (y) is recourse to or obligates the Borrower or any other Subsidiary of the Borrower in any way, or (z) subjects any property or asset of the Borrower or any other Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, and (4) with respect to which neither the Borrower nor any other Subsidiary of the Borrower has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results, other than, in respect of clauses (3) and (4), pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Permitted Securitization.

“Recipient” means (a) Agent, (b) any Lender, (c) any Issuing Lender, and (d) any Swing Line Lender, as applicable.

“Refunded Swing Line Loan” is defined in Section 2.2(d)(iii).

“Register” is defined in Section 15.7.

“Regulation D” means Regulation D of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof. “Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Released Person” is defined in Section 15.27.

“Relevant Governmental Body” means the Federal Reserve Board, the Federal Reserve Bank of New York, a committee officially endorsed or convened by either thereof, or any successor thereto.

“Replacement Lender” is defined in Section 8.7(b).

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Pension Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.

“Required Lenders” means, at any time, Lenders with Pro Rata Shares greater than 50% as determined pursuant to clauses (x) and (y) of the definition of “Pro Rata Share”; provided that the Pro Rata Shares held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Revolving Commitment” means $325,000,000, as increased or reduced from time to time pursuant to Section 2.2(e) or Section 6.1.  For the avoidance of doubt, the Swing Line Commitment is a subfacility of the Revolving Commitment.

“Revolving Facility” is defined in the Recitals to this Agreement.

“Revolving Loan” is defined in Section 2.1(a).

“Revolving Loan Availability” means the Revolving Commitment less Revolving Outstandings which shall be based on the Dollar Equivalent.

“Revolving Outstandings” means, at any time, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, plus (b)  the Stated Amount of all Letters of Credit.

“Sanctions” is defined in Section 9.22(b).

“SEC” means the Securities and Exchange Commission or any other Governmental Authority succeeding to any of the principal functions thereof.

“Securities Act” means the United States Securities Act of 1933.

“Senior Officer” means, with respect to any Loan Party, any of the chief executive officer, the chief financial officer, the chief operating officer or the treasurer of such Loan Party.

“SOFR” means, with respect to any SOFR Business Day, a rate per annum equal to the secured overnight financing rate for such SOFR Business Day published by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Borrowing” means the SOFR Loans comprising a borrowing of Loans.

“SOFR Business Day” means any day other than a Saturday or Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“SOFR Interest Rate” means, with respect to each day during which interest accrues on a Loan, the rate per annum (expressed as a percentage) equal to (a) Term SOFR for the applicable Term SOFR Interest Period for such day plus the SOFR Spread Adjustment for the applicable Term SOFR Interest Period; or (b) if the then-current Benchmark has been replaced with a Benchmark Replacement pursuant to Section 15.24, such Benchmark Replacement for such day. Notwithstanding the foregoing, the SOFR Interest Rate shall not at any time be less than zero percent (0%) per annum.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR.

“SOFR Margin” is defined in the definition of Applicable Margin.

“SOFR Spread Adjustment” means 0.10% for a Term SOFR Interest Period of 1 month and 0.15% for a Term SOFR Interest Period of 3 months.

“Specified Event of Default” means an Event of Default arising under any of Section 13.1(a) or 13.1(d).

“Specified Representations” means the representations and warranties contained in Section 9.1, Section 9.2, Section 9.3, Section 9.10, Section 9.12, Section 9.14, Section 9.22, and the representations and warranties in the Guaranty and Collateral Agreement with respect to the creation, validity and perfection of Liens in the Collateral.

“Stated Amount” means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.

“Subordinated Debt” means any unsecured Debt of Borrower and its Subsidiaries which has subordination terms, covenants, pricing and other terms which have been approved in writing by the Agent and is (i) in form materially similar to Exhibit G hereto or (ii) is otherwise approved in writing by the Required Lenders.

“Subordinated Debt Documents” means all documents and instruments relating to the Subordinated Debt and all amendments and modifications thereof approved by Agent.

“Subordination Agreements” means each subordination agreement executed by a holder of Subordinated Debt in favor of the Loan Parties from time to time after the Closing Date in form and substance and on terms and conditions satisfactory to the Agent.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of the Subsidiaries or such first Person and one or more of the Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or Joint Venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of the Subsidiaries or such first Person and one or more of the Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of the Subsidiaries); provided that, for purposes of clarification, no Construction Partnership shall constitute a Subsidiary hereunder.  Unless the context otherwise requires or as otherwise stated herein, a Subsidiary means a Subsidiary of the Borrower and/or a Subsidiary of a Subsidiary and Subsidiaries means Subsidiaries of the Borrower and Subsidiaries of the Subsidiaries.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any Swap Agreement or any other contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line Availability” means the lesser of (a) the Swing Line Commitment and (b) the amount by which the Revolving Loan Availability exceeds Revolving Outstandings at such time.

“Swing Line Commitment” means $30,000,000, as reduced from time to time pursuant to Section 6.1, which commitment constitutes a subfacility of the Revolving Commitment of the Swing Line Lender.

“Swing Line Lender” means CIBC US, in its capacity as lender of Swing Line Loans hereunder, or such other Lender as Borrower may from time to time select as the Swing Line Lender hereunder pursuant to Section 2.2(d), provided that such Lender has agreed to be a Swing Line Lender.

“Swing Line Loan” is defined in Section 2.2(d).

“Tangible Assets” means all assets of the Borrower and the Subsidiaries, calculated in accordance with GAAP, excluding assets that are Intangible Assets.

“Tangible Net Worth” means, for the Borrower and the Subsidiaries, at any date, the Consolidated Net Worth, plus the aggregate amount of Subordinated Debt, less (i) patents, trademarks, copyrights, deferred charges and other Intangible Assets (including, but not limited to, unamortized discounts and expenses, organizational expenses, experimental and developmental expenses, but excluding prepaid expenses); less (ii) all obligations owed by, excluding amounts owed by the Borrower and the Subsidiaries, any Affiliate of the Borrower and the Subsidiaries to the Borrower or any of the Subsidiaries; and less (iii) all loans made by the Borrower and/or the Subsidiaries to such Person’s officers, stockholders, or employees, in each case, determined in accordance with GAAP.

“Target” is defined in the Recitals to this Agreement.

“Taxes” means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings (including backup withholding), and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding Excluded Taxes.

“Term Loan” has the meaning assigned such term in Section 2.1(b).

“Term Loan Commitment” means the obligation of each Lender to make a Term Loan not exceeding the amount set forth on Annex A to this Agreement opposite its name thereon under the heading “Term Loan Commitment” or in the Assignment and Assumption or Incremental Term Loan Amendment by which it became a Term Lender, in each case, as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment Agreement or an Incremental Term Loan amendment.  As of the Closing Date, the aggregate maximum amount of the Term Loan Commitments of all Lenders is $945,000,000.

“Term Loan Facility” is defined in Section 2.1(b).

“Term SOFR” means, for any calculation with respect to any applicable SOFR Loan for any Term SOFR Interest Period, the greater of (a) the forward-looking term rate based on SOFR for a tenor comparable to such Term SOFR Interest Period that is published by the Term SOFR Administrator two (2) SOFR Business Days prior to the first day of such Term SOFR Interest Period; provided, however, that if as of 5:00 pm (New York City time) on any interest lookback day, Term SOFR for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respct to Term SOFR has not occurred, then Term SOFR will be Term SOFR as published by the Term SOFR Administrator on the first preceding SOFR Business Day for which Term SOFR for such tenor was published by the Term SOFR Administrator so long as such first preceding SOFR Business Day is not more than three (3) SOFR Business Days prior to such interest lookback day;  and (b) the Floor. Unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 15.24, in the event that a Benchmark Replacement with respect to Term SOFR is implemented, then all references herein to Term SOFR shall be deemed references to such Benchmark Replacement.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of Term SOFR selected by Agent in its reasonable discretion).

“Term SOFR Interest Period” means with respect to that portion of the Loan bearing interest based on Term SOFR, a period of 1 month or 3 months, each to the extent such tenor is an Available Tenor, commencing on a SOFR Business Day as selected by Borrower in accordance with this Agreement, or on such other SOFR Business Day as is acceptable to Agent and Borrower; provided, however, that (a) if any Term SOFR Interest Period would end on a day other than a Business Day, such Term SOFR Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Term SOFR Interest Period shall end on the next preceding Business Day, (b) any Term SOFR Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Term SOFR Interest Period) shall end on the last Business Day of the last calendar month of such Term SOFR Interest Period, (c) no Term SOFR Interest Period shall extend beyond the Termination Date and (d) no tenor that has been removed from this definition pursuant to Section 15.24 shall be available for specification in any borrowing request.  For purposes hereof, the date of a Loan or SOFR Borrowing initially shall be the date on which such Loan or SOFR Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or SOFR Borrowing.

“Termination Date” means the earlier to occur of (a) August 1, 2027, or (b) such other date on which the Commitments terminate pursuant to Section 6 or Section 13.

“Termination Event” means, with respect to a Pension Plan that is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of Borrower or any other member of the Controlled Group from such Pension Plan during a plan year in which Borrower or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of such Pension Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Pension Plan or (e) any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Pension Plan.

“Total Plan Liability” means, at any time, the present value of all vested and unvested accrued benefits under all Pension Plans, determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

“Transactions” means, collectively, the Merger, the Term Loan Facility, the Revolving Facility and the payment of fees, commissions and expenses in connection with each of the foregoing.

“Type” is defined in Section 2.2(a).

“UCC” is defined in the Guaranty and Collateral Agreement.

“Unencumbered Cash” means all cash and Cash Equivalent Investments owned by the Borrower and the Subsidiaries that are either in deposit accounts or securities accounts, or any combination thereof,

subject to the exclusive first-priority security interest and Lien of the Agent, for the benefit of the Lenders, or not required to be in such deposit or securities accounts, and in either case (i) not disclosed as restricted cash or restricted Cash Equivalent Investments in the financial statements of the Borrower and the Subsidiaries delivered in accordance with Section 10.1 and (ii) not subject to any Lien other than a Lien in favor of Agent.

“Unfunded Liability” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Pension Plans exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

“U.S. Tax Compliance Certificate” is defined in Section 7.9(d).

“Wholly-Owned Subsidiary” means, as to any Person, a Subsidiary all of the Capital Securities of which (except directors’ qualifying Capital Securities and shares issued to foreign nationals to the extent required by Applicable Law) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

1.2Other Interpretive Provisions. The following provisions shall apply to this Agreement and each other Loan Document, unless otherwise specified or the context otherwise requires:  (a) Definitions of terms shall apply equally to the singular and plural forms of such terms; (b) Any  pronoun shall include the corresponding masculine, feminine and neuter forms; (c) The words “include,” “includes” and “including” shall be deemed followed by the phrase “without limitation”; (d) The word “will” shall have the same meaning and effect as the word “shall”; (e) Any definition of or reference to any agreement, instrument or other document (including any organization document) shall include all amendments, supplements, modifications, exhibits, schedules and attachments thereto in effect (subject to any restrictions set forth in any Loan Document); (f) Any reference to any Person shall include its successors and assigns; (g) The words “herein,” “hereof” and “hereunder,” and words of similar import shall refer to such Loan Document in its entirety and not to any particular provision thereof; (h) All references to Sections, Exhibits and Schedules shall refer to such Loan Document; (i) Any reference to any law or regulation shall include all statutory, regulatory and self-regulatory rules, regulations, requirements, or provisions, including those consolidating, amending, modifying, supplementing, implementing, replacing or interpreting such law or regulation from time to time; (j) The words “asset” and “property” shall have the same meaning and effect and refer to any and all real and personal property, tangible and intangible assets, cash, securities, accounts and contract rights; (k) Section headings are included for convenience of reference only and shall not affect the interpretation thereof; (l) In calculating periods of time, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”; (m) all references to times of day shall be references to Central time (daylight or standard, as applicable); (n) all limitations, tests or measurements in the Loan Documents shall be cumulative notwithstanding that they measure or regulate the same or similar matters; and (o) the Loan Documents have been reviewed, negotiated and produced by all parties hereto and their counsel and shall not be construed against Lender merely because of Lender’s involvement in their drafting
1.3Accounting Terms; Changes in GAAP.

(a)Unless otherwise set forth herein, (i) all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial matters (including financial ratios and other financial calculations and financial statements) required to be submitted hereunder shall be prepared in conformity with, GAAP, as in effect from time to time, applied on a consistent basis; provided that financial ratios and calculations that are, by their nature, intended to be “non-GAAP financial metrics” will not be in conformity with GAAP, but their individual components will be; (ii) all computations of amounts and ratios shall be made without giving effect to FASB ASC 825 and FASB ASC 470-20 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof; (iii) if any change in GAAP would affect the calculation of any financial ratio or requirement set forth in any Loan Document, and Borrower, Agent or the Required Lenders request, Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change (subject to the approval of the Required Lenders), provided that, until so amended, (A) such ratio or requirement shall continue to be calculated under GAAP prior to such change therein and (B) Borrower shall provide to Agent and Lenders financial statements and other documents required hereunder or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; and (iv) Any financial ratios required to be maintained by Borrower hereunder shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(b)With respect to any Computation Period during which any acquisition or disposition, or issuance, incurrence or assumption of Debt, or other transaction occurs (other than for purposes of Section 11.12) thereafter and on or before the date of determination calculations of the EBITDA to Cash Interest Ratio and Net Senior Debt to EBITDA Ratio shall in each case be calculated giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder to determine whether such acquisition or disposition, or issuance, incurrence or assumption of Debt, or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the most recent Computation Period and on or prior to the date of such computation) as if such acquisition or disposition, or issuance, incurrence or assumption of Debt, or other transaction had occurred on the first day of the most recent Computation Period, and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of (but without giving effect to any cost synergies or cost savings) and any related incurrence or reduction of Debt, all in accordance with Article 11 of Regulation S-X under the Securities Act. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Debt).

(c)In connection with any action taken solely in connection with a Limited Condition Transaction (including any financing thereof), at the Borrower’s written election delivered to the Agent prior to signing the definitive agreements for a Limited Condition Transaction (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), (i) determining compliance with any requirement relating to the absence of a Default or an Event of Default shall be the date the definitive agreement for such Limited Condition Transaction is entered into (the “LCT Determination Date”), and (ii) any calculation of the EBITDA to Cash Interest Ratio, the Net Senior Debt to EBITDA Ratio or any other financial measure, or any amount based on Consolidated EBIT, EBITDA, Net Income, Net Worth, Tangible Assets, Tangible Net Worth or a percentage of Consolidated EBIT or EBITDA, or any other determination under any basket or ratio under this Agreement, as to whether any such Limited Condition Transaction and any related and necessary transaction to consummate the Limited Condition Transaction (including any financing thereof) complies with the covenants or agreements contained in this Agreement (except, in each case, compliance under Section 11.12 (but not Pro Forma Compliance testing as an incurrence matter)), may be made as of the LCT Determination Date; provided that (1) the determinations in clauses (i) and (ii) above shall give pro forma effect to such Limited Condition Transaction and any related and necessary transaction to consummate the Limited Condition Transaction (including any incurrence or discharge of Debt and Liens and the use of proceeds thereof), (2) to the extent the relevant action requires no Default or Event of Default to have occurred, no Default or Event of Default shall exist and be continuing at the time of the LCT Determination Date and no Specified Event of Default

shall exist and be continuing immediately prior to or immediately after giving effect to such Limited Condition Transaction and (3) compliance with such ratios, baskets or amounts (and any related requirements and conditions) shall not be determined or tested at any time after the LCT Determination Date for such Limited Condition Transaction and any actions or transactions related thereto that is necessary for consummating the Limited Condition Transaction (including any incurrence or discharge of Debt and Liens). For purposes of determining compliance with any ratio, basket or amount on the LCT Determination Date, Cash Interest for purposes of the EBITDA to Cash Interest Ratio will be calculated using an assumed interest rate based on the indicative interest margin contained in any financing commitment documentation with respect to such Debt or, if no such indicative interest margin exists, as mutually determined by the Borrower and the Agent in good faith. For the avoidance of doubt, if the Borrower makes an LCT Election and any of the ratios, baskets or amounts for which compliance was determined or tested as of the LCT Determination Date are exceeded as a result of fluctuations in any such ratio, basket or amount, including due to fluctuations in exchange rates, in EBITDA of the Borrower or the Person subject to such Limited Condition Transaction or any applicable currency exchange rate, at or prior to the consummation of the relevant transaction or action, such ratios, baskets or amounts will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower makes such an election, any subsequent calculation of any such ratio, basket or amount (unless the definitive agreement for, or firm offer in respect of, such Limited Condition Transaction is terminated or expires without its consummation) shall be calculated giving pro forma effect to such Limited Condition Transaction and any related and necessary transaction to consummate the Limited Condition Transaction (including any incurrence or discharge of Debt and Liens).

1.4Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
1.5Rates. Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, (a) the continuation, administration, submission or calculation of or any other matter related to the Benchmark, any component definition thereof or rates referenced in the definition thereof or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Conforming Changes. Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to Borrower. Agent may select information sources or services in its reasonable discretion to ascertain the Benchmark pursuant to the terms of this Agreement and shall have no liability to Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 2.COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.
2.1Commitments.  On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make loans to, and to issue or participate in letters of credit for the account of, Borrower as follows:

(a)Revolving Commitment.  Each Lender with a Revolving Commitment agrees to make loans on a revolving basis (“Revolving Loans”) from time to time until the Termination Date in such Lender’s Pro Rata Share of such aggregate amounts as Borrower may request from all Lenders; provided that the Revolving Outstandings will not at any time exceed Revolving Loan Availability (less the amount of any Swing Line Loans outstanding at such time). Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, prepay and reborrow Revolving Loans.
(b)Term Loan Commitment.  Each Lender severally agrees to make one or more term loans (individually  or collectively, as the context requires, a/the “Term Loan” and, collectively, the “Term Loan Facility”) to Borrower on the Closing Date in an aggregate principal amount not to exceed such Lender’s Term Loan Commitment, which Term Loan Facility (x) shall be denominated in Dollars and (y) shall, at the option of Borrower and subject to Section 8, be incurred and maintained as, and/or converted into, Base Rate Loans or SOFR Loans. Amounts repaid or prepaid in respect of the Term Loan Facility may not be reborrowed. Upon the funding of the Term Loan Facility on the Closing Date, the Term Loan Commitments shall terminate.  Immediately after the Closing Date, each Lender’s Pro Rata Share of the outstanding Term Loan Facility will be as set forth on Annex A.
(c)L/C Commitment.  Subject to Section 2.3(a) and Section 2.8 hereof, each Issuing Lender agrees to issue letters of credit in either Dollars or Canadian dollars, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to such Issuing Lender (each, a “Letter of Credit”), at the request of and for the account of Borrower from time to time before the scheduled Termination Date and, as more fully set forth in Section 2.3(b), each Lender agrees to purchase a participation in each such Letter of Credit; provided that (a) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed the L/C Sublimit and (b) the Revolving Outstandings shall not at any time exceed Revolving Loan Availability (less the amount of any Swing Line Loans outstanding at such time).
2.2Loan Procedures.
(a)Various Types of Loans.  Each Revolving Loan shall be, and each Term Loan may be, divided into tranches which are, either a Base Rate Loan or a SOFR Loan (each a “type” of Loan), as Borrower shall specify in the related Notice of Borrowing or Notice of Conversion/Continuation pursuant to Section 2.2(b) or Section 2.2(c).  SOFR Loans having the same Term SOFR Interest Period which expire on the same day are sometimes called a “Group” or collectively “Groups”.  Base Rate Loans and SOFR Loans may be outstanding at the same time, provided that not more than three (3) different Groups of SOFR Loans shall be outstanding at any one time.  All borrowings, conversions and repayments of Loans shall be effected so that each Lender will have a ratable share (according to its Pro Rata Share) of all types and Groups of Loans.
(b)Borrowing Procedures.  Borrower shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit D or telephonic notice (followed immediately by a Notice of Borrowing) to Agent of each proposed borrowing not later than (A) in the case of a Base Rate borrowing, 10:00 A.M., Chicago time, on the proposed date of such borrowing, and (B) in the case of a SOFR borrowing, 10:00 A.M., Chicago time, at least three (3) Business Days prior to the proposed date of such borrowing (or, in each case, such shorter time as the Agent may agree).  Each such notice shall be effective upon receipt by Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a borrowing of SOFR Loans bearing interest based on Term SOFR, the initial Term SOFR Interest Period therefor and any other matters set forth in any applicable Benchmark Conforming Changes.  Notwithstanding the foregoing or the definition of Term SOFR Interest Period, Agent (in Agent’s sole discretion) may cause the initial interest period for a SOFR Loan to be a period less than 1 month in duration commencing on the date of the making of such SOFR Loan and ending on the last day of the month and calculate Term SOFR for such initial interest period based on a 1 month Term SOFR Interest Period.  Promptly upon receipt of such notice, Agent shall advise each Lender thereof.  Not later than 1:00 P.M., Chicago time, on the date of a proposed borrowing, each Lender shall provide Agent at the office specified by Agent with immediately available funds covering such Lender’s Pro Rata Share of such borrowing and, so long as Agent has not received written notice that the conditions precedent set forth in Section 12 with respect to such borrowing have not been satisfied, Agent shall pay over the funds received by Agent to Borrower on the requested borrowing date.  Each borrowing shall be on a Business Day.  Each Base Rate borrowing shall be in an aggregate amount of at least $5,000,000, and an integral multiple of $1,000,000, and each SOFR borrowing shall be in an aggregate amount of at least $5,000,000 and an integral multiple of at least $1,000,000.
(c)Conversion and Continuation Procedures.
(i)Subject to Section 2.2(a), Borrower may, upon irrevocable written notice to Agent in accordance with clause (b) below:
(1)elect, as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount not less than $5,000,000 a higher integral multiple of $1,000,000) into Loans of the other type; or
(2)elect, as of the last day of the applicable Term SOFR Interest Period, to continue any SOFR Loans bearing interest based on Term SOFR having Term SOFR Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $5,000,000 or a higher integral multiple of $1,000,000) for a new Term SOFR Interest Period;

provided that after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each Group of SOFR Loans bearing interest based on Term SOFR shall be at least $5,000,000 and an integral multiple of $1,000,000.

(ii)Borrower shall give written notice (each such written notice, a “Notice of Conversion/Continuation”) substantially in the form of Exhibit E or telephonic notice (followed immediately by a Notice of Conversion/Continuation) to Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 10:00 A.M., Chicago time, on the proposed date of such conversion and (ii) in the case of conversion into or continuation of SOFR Loans, 10:00 A.M., Chicago time, at least three (3) Business Days prior to the proposed date of such conversion or continuation, specifying in each case:
(1)the proposed date of conversion or continuation;
(2)the aggregate amount of Loans to be converted or continued;
(3)the type of Loans resulting from the proposed conversion or continuation; and
(4)in the case of conversion into, or continuation of, SOFR Loans bearing interest based on Term SOFR, the duration of the requested Term SOFR Interest Period therefor.
(iii)Each notice of Continuation shall be irrevocable by and binding on Borrower once given. If upon the expiration of any Term SOFR Interest Period applicable to SOFR Loans, Borrower has failed to select timely a new Term SOFR Interest Period to be applicable to such SOFR Loans, Borrower shall be deemed to have elected to convert such SOFR Loans into Base Rate Loans effective on the last day of such Term SOFR Interest Period OR continue such SOFR Loan as a SOFR Loan with the Term SOFR Interest Period previously selected by Borrower for such Loan. If a Default or Event of Default shall have occurred and be continuing, Agent may, or if directed by the Required Lenders shall, convert such SOFR Loan on the last day of the current Term SOFR Interest Period therefor, convert to a Base Rate Loan.
(iv)Agent will promptly notify each Lender of its receipt of a notice of conversion or continuation pursuant to this Section 2.2(c) or, if no timely notice is provided by Borrower, of the details of any automatic conversion.
(v)Any conversion of a SOFR Loan on a day other than the last day of a Term SOFR Interest Period therefor shall be subject to Section 8.4.
(d)Swing Line Facility.
(i)Subject to the terms and conditions hereof, the Swing Line Lender may, in its sole discretion, make available from time to time until the Termination Date advances (each, a “Swing Line Loan”) in accordance with any such notice (which may be by facsimile transmission or email), notwithstanding that after making a requested Swing Line Loan, the sum of the Swing Line Lender’s Pro Rata Share of the Revolving Outstandings and all outstanding Swing Line Loans, may exceed the Swing Line Lender’s Pro Rata Share of the Revolving Commitment.  The provisions of this Section2.2(d) shall not relieve Lenders of their obligations to make Revolving Loans under Section 2.1(a); provided that if the Swing Line Lender makes a Swing Line Loan pursuant to any such notice, such Swing Line Loan shall be in lieu of any Revolving Loan that otherwise may be made by the Lenders pursuant to such notice.  The aggregate amount of Swing Line Loans outstanding shall not exceed at any time Swing Line Availability.  Until the Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 2.2(d).  Each Swing Line Loan shall be made pursuant to a Notice of Borrowing delivered by Borrower to Agent in accordance with Section 2.2(b).  Any such notice must be given no later than 2:00 P.M., Chicago time, on the Business Day of the proposed Swing Line Loan.  Unless the Swing Line Lender has received at least one Business Day’s prior written notice from the Required Lenders instructing it not to make a Swing Line Loan, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 12.2, be entitled to fund that Swing Line Loan, and to have such Lender make Revolving Loans in accordance with Section 2.2(d)(iii).  Notwithstanding any other provision of this Agreement or the other Loan Documents, each Swing Line Loan shall constitute a Base Rate Loan.  Borrower shall repay the aggregate outstanding principal amount of each Swing Line Loan from the Revolving Loan no less frequently than once weekly in accordance with Section 2.2(d)(iii) below.
(ii)The entire unpaid balance of each Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Termination Date if not sooner paid in full.
(iii)The Swing Line Lender, at any time and from time to time no less frequently than once weekly, shall on behalf of Borrower (and Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Lender with a Revolving Commitment (including the Swing Line Lender) to make a Revolving Loan to Borrower (which shall be a Base Rate Loan) in an amount equal to that Lender’s Pro Rata Share of the principal amount of all Swing Line Loans (the “Refunded Swing Line Loan”) outstanding on the date such notice is given.  Unless any of the events described in Section 13.1(d) has occurred and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Loan are then satisfied, each Lender shall disburse directly to Agent, its Pro Rata Share on behalf of the Swing Line Lender, prior to 2:00 P.M., Chicago time, in immediately available funds on the date that notice is given (provided that such notice is given by 12:00

p.m., Chicago time, on such date).  The proceeds of those Revolving Loans shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.
(iv)Each Lender’s obligation to make Revolving Loans in accordance with Section 2.2(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  If and to the extent any Lender shall not have made such amount available to Agent or the Swing Line Lender, as applicable, by 2:00 P.M., Chicago time, the amount required pursuant to Section 2.2(d)(iii) on the Business Day on which such Lender receives notice from Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to Agent for the Swing Line Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to Agent to the date such amount is paid, at a rate per annum equal to (1) for the first three (3) days after demand, the Federal Funds Rate from time to time in effect and (2) thereafter, the Base Rate from time to time in effect.
(e)Incremental Facility.
(i)Incremental Commitment Increases.  Subject to the terms and conditions set forth herein, the Borrower shall have the right, at any time and from time to time prior to the Termination Date, to incur additional indebtedness under this Agreement in the form of an increase to the Revolving Commitment or the Term Loan (each, a “Facility Increase”) that, (a) all Revolving Loans made pursuant to any Facility Increase shall be deemed to be Revolving Loans for all purposes hereof except as otherwise provided in this Section 2.2(e) and the Term Loan made pursuant to any Facility Increase shall be deemed to be a Term Loan for all purposes hereof except as otherwise provided in this Section 2.2(e) and (b) for the avoidance of doubt, all Revolving Loans made pursuant to any Facility Increase will be held ratably, borrowed, repaid and otherwise treated as necessary to provide for pro rata borrowing and repayment with respect to other Loans made pursuant to this Agreement; provided that the aggregate principal amount of all additional Commitments that have been added pursuant to this Section 2.2(e) (whether or not still outstanding or in effect) shall not exceed $225,000,000 (“Incremental Increase Amount”).
(ii)Terms and Conditions.  The following terms and conditions shall apply to any Facility Increase: (i) no Default or Event of Default shall exist immediately prior to or after giving effect to such Facility Increase, and, after giving effect to such Facility Increase on a pro forma basis, the Borrower shall be in compliance with the financial covenants set forth herein based on the financial information most recently delivered to the Agent (except in the case of an LCT Election made in accordance with Section 1.3(c) and the Facility Increase is for a Term Loan only, no Default or Event of Default shall exist immediately prior to the LCT Determination Date and no Specified Event of Default shall exist immediately prior to or after giving effect to such Facility Increase), (ii) the terms and documentation in respect of any Facility Increase shall be consistent with the Revolving Loans and the Term Loan, as applicable, (iii) any loans made pursuant to the Facility Increase shall be incurred by the Borrower and will be secured and guaranteed on a pari passu basis with the other obligations of the Borrower, (iv) any such Facility Increase shall have a maturity date on the Termination Date, (v) any Lenders providing such Facility Increase shall be entitled to the same voting rights as the existing Lenders, (vi) any such Facility Increase shall be in a minimum principal amount of (A) $5,000,000 and integral multiples of $5,000,000 in excess thereof, (vii) the proceeds of any such Facility Increase will be used for the purposes set forth herein, (viii) the Borrower shall execute a promissory note in favor of any new Lender or any existing Lender requesting a promissory note, as applicable, who provides a Facility Increase or whose Commitment is increased, as applicable, pursuant to this Section, (ix) the conditions to Extensions of Credit herein shall have been satisfied (subject to Section 1.3(c)), (x) the Agent shall have received (A) an opinion or opinions (including, if reasonably requested by the Agent, local counsel opinions) of counsel for the Borrower, addressed to the Agent and the Lenders, in form and substance reasonably acceptable to the Agent, (B) any authorizing corporate documents as the Agent may reasonably request and (C) if applicable, a duly executed Notice of Borrowing, and (xi) the Agent shall have received from a Responsible Officer of the Borrower updated financial projections and an officer’s certificate, in each case, in form and substance reasonably satisfactory to the Agent, demonstrating that Borrower is in compliance with clause (i) above.  Facility Increases shall be available to the Borrower notwithstanding any previous election by the Borrower to reduce the Revolving Committed Amount.
(iii)Facility Increase.  In connection with the closing of any Facility Increase that increases the Revolving Commitments, the outstanding Revolving Loans and Participation Interests shall be reallocated by causing such fundings and repayments (and shall not be subject to any processing and/or recordation fees) among the Lenders (and the Borrower shall be responsible for any costs of the Agent arising hereunder resulting from such reallocation and repayments and for any payments owing under Section 15.5 of Revolving Loans as necessary such that, after giving effect to such Facility Increase, each Lender will hold Revolving Loans and Participation Interests based on its Pro Rata Share (after giving effect to such Facility Increase).
(iv)Participation.  Existing Lenders may be offered the opportunity to provide any such Facility Increase, but each such Lender shall have no obligation to provide all or any portion of such Facility Increase.  The Borrower may invite other banks, financial institutions and investment funds (any such other bank, financial institution or investment fund being called an “Additional Lender”) to join this Agreement as Lenders hereunder for any portion of such Facility Increase; provided that Agent shall have consented (such consent not to be unreasonably withheld) to such Lender or Additional Lender providing any such Facility Increase or a portion thereof, to the extent such consent would be required under Section 15.6(a) for an assignment of Loans or Commitments to such Lender or Additional Lender; provided further that such other banks, financial institutions and investment funds shall enter into such joinder agreements to give effect thereto as the Agent may reasonably request.
(v)Amendments.  The Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Agreement or any other Loan Document or any joinder agreements as may be necessary or advisable to incorporate the terms of any such Facility Increase.
(vi)Conflicting Provisions.  This Section 2.2(e) shall supersede any provisions in Section 15.1 to the contrary.
2.3Letter of Credit Procedures.
(a)L/C Applications.  Borrower shall execute and deliver to each Issuing Lender each Master Letter of Credit Agreement from time to time in effect with respect to such Issuing Lender.  Borrower shall give notice to Agent and the applicable Issuing Lender of the proposed issuance of each Letter of Credit on a Business Day which is at least three (3) Business Days (or such lesser number of days as Agent and such Issuing Lender shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit.  Each such notice shall be accompanied by an L/C Application, duly executed by Borrower and in all respects satisfactory to Agent and the applicable Issuing Lender, together with such other documentation as Agent or such Issuing Lender may request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the L/C Termination Date with any Letters of Credit extending beyond the Termination Date to be Cash Collateralized at 105% of the face amount of the issued Letters of Credit within thirty (30) days prior to the Termination Date with such cash to be held at the Issuing Lender, whether such Letter of Credit is to be transferable in whole or in part.  Any Letter of Credit outstanding after the scheduled Termination Date which is Cash Collateralized for the benefit of an Issuing Lender shall be the sole responsibility of such Issuing Lender.  So long as the applicable Issuing Lender has not received written notice that the conditions precedent set forth in Section 12 with respect to the issuance of such Letter of Credit have not been satisfied, such Issuing Lender shall issue such Letter of Credit on the requested issuance date.  Each Issuing Lender shall promptly advise Agent of the issuance of each Letter of Credit and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder.  In the event of any inconsistency between the terms of any Master Letter of Credit Agreement, any L/C Application and the terms of this Agreement, the terms of this Agreement shall control.
(b)Participations in Letters of Credit.  Concurrently with the issuance of each Letter of Credit, the applicable Issuing Lender shall be deemed to have sold and transferred to each Lender with a Revolving Commitment, and each such Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share, in such Letter of Credit and Borrower’s reimbursement obligations with respect thereto.  If Borrower does not pay any reimbursement obligation when due, Borrower shall be deemed to have immediately requested that the Lenders make a Revolving Loan which is a Base Rate Loan in a principal amount equal to such reimbursement obligations.  Agent shall promptly notify such Lenders of such deemed request and, without the necessity of compliance with the requirements of Section 2.2(b), Section 12.2 or otherwise such Lender shall make available to Agent its Pro Rata Share of such Loan.  The proceeds of such Loan shall be paid over by Agent to the applicable Issuing Lender for the account of Borrower in satisfaction of such reimbursement obligations.  For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the applicable Issuing Lender’s “participation” therein.  Each Issuing Lender hereby agrees, upon request of Agent or any Lender, to deliver to Agent or such Lender a list of all outstanding Letters of Credit issued by such Issuing Lender, together with such information related thereto as Agent or such Lender may reasonably request.
(c)Reimbursement Obligations.
(i)Borrower hereby unconditionally and irrevocably agrees to reimburse each Issuing Lender for each payment or disbursement made by such Issuing Lender under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made.  Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that the applicable Issuing Lender is reimbursed by Borrower therefor, payable on demand, at a rate per annum equal to the Base Rate from time to time in effect plus the Applicable Margin for Base Rate Loans from time to time in effect plus, beginning on the third Business Day after receipt of notice from such Issuing Lender of such payment or disbursement, 2%.  Each Issuing Lender shall notify Borrower and Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of an Issuing Lender to so notify Borrower or Agent shall not affect the rights of such Issuing Lender or the Lenders in any manner whatsoever.
(ii)Borrower’s reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (A) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (B) the existence of any claim, set-off, defense or other right which any Loan Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), Agent, the Issuing Lenders, any Lender or any other Person, whether in connection with any Letter of Credit, this

Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Loan Party and the beneficiary named in any Letter of Credit), (C) the validity, sufficiency or genuineness of any document which an Issuing Lender has determined complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, or (D) the surrender or impairment of any security for the performance or observance of any of the terms hereof.  Without limiting the foregoing, no action or omission whatsoever by Agent or any Lender (excluding any Lender in its capacity as an Issuing Lender) under or in connection with any Letter of Credit or any related matters shall result in any liability of Agent or any Lender to Borrower, or relieve Borrower of any of its obligations hereunder to any such Person.
(d)Funding by Lenders to Issuing Lender.  If any Issuing Lender makes any payment or disbursement under any Letter of Credit and (i) Borrower has not reimbursed such Issuing Lender in full for such payment or disbursement by 10:00 A.M., Chicago time, on the date of such payment or disbursement, (ii) a Revolving Loan may not be made in accordance with Section 2.3(b) or (iii) any reimbursement received by such Issuing Lender from Borrower is or must be returned or rescinded upon or during any bankruptcy or reorganization of Borrower or otherwise, each other Lender with a Revolving Commitment shall be obligated to pay to Agent for the account of such Issuing Lender, in full or partial payment of the purchase price of its participation in such Letter of Credit, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the obligations of Borrower under Section 2.3(c)), and, upon notice from such Issuing Lender, Agent shall promptly notify each other Lender thereof.  Each other Lender irrevocably and unconditionally agrees to so pay to Agent in immediately available funds for the applicable Issuing Lender’s account the amount of such other Lender’s Pro Rata Share of such payment or disbursement.  If and to the extent any Lender shall not have made such amount available to Agent by 2:00 P.M., Chicago time, on the Business Day on which such Lender receives notice from Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to Agent for the applicable Issuing Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to Agent to the date such amount is paid, at a rate per annum equal to (i) for the first three (3) days after demand, the Federal Funds Rate from time to time in effect and (ii) thereafter, the Base Rate from time to time in effect.  Any Lender’s failure to make available to Agent its Pro Rata Share of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available to Agent such other Lender’s Pro Rata Share of such payment, but no Lender shall be responsible for the failure of any other Lender to make available to Agent such other Lender’s Pro Rata Share of any such payment or disbursement.
2.4Commitments Several.  The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.
2.5Certain Conditions.  Except as otherwise provided in Section 2.2(d) and Section 2.3(d), no Lender shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any SOFR Loan bearing interest based on Term SOFR, and no Issuing Lender shall have any obligation to issue any Letter of Credit, if an Event of Default or Default exists.
2.6Defaulting Lenders.
(a)Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 15.1.
(ii)Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 13 or otherwise) or received by Agent from a Defaulting Lender pursuant to Section 7.5 shall be applied at such time or times as may be determined by Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swing Line Lender hereunder; third, to Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.7; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent; fifth, if so determined by Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.7; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or Swing Line Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or payment made by an Issuing Lender pursuant to a Letter of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 12.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and payments made by an Issuing Lender pursuant to a Letter of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or payment made by an Issuing Lender pursuant to a Letter of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (iv) below.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Commitment and Letter of Credit Fees.
(1)No Defaulting Lender shall be entitled to receive any fee described in Section 5.1 for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(2)Each Defaulting Lender shall be entitled to receive fees described in Section 5.2(a) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the Stated Amount of Letters of Credit for which it has provided cash collateral pursuant to Section 2.7.

(3)With respect to any fees described in Section 5.2(a) not required to be paid to any Defaulting Lender pursuant to clause (1) or (2) above, Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)Repayment of Swing Line Loans.  If the reallocation described in clause (d) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure.
(b)Defaulting Lender Cure.  If Borrower, Agent and each Swing Line Lender and Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.6(a)(iv) above), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)New Swing Line Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) no Swing Line Lender shall be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
(d)Termination of Defaulting Lender.  Borrower may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than five (5) Business Days’ prior notice to Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.6(a)(ii) will apply to all amounts thereafter paid by Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim Borrower, Agent, any Issuing Lender, the Swing Line Bank or any Lender may have against such Defaulting Lender.
2.7Cash Collateral.
(a)Obligation to Cash Collateralize.  At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of Agent or any Issuing Lender (with a copy to Agent) Borrower shall Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.6(a)(iv) and any cash collateral provided by such Defaulting Lender) in an amount not less than 105% of the Stated Amount of all outstanding Letters of Credit.
(b)Grant of Security Interest.  Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to Agent, for the benefit of the Issuing Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (c) below.  If at any time Agent determines that Cash Collateral is subject to any right or claim of any Person other than Agent and the Issuing Lenders as herein provided (other than Liens permitted under Section 11.2), or that the total amount of such Cash Collateral is less than 105% of the Stated Amount of all outstanding Letters of Credit, Borrower will, promptly upon demand by Agent, pay or provide to Agent additional cash collateral in an amount sufficient to eliminate such deficiency (after giving effect to any cash collateral provided by the Defaulting Lender).
(c)Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section or Section 2.6 in respect of Letters of Credit shall be held and applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to cash collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(d)Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section and shall be released promptly following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by Agent and each Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 2.6 the Person providing Cash Collateral and each Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
2.8Currency Matters.  Principal, interest, reimbursement obligations, cash collateral for reimbursement obligations, fees, and all other amounts payable under this Agreement and the other Loan Documents to Agent and Lenders shall be payable in Dollars and all calculations, comparisons, measurements or determinations under this Agreement shall be made in Dollars.  For the purpose of such calculations, comparisons, measurements or determinations, amounts denominated in other currencies (including letters of credit issued in Canadian dollars as permitted by Section 2.2(c) hereof) shall be converted to the Dollar Equivalent on the date of calculation, comparison, measurement or determination.

Section 3.
EVIDENCING OF LOANS.
3.1Notes.  At a Lender’s request, the Revolving Loans of such Lender shall be evidenced by a Note in the form of Exhibit A with appropriate insertions, payable to the order of such Lender in a face principal amount equal to such Lender’s Pro Rata Share of the Revolving Commitment and the Term Loan of such Lender shall be evidenced by a Note in the form of Exhibit A with appropriate insertions, payable to the order of such Lender in a face principal amount equal to such Lender’s Pro Rata Share of the Term Loan Commitment.
3.2Recordkeeping.  Agent, on behalf of each Lender, shall record in its records, the date and amount of each Loan made by each Lender, each repayment or conversion thereof and, in the case of each SOFR Loan bearing interest based on Term SOFR, the dates on which each Term SOFR Interest Period for such Loan shall begin and end.  The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid.  The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of Borrower hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon. In the event of any conflict between the records maintained by any Lender and the records maintained by Agent in such matters, the records of Agent shall control in the absence of manifest error.
Section 4.
INTEREST.
4.1Interest Rates.  Borrower promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:
(a)at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Applicable Margin for Base Rate Loans from time to time in effect; and
(b)at all times while such Loan is not a Base Rate Loan, at a rate per annum equal to the sum of the SOFR Interest Rate plus the Applicable Margin for SOFR Loans from time to time in effect;

provided that at any time an Event of Default exists, unless the Required Lenders otherwise consent, the interest rate applicable to each Loan shall be increased by 2% (the “Default Rate”) (and, in the case of Obligations not bearing interest, such Obligations shall bear interest at the Base Rate applicable to Revolving Loans plus 2%), provided further that such increase may thereafter be rescinded by the Required Lenders, notwithstanding Section 15.1.  Notwithstanding the foregoing, upon the occurrence of an Event of Default under Section 13.1(a) or Section 13.1(d), such increase shall occur automatically.  In no event shall interest payable by Borrower to any Lender hereunder exceed the maximum rate permitted under Applicable Law, and if any such provision of this Agreement is in contravention of any such law, such provision shall be deemed modified to limit such interest to the maximum rate permitted under such law.

4.2Interest Payment Dates.  Accrued interest on each Base Rate Loan shall be payable in arrears on the last day of each calendar quarter and at maturity.  Accrued interest on each SOFR Loan shall be payable on the last day of each Term SOFR Interest Period relating to such Loan, upon a prepayment of such Loan, and at maturity.  After maturity, and at any time an Event of Default exists, accrued interest on all Loans shall be payable on demand.
4.3Setting and Notice of Interest Rates.  The applicable Base Rate or SOFR rate shall be determined by Agent, and notice thereof shall be given by Agent promptly to Borrower and each Lender.

Each determination of the applicable Base Rate or SOFR rate by Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error.  Agent shall, upon written request of Borrower or any Lender, deliver to Borrower or such Lender a statement showing the computations used by Agent in determining any applicable SOFR rate hereunder.

4.4Computation of Interest.  Interest on any applicable portion of the outstanding principal balance of a Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year (or 365/366 day year in the case of a Base Rate Loan) by (c) such portion of the outstanding principal balance of such Loan. Such interest shall be calculated on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination.  The applicable Base Rate or Term SOFR shall be determined by Agent, and such determination shall be conclusive absent manifest error.
Section 5.
FEES.
5.1Non-Use Fee.  Borrower agrees to pay to Agent for the account of each Lender (except as provided in Section 2.6) a non-use fee, for the period from the Closing Date to the Termination Date, at the Non-Use Fee Rate in effect from time to time of such Lender’s Pro Rata Share (as adjusted from time to time) of the difference between the Revolving Commitment and the average daily Revolving Outstandings during the period of calculation.  Such non-use fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date for any period then ending for which such non-use fee shall not have previously been paid.  The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.
5.2Letter of Credit Fees.
(a)Except as provided in Section 2.6, Borrower agrees to pay to Agent for the account of each Lender (except as provided in Section 2.6) a letter of credit fee for each Letter of Credit equal to the L/C Fee Rate in effect from time to time of such Lender’s Pro Rata Share (as adjusted from time to time) of the undrawn amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days); provided that, unless the Required Lenders otherwise consent, the rate applicable to each Letter of Credit shall be increased by 2% at any time that an Event of Default exists.  Such letter of credit fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date (or such later date on which such Letter of Credit expires or is terminated) for the period from the date of the issuance of each Letter of Credit (or the last day on which the letter of credit fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.
(b)In addition, with respect to each Letter of Credit, except as provided in Section 2.6, Borrower agrees to pay to any Issuing Lender, for its own account, (i) such fees and expenses as such Issuing Lender customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations and (ii) an L/C Fronting Fee.
5.3Agent’s Fees.  Borrower agrees to pay to Agent such agent’s fees as are mutually agreed to from time to time by Borrower and Agent including the fees set forth in the Agent Fee Letter.
Section 6.
REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT; PREPAYMENTS.
6.1Reduction or Termination of the Revolving Commitment.

(a)Voluntary Reduction or Termination of the Revolving Commitment.  Borrower may from time to time on at least five (5) Business Days’ prior written notice received by Agent (which shall promptly advise each Lender thereof) permanently reduce the Revolving Commitment to an amount not less than the Revolving Outstandings plus the outstanding amount of all Swing Line Loans.  Any such reduction shall be in an amount not less than $5,000,000 or a higher integral multiple of $1,000,000.  Concurrently with any reduction of the Revolving Commitment to zero, Borrower shall pay all interest on the Revolving Loans, all non-use fees and all letter of credit fees and shall Cash Collateralize in full all obligations arising with respect to the Letters of Credit.
(b)Mandatory Reductions of Revolving Commitment.  On the date of any Mandatory Prepayment Event, the Revolving Commitment shall be permanently reduced by an amount (if any) equal to the Designated Proceeds of such Mandatory Prepayment Event over the amount (if any) applied to prepay the Term Loan pursuant to Section 6.2(b).
(c)All Reductions of the Revolving Commitment.  All reductions of the Revolving Commitment shall reduce the Commitments ratably among the Lenders according to their respective Pro Rata Shares.
6.2Prepayments.
(a)Voluntary Prepayments.  Borrower may from time to time prepay the Loans in whole or in part without premium or penalty (but subject to payment of costs associated with breakfunding on SOFR Loans as set forth in Section 6.3) ; provided that Borrower shall give Agent (which shall promptly advise each Lender) notice thereof not later than 10:00 A.M., Chicago time, on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment.
(b)Mandatory Prepayments.  Borrower shall prepay the Term Loan until paid in full upon the occurrence of any of the following (each, a “Mandatory Prepayment Event”) at the following times and in the following amounts (such applicable amounts being referred to as “Designated Proceeds”):
(i)Net Cash Proceeds of Asset Dispositions. The Borrower shall prepay the Term Loan in an amount equal to 100% of the Net Cash Proceeds if the Borrower or any Loan Party shall at any time or from time to time make an Asset Disposition with respect to any property that, pursuant to Section 11.6, results in a requirement to prepay the Term Loan; provided that in the case of any such Asset Disposition, so long as no Default or Event of Default then exists or would result therefrom, if the Borrower states in its notice of such event that the Borrower or the relevant other Loan Party intends to reinvest, within 180 days of the applicable Asset Disposition, (i) the Net Cash Proceeds thereof, in the event that the assets subject to such Asset Disposition constituted Collateral, in property, all or substantially all (as determined by the Collateral Agent) of which property is purchased with such Net Cash Proceeds shall be made subject to the Lien of the applicable Loan Documents in favor of the Collateral Agent or (ii) the Net Cash Proceeds thereof, in the event that the assets subject to such Asset Disposition did not constitute Collateral, in assets similar to the assets which were subject to such Asset Disposition or in property which is otherwise used or useful in the business of the Borrower and the other Loan Parties and, in each case, such property is located within the United States, then the Borrower shall not be required to prepay the Term Loan in respect of such Net Cash Proceeds to the extent such Net Cash Proceeds are actually reinvested in such assets or property within such 180 day period or committed to be reinvested within 90 days thereafter.  Promptly after the end of such 180 day period (or such 90 day period, if applicable), the Borrower shall notify the Agent as to whether the Borrower or such other Loan Party has reinvested such Net Cash Proceeds in such similar assets or property, and, to the extent such Net Cash Proceeds have not been so reinvested, the Borrower shall prepay the Term Loan in an amount equal to 100% of the Net Cash

Proceeds.  If the Agent or the Collateral Agent so request, all proceeds of such Asset Disposition shall be deposited with the Collateral Agent (or its agent) and held by it as Collateral.
(ii)Net Cash Proceeds of Issuance of Capital Securities.  The Borrower shall prepay the Term Loan in an amount equal to 100% of the Net Cash Proceeds from any issuance of Capital Securities of any Loan Party (excluding (x) any issuance of Capital Securities pursuant to any employee or director option program, benefit plan or compensation program and (y) any issuance by a Subsidiary to the Borrower or another Loan Party) if a Default or Event of Default then exists.  The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Loan Parties for any breach of the terms of this Agreement or the other Loan Documents.
(iii)Net Cash Proceeds of Incurrence of Debt.  The Borrower shall prepay the Term Loan in an amount equal to 100% of the Net Cash Proceeds if, after the Closing Date, the Borrower or any Subsidiary shall issue any Debt of any Loan Party (excluding Debt permitted by Section 11.1 hereof) if a Default or Event of Default then exists or would result therefrom.  The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Loan Parties for any breach of Section 11.1 hereof or any other terms of the Loan Documents.

If on any day on which the Revolving Commitment is reduced pursuant to Section 6.1 of this Agreement, the Revolving Outstandings plus the outstanding amount of the Swing Line Loans exceeds the Revolving Commitment, Borrower shall immediately first prepay outstanding Revolving Loans and second Cash Collateralize the outstanding Letters of Credit, in an aggregate amount sufficient to eliminate such excess.

6.3Manner of Prepayments.  Each voluntary partial prepayment shall be in a principal amount of $5,000,000 or a higher integral multiple of $1,000,000.  Any partial prepayment of a Group of SOFR Loans shall be subject to the proviso to Section 2.2(c)(i).  Any prepayment of a SOFR Loan bearing interest based on Term SOFR on a day other than the last day of a Term SOFR Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4.  All mandatory prepayments of the Term Loan Facility shall be applied pro rata among each Lender’s Term Loan according to the principal amounts thereof; and, as to each Term Loan, in the inverse order of maturity to the remaining installments thereof; and all voluntary prepayments of the Term Loan may be applied in any order Borrower chooses.  Except as otherwise provided by this Agreement, all principal payments in respect of the Loans (other than the Swing Line Loans) shall be applied first, to repay outstanding Base Rate Loans and then to repay outstanding SOFR Loans, in direct order of Term SOFR Interest Period maturities in the case of SOFR Loans bearing interest based on Term SOFR.
6.4Repayments.
(a)Revolving Loans.  The Revolving Loans of each Lender along with any accrued and unpaid interest shall be paid in full and the Revolving Commitment shall terminate on the Termination Date.
(b)Term Loan.  The outstanding principal of the Term Loan shall be paid in quarterly principal payments on the last day of each quarter with the first principal payment due on September 30, 2022.  The amount of each quarterly payment shall be $11,812,000. Unless sooner paid in full, the outstanding principal balance of the Term Loan and any accrued and unpaid interest shall be paid in full on the Termination Date.

Section 7.
MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.
7.1Making of Payments.  All payments of principal or interest on the Note(s), and of all fees, shall be made by Borrower to Agent in immediately available funds at the office specified by Agent not later than noon, Chicago time, on the date due; and funds received after that hour shall be deemed to have been received by Agent on the following Business Day.  Subject to Section 2.6, Agent shall promptly remit to each Lender its share of all such payments received in collected funds by Agent for the account of such Lender.  All payments under Section 8.1 shall be made by Borrower directly to the Lender entitled thereto without setoff, counterclaim or other defense.
7.2Application of Certain Payments.
(a)So long as no Default or Event of Default has occurred and is continuing, (i) payments matching specific scheduled payments then due shall be applied to those scheduled payments and (ii) voluntary and mandatory prepayments shall be applied as set forth in Section 6.2 and Section 6.3.  Concurrently with each remittance to any Lender of its share of any such payment, Agent shall advise such Lender as to the application of such payment.
(b)Notwithstanding anything to the contrary contained in this Agreement, if an Event of Default has occurred and is continuing, Borrower hereby irrevocably waives the right to direct the application of payments received from or on behalf of Borrower, and Borrower hereby irrevocably agrees, as between Borrower on the one hand and Agent and Lenders on the other, that application of payments shall be made in accordance with Section 7.2(c), Section 7.2(d) and Section 7.2(e), as applicable.
(c)Following the occurrence and during the continuance of an Event of Default, but absent the occurrence and continuance of an Acceleration Event, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, to the Obligations in the following order:  first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent with respect to this Agreement, the other Loan Documents or the Collateral; second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Loan Documents or the Collateral; third, to accrued and unpaid interest on all other Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts); fourth, ratably to the principal amount of all other Obligations outstanding, to the Obligations owing to any Lender and any Affiliate in respect of any Hedging Obligations and to Cash Collateralize any and all Letter of Credit Obligations and future payment of related fees herein; fifth, to other Bank Product Obligations; and sixth, to all other outstanding Obligations.
(d)Notwithstanding anything to the contrary contained in this Agreement, if an Acceleration Event shall have occurred, and so long as it continues, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in the following order:  first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent with respect to this Agreement, the other Loan Documents or the Collateral; second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Loan Documents or the Collateral; third, to accrued and unpaid interest on all other Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts); fourth, ratably to the principal amount of all other Obligations outstanding, to the Obligations owing to any Lender and any Affiliate in respect of any Hedging Obligations and to Cash Collateralize any and all Letter of Credit Obligations and future payment of related fees herein; fifth, to other Bank Product Obligations; and sixth, to all other outstanding Obligations.

(e)Any balance remaining after giving effect to the applications set forth in this Section 7.2 shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.  In carrying out any of the applications set forth in this Section 7.2, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (ii) each of the Persons entitled to receive a payment or cash collateral in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.
(f)Agent is authorized (but not obligated) to, and at its sole election may, charge to the Revolving Loan balance on behalf of Borrower and cause to be paid all fees, expenses, costs (including insurance premiums in accordance with Section 10.3) and interest and principal, owing by Borrower under this Agreement or any of the other Loan Documents if and to the extent Borrower fails to promptly pay any such amounts as and when due, but not if such charges would cause the aggregate Advances to exceed the Revolving Commitment.  Any charges so made shall, unless prohibited by Applicable Law, constitute part of the Revolving Loan hereunder and may be made regardless of whether the conditions set forth in Section 12.2 are then satisfied, including the existence of any Default or Event of Default either before or after giving effect thereto.
7.3Due Date Extension.  If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a SOFR Loan bearing interest based on Term SOFR, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day, subject to any applicable Benchmark Conforming Changes) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.
7.4Setoff.  Borrower, for itself and each other Loan Party, agrees that Agent and each Lender have all rights of set-off and bankers’ lien provided by Applicable Law, and in addition thereto, Borrower, for itself and each other Loan Party, agrees that at any time any Event of Default exists, Agent and each Lender may apply to the payment of any Obligations of Borrower and each other Loan Party hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of Borrower and each other Loan Party then or thereafter with Agent or such Lender.
7.5Proration of Payments.  Except as provided in Section 2.6, if any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise), on account of (a) principal of or interest on any Loan (but excluding (i) any payment pursuant to Section 8 or Section 15.6 and (ii) payments of interest on any Loan described in Section 8.3) or (b) its participation in any Letter of Credit in excess of its applicable Pro Rata Share of payments and other recoveries obtained by all Lenders on account of principal of and interest on the Loans (or such participation) then held by them, then such Lender shall purchase from the other Lenders such participations in the Loans (or sub-participations in Letters of Credit) held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.
7.6Advances by Agent.  Each Lender shall make the amount of each borrowing to be made by it hereunder available to Agent in immediately available funds at Agent’s office not later than 11:00 a.m. (Chicago time) on the proposed date thereof. Agent will make all such funds so received available to Borrower in like funds, by wire transfer of such funds in accordance with the instructions provided in the applicable Notice of Borrowing. Unless Agent shall have been notified by any Lender prior to the specified date of borrowing that such Lender does not intend to make available to Agent the Loan to be made by such

Lender on such date, Agent may assume that such Lender will make the proceeds of such Loan available to Agent on the date of the requested borrowing and Agent may (but shall not be obligated to), in reliance upon such assumption, make available to Borrower the amount of such Loan to be provided by such Lender and such Lender shall be liable to Agent for the amount of such advance.  If such Lender does not pay such corresponding amount upon Agent’s demand therefor, Agent will promptly notify Borrower, and Borrower shall promptly pay such corresponding amount to Agent.  Agent shall also be entitled to recover from the Lender or Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Agent to Borrower to the date such corresponding amount is recovered by Agent at a per annum rate equal to (a) from Borrower at the applicable rate for such Loan as provided in Section 4.1 or (b) from a Lender at the Federal Funds Rate.  Subject to the terms of this Agreement, Borrower does not waive any claim that it may have against a Defaulting Lender.

7.7Presumptions by Agent.  Unless Agent shall have received notice from Borrower prior to the date on which any payment is due hereunder to Agent for the account of the applicable Lender that Borrower will not make such payment, Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due.  In such event, if Borrower has not in fact made such payment, then each of the applicable Lenders severally agrees to repay to Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation.
7.8Deductions by Agent.  If any Lender shall fail to make any payment required to be made by it under this Agreement, then Agent may, in its discretion and notwithstanding any contrary provision hereof, (a) apply any amounts thereafter received by Agent for the account of such Lender for the benefit of Agent to satisfy such Lender’s obligations to Agent, until all such unsatisfied obligations are fully paid or (b) hold any such amounts in a segregated account as cash collateral for, and for application to, any future funding obligations of such Lender under this Agreement, in the case of each of clauses (a) and (b) above, in any order as determined by Agent in its discretion.
7.9Taxes.
(a)All payments made by a Loan Party hereunder or under any Loan Documents shall be made without setoff, counterclaim, or other defense, except withholding taxes as required by Applicable Law.  To the extent permitted by Applicable Law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any person shall be made by the Loan Party free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.
(b)If a Loan Party shall be required by Applicable Law (as determined in the good faith discretion of an applicable Agent) to deduct any Taxes from or in respect of any sum payable to any Recipient hereunder or any other Loan Document: (i) such Loan Party shall make such deductions; (ii) such Loan Party shall pay the full amount deducted to the relevant taxing or other authority in accordance with Applicable Law; and (iii) if the Taxes are Indemnified Taxes, the sum payable shall be increased by the Loan Party as much as shall be necessary so that after making all the required deductions (including deductions applicable to additional sums payable under this Section 7.9), the Recipient receives an amount equal to the sum it should have received had no such deductions been made.  In addition, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes. As soon as reasonably practicable after any payment of Taxes by the Loan Parties to a Governmental Authority pursuant to this Section 7.9(b),

Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to Agent.
(c)The Loan Parties shall jointly and severally indemnify, and within ten (10) days of demand therefor, pay Agent and each other Recipient for the full amount of Indemnified Taxes (including Taxes imposed on amounts received under this Section 7.9) that are paid by, or imposed on, Agent or such other Recipient (and any of their respective affiliates), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A demand as to the amount of such payment or liability delivered to the Loan Parties by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limitation to the foregoing,

(i)Each Lender that is not a United States person within the meaning of Code Section 7701(a)(30) (a “Non-U.S. Participant”) shall deliver to Borrower and Agent on or prior to the Closing Date (or in the case of a Lender that is an Assignee, on the date of such assignment to such Lender) two accurate and complete original signed copies of IRS Form W-8BEN, W-8BEN-E, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender’s entitlement to a complete exemption from, or a reduced rate in, United States federal withholding tax on interest payments to be made hereunder or any Loan.  If a Lender that is a Non-U.S. Participant is claiming exemption from withholding on interest pursuant to Code Sections 871(h) or 881(c), the Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN or W-8BEN-E, as applicable) a certificate in form and substance reasonably acceptable to Agent (any such certificate, a “U.S. Tax Compliance Certificate”).  In addition, each Lender that is a Non-U.S. Participant  agrees that from time to time after the Closing Date, (or in the case of a Lender that is an Assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender shall deliver to Borrower and Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8BEN-E, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new U.S. Tax Compliance Certificate, to confirm or establish the entitlement of such Lender or Agent to an exemption from, or reduction in, United States withholding tax on interest payments to be made hereunder or any Loan, or promptly notify Borrower and Agent in writing of its legal inability to do so.  If a payment made to a Lender under this Agreement, whether made by any Loan Party or Agent, would be subject to United States federal withholding taxes imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Agent, at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Agent, such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Agent as may be necessary for Borrower and Agent to comply with their applicable obligations under FATCA, to determine that such Lender has or has not complied with the such Recipient’s obligations under FATCA, or to determine the amount to deduct and withhold from such payment.

(ii)Each Lender that is not a Non-U.S. Participant shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to Borrower and Agent certifying that such Lender is exempt from United States backup withholding tax.  To the extent that a form provided pursuant to this Section 7.9(d)(ii) is rendered obsolete or inaccurate in any material respect as result of change in circumstances with respect to the status of a Lender, such Lender shall deliver to Borrower and Agent revised forms necessary to confirm or establish the entitlement to such Lender’s or Agent’s exemption from United States backup withholding tax or promptly notify Borrower and Agent in writing of its legal inability to do so.
(e)Each Lender agrees to severally indemnify Agent and hold Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to Agent under this Section 7.9) which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder and which are not paid by a Loan Party pursuant to this Section 7.9, whether or not such Taxes or related liabilities were correctly or legally asserted.  This indemnification shall be made within ten (10) days from the date Agent makes written demand therefor. A demand as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to the Lender from any other source against any amount due to Agent under this paragraph (e).
(f)If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 7.9 (including by the payment of additional amounts pursuant to this Section 7.9), it shall, so long as no Event of Default is occurring, pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 7.9(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 7.9(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 7.9(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g)Each party’s obligations under this Section 7.9 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the Loan Documents, and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

Section 8.
FUNDING LOSSES; REPLACEMENT OF LENDERS.
8.1Increased Costs.
(a)If any Change in Law shall:  (i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender, (ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) impose on any Lender any other condition, out of pocket cost or expense (other than Taxes) directly affecting this Agreement or Loans made by such Lender, and the result of any of the foregoing shall be to increase the out of pocket cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
8.2Inability to Determine Rates.  Subject to Section 15.24, (a) if Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on or prior to the first day of any Term SOFR Interest Period, or (b) Agent or Required Lenders (by notice to Agent) determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that the SOFR Interest Rate for any requested Term SOFR Interest Period does not adequately and fairly reflect the cost of funding such Loan, Agent will promptly so notify the Borrower and each Lender.  Upon notice thereof by Agent to Borrower, any obligation of the Lenders to make or continue SOFR Loans shall be suspended (to the extent of the affected SOFR Loans or the affected Term SOFR Interest Periods) until Agent revokes such notice.  Upon receipt of such notice, (i) Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or the affected Term SOFR Interest Periods) or, failing that, Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Term SOFR Interest Period.  Upon any such conversion, Borrower shall also pay any additional amounts required pursuant to Section 8.4.

8.3Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, or to determine or charge interest rates based upon SOFR, then, upon notice thereof by such Lender to Borrower (through Agent), any obligation of such Lender to make or continue SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be suspended, in each case until such Lender notifies Agent and Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to Agent), prepay or, if applicable, convert all SOFR Loans of such Lender to Base Rate Loans.  Upon any such prepayment or conversion, Borrower shall also pay any additional amounts required pursuant to Section 8.4.
8.4Compensation for Losses.  In the event of (a) the payment of any principal of any SOFR Loan or the conversion of any SOFR Loan other than on the payment date therefor (including as a result of an Event of Default) or the last day of the Term SOFR Interest Period applicable thereto (including as a result of an Event of Default), or (b) the failure (for a reason other than the failure of a Lender to make a Loan in accordance with its commitments under this Agreement) to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, or (c)  any acceleration of the maturity of the Loan by Agent (with the consent of the Required Lenders) in accordance with the terms of this Agreement or the Notes, then, in any such event, Borrower shall compensate each Lender for any net loss, out of pocket cost and expense directly attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds.  A certificate of any Lender setting forth the basis for any amount or amounts that such Lender is entitled to receive pursuant to this Section, accompanied by a statement setting forth the basis for the amount being claimed, shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
8.5[Reserved].
8.6[Reserved].
8.7Mitigation of Circumstances; Replacement of Lenders.
(a)Each Lender shall promptly notify Borrower and Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by Borrower to pay any amount pursuant to Section 7.9 or Section 8.1 or (ii) the occurrence of any circumstances described in Section 8.2 or Section 8.3 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify Borrower and Agent).  Without limiting the foregoing, each Lender will designate a different funding office if such designation will avoid (or reduce the cost to Borrower of) any event described in clause (i) or (ii) above and such designation will not, in such Lender’s sole judgment, be otherwise disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)If (i) Borrower becomes obligated to pay additional amounts to any Lender pursuant to Section 7.9 or Section 8.1, or any Lender gives notice of the occurrence of any circumstances described in Section 8.2 or Section 8.3 and in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) of this Section 8.7, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender pursuant to Section 15.1, then Borrower may, at its sole expense and effort, upon notice to such Lender and Agent, designate another bank which is acceptable to Agent and the Issuing Lender in their reasonable discretion (such other bank being called a “Replacement Lender”) to purchase the Loans of such Lender,  such Lender’s rights hereunder (other than its existing rights to payments pursuant to Section 7.9 or Section 8.1, and obligations under this Agreement and the related Loan Documents, without recourse to or warranty by, or expense to, such Lender, provided that: (A) the purchase price is equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement (including any amounts under Section 8.4), and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to Borrower hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder; (B) in the case of any such purchase resulting from a claim for compensation under Section 7.9 or Section 8.1, such purchase will result in a reduction in such compensation or payments thereafter; (C) such purchase does not conflict with Applicable Law; and (D) in the case of any purchase resulting from a Lender becoming a Non-Consenting Lender, the Replacement Lender shall have consented to the applicable amendment, waiver, or consent.
(c)A Lender shall not be required to make any such purchase or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such purchase and delegation cease to apply.
(d)Notwithstanding anything in this Section to the contrary, (i) any Lender that acts as an Issuing Lender may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a back-up standby Letter of Credit in form and substance, and issued by an issuer, reasonably satisfactory to such Issuing Lender or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to Issuing Lender) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as Agent may not be replaced hereunder except in accordance with the terms of Section 14.10.
8.8Conclusiveness of Statements; Survival of Provisions.  Determinations and statements of any Lender pursuant to the foregoing provisions of this Section 8 shall be conclusive absent demonstrable error.  Lenders may use reasonable averaging and attribution methods in determining compensation under Section 8.1 and Section 8.4, and the provisions of such Sections shall survive repayment of the Obligations, cancellation of any Note(s), expiration or termination of the Letters of Credit and termination of this Agreement.

Section 9.
REPRESENTATIONS AND WARRANTIES.

To induce Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans and participate in Letters of Credit hereunder and the Issuing Lenders to issue Letters of Credit hereunder, Borrower represents and warrants to Agent and the Lenders that:

9.1Organization.  Each Loan Party is validly existing and in good standing under the laws of its jurisdiction of organization; and each Loan Party is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.
9.2Authorization; No Conflict.  Each Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, Borrower is duly authorized and has full power and authority to borrow monies hereunder and each Loan Party is duly authorized to perform its Obligations under each Loan Document to which it is a party.  The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the borrowings by Borrower hereunder, do not and will not (a) require any consent or approval of any Governmental Authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of law, (ii) the charter, by-laws or other organizational documents of any Loan Party or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of any Loan Party (other than Liens in favor of Agent created pursuant to the Collateral Documents).
9.3Validity and Binding Nature.  Each of this Agreement and each other Loan Document to which any Loan Party is a party has been duly and validly executed and delivered by or on behalf of such Loan Party and is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.
9.4Financial Condition.  The audited consolidated financial statements of Borrower and its Subsidiaries as at Borrower’s Fiscal Year end, 2021 and the unaudited consolidated financial statements of Borrower and the Subsidiaries as at March 31, 2022, copies of each of which have been delivered to each Lender, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly the consolidated financial condition of Borrower and its Subsidiaries as at such date[s] and the results of their operations for the period[s] then ended.
9.5No Material Adverse Change.  Since Borrower’s Fiscal Year end for 2021, there has been no material adverse change in the financial condition, operations, assets or business of the Loan Parties taken as a whole.
9.6Litigation and Contingent Liabilities.  No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Borrower’s knowledge, threatened against any Loan Party which could reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 9.6.  Other than any liability incident to such litigation or proceedings, no Loan Party has any material contingent liabilities not listed on Schedule 9.6 or permitted by Section 11.1.
9.7Ownership of Properties; Liens.  Each Loan Party owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except as permitted by Section 11.2.  No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except filings evidencing Permitted Liens and filings for which termination statements have been delivered to Agent.

9.8Equity Ownership; Subsidiaries.  All issued and outstanding Capital Securities of each Loan Party are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favor of Agent, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities.  Schedule 9.8 sets forth the issued authorized Capital Securities of each Loan Party as of the Closing Date.  All of the issued and outstanding Capital Securities of each Wholly-Owned Subsidiary is, directly or indirectly, owned by Borrower.  As of the Closing Date, except as set forth on Schedule 9.8, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of any Loan Party.
9.9Employee Benefit Plans.
(a)Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Plan complies with, and has been operated in accordance with, all Applicable Laws, including ERISA and the Code, and the terms of such Plan; (ii) any Plan intended by a Loan Party to be qualified under Section 401 of the Code is so qualified, and (iii) no Loan Party has any liability for damages, fines, penalties, excise taxes, or other similar amounts with respect to any Plan.
(b)The Unfunded Liability of all Pension Plans does not in the aggregate exceed twenty percent (20%) of the Total Plan Liability for all such Pension Plans.  Each Pension Plan complies in all material respects with all applicable requirements of law and regulations.  No contribution failure under Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan has occurred with respect to any Pension Plan, sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code, or otherwise to have a Material Adverse Effect.  There are no pending or, to the knowledge of any Loan Party, threatened, claims, actions, investigations or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, or any Loan Party or any other member of the Controlled Group with respect to a Pension Plan or a Multiemployer Pension Plan which could reasonably be expected to have a Material Adverse Effect.  No Loan Party nor any other member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Pension Plan or Multiemployer Pension Plan which would subject that Person to any material liability.  Within the past five years, no Loan Party nor any other member of the Controlled Group has engaged in a transaction which resulted in a Pension Plan with an Unfunded Liability being transferred out of the Controlled Group, which could reasonably be expected to have a Material Adverse Effect.  No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan, which could reasonably be expected to have a Material Adverse Effect.
(c)All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by any Loan Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by Applicable Law; no Loan Party nor any other member of the Controlled Group has incurred any withdrawal liability (which withdrawal liability has not been satisfied in full) with respect to any such plan or received notice of any claim or demand for withdrawal liability (which withdrawal liability has not been satisfied in full) or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan; and no Loan Party nor any other member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.
9.10Investment Company Act.  No Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940.
9.11Compliance with Laws.  To Borrower’s knowledge, each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
9.12Regulation U.  Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
9.13Taxes.  Each Loan Party has timely filed all Tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges due and payable with respect to such return, except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.  The Loan Parties have made adequate reserves on their books and records in accordance with GAAP for all Taxes that have accrued but which are not yet due and payable.  No Loan Party has participated in any transaction that relates to a year of the taxpayer (which is still open under the applicable statute of limitations) which is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (irrespective of the date when the transaction was entered into).
9.14Solvency, etc.  On the Closing Date, and after giving effect to the consummation of the Merger and the making of the Loans, with respect to the Loan Parties, on a Consolidated basis, (a) the present fair salable value of their assets is greater than the amount of their liabilities (including subordinated, contingent and unliquidated liabilities) as such value is established and liabilities evaluated in accordance with GAAP, (b) the present fair salable value of their assets is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities as such debts and liabilities become absolute and matured; (c) they are able to pay all debts and liabilities (including subordinated, contingent and un-liquidated liabilities) as such debts and liabilities become absolute and matured; and (d) they do not have unreasonably small capital with which to conduct the business as contemplated on the Closing Date and proposed to be conducted following the Closing Date.
9.15Environmental Matters.  To Borrower’s knowledge, the on-going operations of each Loan Party comply with all applicable Environmental Laws, except such non-compliance which could not (if enforced in accordance with Applicable Law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.  Each Loan Party has obtained, and maintained in good standing, all licenses, permits, authorizations, registrations and other approvals required under any Environmental Law for their respective ordinary course operations, and for their reasonably anticipated future operations, and each Loan Party is in compliance with all terms and conditions thereof, except where the failure to do so could not reasonably be expected to result in material liability to any Loan Party and could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.  No Loan Party or any of its properties or operations is subject to, or reasonably anticipates the issuance of, any written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative or other proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance.  To Borrower’s knowledge, there are no Hazardous Substances or other conditions or circumstances existing with respect to any property, arising from operations prior to the Closing Date, or relating to any waste disposal, of any Loan Party that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.  No Loan Party has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that at any time have released, leaked, disposed of or otherwise discharged Hazardous Substances.

9.16Insurance.  Set forth on Schedule 9.16 is a complete and accurate summary of the property and casualty insurance program of the Loan Parties as of the Closing Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, exclusions, deductibles, self-insured retention, and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving any Loan Party).  Each Loan Party and its properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Parties operate.
9.17Real Property.  Set forth on Schedule 9.17 is a complete and accurate list, as of the Closing Date, of the address of all real property owned or leased by any Loan Party.  Upon the request of the Agent, in the case of leased property, the Borrower shall promptly provide to the Agent the name and mailing address of the lessor of such property.
9.18Information.  All information heretofore or contemporaneously herewith furnished in writing by any Loan Party to Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of any Loan Party to Agent or any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by Agent and the Lenders that any projections and forecasts provided by Borrower are based on good faith estimates and assumptions believed by Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).
9.19Intellectual Property.  Each Loan Party owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the businesses of the Loan Parties, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.
9.20Burdensome Obligations.  No Loan Party is a party to any agreement or contract or subject to any restriction contained in its organizational documents which could reasonably be expected to have a Material Adverse Effect.
9.21Labor Matters.  Except as set forth on Schedule 9.21, no Loan Party is subject to any labor or collective bargaining agreement.  There are no existing or threatened strikes, lockouts or other labor disputes involving any Loan Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect.  Hours worked by and payment made to employees of the Loan Parties are not in violation of the Fair Labor Standards Act or any other Applicable Law, rule or regulation dealing with such matters.

9.22Patriot Act; Sanctions; Anti-Corruption; Beneficial Ownership.
(a)Patriot Act. To the extent applicable, each of Borrower and its Subsidiaries is in compliance in all material respects with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act.
(b)Sanctioned Persons. None of Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any director, officer, employee, agent or Affiliate of Borrower or any of its Subsidiaries is an individual or entity (“Person”) that is, or is owned  or controlled by Persons that are:  (i) the subject/target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, currently, Crimea, Cuba, Iran, North Korea, Syria or the Donetsk People’s Republic or Luhansk People’s Republic regions of Ukraine).
(c)Dealings with Sanctioned Persons.  For the past five years, neither Borrower nor any of Borrower’s Subsidiaries have knowingly engaged in, or is now knowingly engaged in any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was, or whose government is or was, the subject of Sanctions.
(d)Anti-Corruption Laws. Borrower, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of each Borrower, the agents of Borrower and its Subsidiaries, are in compliance with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law in all material respects.  Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions, the FCPA, and any other applicable anti-corruption laws.
(e)Certificate of Beneficial Ownership. To the extent delivered pursuant to the terms of this Agreement, as of the Closing Date, the information contained in the Certificate of Beneficial Ownership is to the best knowledge of Borrower true, correct and complete.
9.23No Default.  No Default or Event of Default exists or would result from the incurrence by any Loan Party of any Debt hereunder or under any other Loan Document.
9.24Merger Documents, etc.
(a)Borrower has heretofore furnished Agent a true and correct copy of the Merger Documents.
(b)Each Loan Party and, to the Borrower’s knowledge, each other party to the Merger Documents, has duly taken all necessary corporate, partnership or other organizational action to authorize the execution, delivery and performance of the Merger Documents and the consummation of transactions contemplated thereby.
(c)The Merger complies with all applicable legal requirements, and all necessary governmental, regulatory, creditor, shareholder, partner and other material consents, approvals and exemptions required to be obtained by the Loan Parties and, to the Borrower’s knowledge, each other party to the Merger Documents in connection with the Merger will be, prior to consummation of the Merger, duly obtained and will be in full force and effect.
(d)The execution and delivery of the Merger Documents did not, and the consummation of the Merger  will not, violate any statute or regulation of the United States (including any securities law) or of any state or other applicable jurisdiction, or any order, judgment or decree of any court or governmental body binding on any Loan Party or, to the Borrower’s knowledge, any other party to the Merger Documents, or result in a breach of, or constitute a default under, any material agreement, indenture, instrument or other document, or any judgment, order or decree, to which any Loan Party is a party or by which any Loan Party is bound or, to the Borrower’s knowledge, to which any other party to the Merger Documents is a party or by which any such party is bound.
(e)No statement or representation made in the Merger Documents by any Loan Party or, to the Borrower’s knowledge, any other Person, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.
9.25Subordinated Debt.  The subordination provisions of the Subordinated Debt are enforceable against the holders of the Subordinated Debt by Agent and the Lenders.  All Obligations constitute Senior Debt entitled to the benefits of the subordination provisions contained in the Subordinated Debt.  Each Loan Party acknowledges that Agent and each Lender are entering into this Agreement and are extending the Commitments and making the Loans in reliance upon the subordination provisions of the Subordinated Debt and this Section 9.25.
Section 10.
AFFIRMATIVE COVENANTS.

Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated (excluding inchoate indemnity obligations and Letters of Credit that have been Cash Collateralized or back-stopped in a manner reasonably acceptable to the Agent), Borrower agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

10.1Reports, Certificates and Other Information. The Borrower shall at all times maintain a standard and modern system of accounting, on the accrual basis of accounting and in all respects in accordance with GAAP, and shall furnish to the Agent and each Lender such information regarding the business affairs, operations and financial condition of the Borrower, including:
(a)Annual Report.  Promptly when available and in any event within ninety (90) days after the close of each Fiscal Year: (i) a copy of the annual audited consolidated financial statements of the Borrower and the Subsidiaries, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal year then ended, work in process reports, accounts receivable agings, accounts payable agings (if available), summary of litigation and claims, as the Agent may request, in reasonable detail, prepared and certified without adverse reference to going concern value and without qualification by an independent auditor of recognized standing, selected by the Borrower and reasonably acceptable to the Agent; and (ii) within ninety (90) days after the close of each of its fiscal years, financial forecasts, budgets and updates thereto and such other information (including nonfinancial information) as the Agent may request, in reasonable detail.
(b)Interim Reports.  (i) Promptly when available and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters and within ninety (90) days following the end of the fourth Fiscal Quarter, a copy of the management prepared consolidated financial statements of the Borrower and the Subsidiaries regarding such Fiscal Quarter, including balance sheet, statement of income and retained earnings, statement of cash flows for the Fiscal Quarter then ended, work in process reports, accounts receivable aging reports, accounts payable aging reports, summary of litigation and claims and such other information (including nonfinancial information) as the Agent may request, in reasonable detail, prepared and certified as true and correct by the Borrower’s treasurer or chief financial officer.

The Borrower represents and warrants to the Agent and each Lender that the financial statements delivered to the Agent and each Lender at or prior to the execution and delivery of this Agreement and to be delivered at all times thereafter accurately reflect and will accurately reflect the financial condition of the Borrower.  The Agent shall have the right at all times during business hours to inspect the books and records of the Borrower and make extracts therefrom.

(c)Guarantor Financial Information.  The Borrower shall furnish, or cause to be furnished, to the Agent and each Lender such information regarding the business affairs, operations and financial condition of each Guarantor. The Borrower represents and warrants to the Agent and each Lender that (i) each Guarantor shall at all times maintain a standard and modern system of accounting, on the accrual basis of accounting and in all respects in accordance with GAAP, and (ii) the Agent shall have the right at all times during business hours to inspect the books and records of each Guarantor and make extracts therefrom. If the Borrower ceases to be publicly traded, then the Borrower agrees to advise the Agent immediately of any development, condition or event that may have a Material Adverse Effect on each Guarantor.
(d)Supplemental Financial Statements.  The Borrower shall immediately upon receipt thereof, provide to the Agent and each Lender copies of interim and supplemental reports if any, submitted to the Borrower by independent accountants in connection with any interim audit or review of the books of the Borrower.
(e)Compliance Certificates.  Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1(a) and each set of quarterly statements pursuant to Section 10.1(b), a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by a Senior Officer of Borrower, containing (i) a computation of each of the financial ratios and restrictions set forth in Section 11.12 and to the effect that such officer has not become aware of any Default or Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it and (ii) a written statement of Borrower’s management setting forth a discussion of Borrower’s financial condition, changes in financial condition and results of operations; and (iii) a list of Immaterial Subsidiaries of the Borrower, including the Operating Income of each Immaterial Subsidiary individually and of all Immaterial Subsidiaries (after intercompany eliminations) taken as a whole, in each case, determined for the applicable Computation Period.
(f)Reports to the SEC and to Shareholders.  Unless available online to the public, promptly upon the filing or sending thereof, copies of all regular, periodic or special reports of any Loan Party filed with the SEC; copies of all registration statements of any Loan Party filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally.
(g)Notice of Default, Litigation, ERISA and other Matters.  Within five (5) Business Days of becoming aware of any of the following, written notice describing the same and the steps being taken by the Borrower or the Subsidiary affected thereby with respect thereto:

(i)the occurrence of a Default or an Event of Default;
(ii)any litigation, arbitration or governmental investigation or proceeding not previously disclosed by any Loan Party to the Lenders which has been instituted or, to the knowledge of any Loan Party, is threatened against any Loan Party or to which any of the properties of any thereof is subject which might reasonably be expected to have a Material Adverse Effect;
(iii)the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that a Loan Party furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of a Loan Party with respect to any post-retirement welfare benefit plan or other Plan, any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent, the receipt of any notice from a Governmental Authority that any Plan intended to be qualified under Section 401 of the Code is not so qualified or that damages, fines, excise taxes, or penalties (which individually or in the aggregate are more than de minimis) may be imposed on any Loan Party with respect to a Plan;
(iv)any cancellation or material change in any insurance maintained by any Loan Party; or
(v)any other event (including (A) any violation of any Environmental Law or the assertion of any Environmental Claim or (B) the enactment or effectiveness of any law, rule or regulation) which might reasonably be expected to have a Material Adverse Effect.
(h)Subordinated Debt Notices.  Promptly following receipt, copies of any notices (including notices of default or acceleration) received from any holder or trustee of, under or with respect to any Subordinated Debt.
(i)Other Information.  Promptly from time to time, such other information (including, without limitation, business or financial data, reports, appraisals and projections) concerning the Loan Parties, their properties or business, as any Lender or Agent may reasonably request.
10.2Books, Records and Inspections.  Keep, and cause each other Loan Party to keep, books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each other Loan Party to permit, any Lender or Agent or any representative thereof to inspect the properties and operations of the Loan Parties; and permit, and cause each other Loan Party to permit, at any reasonable time and with reasonable prior written notice (or at any time without notice if an Event of Default exists), any Lender or Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors, and to examine (and, at the expense of the Loan Parties, photocopy extracts from) any of its books or other records; and permit ,and cause each other Loan Party to permit, Agent and its representatives to inspect the Inventory and other tangible assets of the Loan Parties, to perform appraisals of the equipment of the Loan Parties, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts and any other collateral.  All such inspections or audits by Agent shall be at Borrower’s expense; provided that so long as no Default or Event of Default exists, Borrower shall not be required to reimburse Agent for inspections or audits in an amount exceeding $50,000 in the aggregate more frequently than once each Fiscal Year.

10.3Maintenance of Property; Insurance.
(a)Keep, and cause each other Loan Party to keep, all property useful and necessary in the business of the Loan Parties in good working order and condition, ordinary wear and tear excepted.
(b)Maintain, and cause each other Loan Party to maintain self-insurance or insurance, with responsible insurance companies, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated, but which shall insure against all risks and liabilities of the type identified on Schedule 9.16 and shall have insured amounts no less than, and deductibles or self-insured retentions no higher than, as are customarily maintained by companies similarly situated; and, upon request of Agent or any Lender, furnish to Agent or such Lender original or electronic copies of policies evidencing such insurance if then available, or if not then available, within three (3) Business Days of the date such policies become available to the Borrower, and a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Loan Parties.  Borrower shall cause each issuer of an insurance policy to provide Agent with an endorsement (i) showing Agent as lender loss payee with respect to each policy of property or casualty insurance and naming Agent as an additional insured with respect to each policy of liability insurance, (ii) providing that 30 days’ notice will be given to Agent prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to Agent.  Each applicable Loan Party shall execute and deliver to Agent a collateral assignment, in form and substance satisfactory to Agent, of each business interruption insurance policy maintained by such Loan Party.
(c)Maintain flood insurance on all mortgaged property that is in a special flood hazard zone from such providers, on such terms and in such amounts as required by the Flood Disaster Protection Act, as amended from time to time, or as otherwise required by the Lenders.  Additionally, no mortgage will be signed with respect to any real property unless each Lender has received and approved a life of loan flood zone determination with respect to the applicable real property and, if applicable, a borrower notice and flood insurance in compliance with all applicable Laws.
(d)UNLESS BORROWER PROVIDES AGENT WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT, AND IN THE EVENT BORROWER FAILS TO PURCHASE FURTHER OR OTHER INSURANCE AS REASONABLY REQUIRED BY AGENT TO BE IN COMPLIANCE WITH THE INSURANCE COVERAGE REQUIREMENTS OF THIS AGREEMENT, AGENT MAY PURCHASE INSURANCE AT BORROWER’S EXPENSE TO PROTECT AGENT’S AND THE LENDERS’ INTERESTS IN THE COLLATERAL.  THIS INSURANCE MAY, BUT NEED NOT, PROTECT ANY LOAN PARTY’S INTERESTS.  THE COVERAGE THAT AGENT PURCHASES MAY NOT PAY ANY CLAIM THAT IS MADE AGAINST ANY LOAN PARTY IN CONNECTION WITH THE COLLATERAL.  BORROWER MAY LATER CANCEL ANY INSURANCE PURCHASED BY AGENT, BUT ONLY AFTER PROVIDING AGENT WITH EVIDENCE THAT BORROWER HAS OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT.  IF AGENT PURCHASES INSURANCE FOR THE COLLATERAL, BORROWER WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT MAY BE

IMPOSED WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE.  THE COSTS OF THE INSURANCE MAY BE ADDED TO THE PRINCIPAL AMOUNT OF THE LOANS OWING HEREUNDER.  THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF THE INSURANCE THE LOAN PARTIES MAY BE ABLE TO OBTAIN ON THEIR OWN.
10.4Compliance with Laws; Payment of Taxes and Liabilities.  (a)  Comply, and cause each other Loan Party to comply, in all material respects with all Applicable Laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each other Loan Party to ensure, that no person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, (c) without limiting clause (a) above, comply, and cause each other Loan Party to comply, with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations and (d) pay, and cause each other Loan Party to pay, prior to delinquency, all Taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, could become a material Lien on any of its property; provided that the foregoing shall not require any Loan Party to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any collateral, such contest proceedings shall stay the foreclosure of such Lien or the sale of any portion of the collateral to satisfy such claim.
10.5Maintenance of Existence, etc.  Maintain and preserve, and (subject to Section 11.3) cause each other Loan Party to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect).
10.6Use of Proceeds.  Use the proceeds of the Loans and the Letters of Credit solely for working capital purposes, Capital Expenditures, to finance the Merger (including, without duplication, the refinancing of any Target debt outstanding), to refinance existing indebtedness, to pay costs and expenses relating to the Transaction and for general corporate purposes; No part of the proceeds of the Loan will be (a) used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System, or to reduce or retire any obligation originally incurred to purchase any margin stock, or for any other purpose which would be inconsistent with such Regulations T, U or X or any other Regulations of such Board of Governors; (b) used, lent, contributed or otherwise made available to any Person (i) to fund any activities of business of or with any Person, or in any country or territory, that at the time of such funding is the subject of Sanctions, or (ii) in any manner that would result in a violation of Sanctions by any Person or (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law; or (c) used for any purposes prohibited by any Applicable Laws or by the terms and conditions of this Agreement or any other Loan Document. Borrower does not own any margin stock (as so defined).

10.7Employee Benefit Plans.
(a)Maintain, and cause each other member of the Controlled Group to maintain, each Plan in substantial compliance with all applicable requirements of law and regulations.
(b)Make, and cause each other member of the Controlled Group to make, on a timely basis, all required contributions to any Multiemployer Pension Plan.
(c)Not, and not permit any other member of the Controlled Group to (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan or Multiemployer Pension Plan or (iii) take any other action with respect to any Pension Plan that would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (i), (ii) and (iii) individually or in the aggregate would not have a Material Adverse Effect.
10.8Environmental Matters.  If any unauthorized or unlawful actual or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of any Loan Party, Borrower shall cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets.  Without limiting the generality of the foregoing, Borrower shall, and shall cause each other Loan Party to, comply with any Federal or state judicial or administrative order requiring the performance at any real property of any Loan Party of activities in response to the release or threatened release of a Hazardous Substance.  To the extent that the transportation of Hazardous Substances is permitted by this Agreement, Borrower shall, and shall cause its Subsidiaries to, dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in compliance with Environmental Laws.
10.9Further Assurances.
(a)Take, and cause each other Loan Party to take, such actions as are necessary or as Agent or the Lenders may reasonably request from time to time to ensure that the Obligations of each Loan Party under the Loan Documents are secured by a first priority perfected Lien in favor of Collateral Agent (subject to Permitted Liens) on certain of the assets of Borrower and each Loan Party and guaranteed by each Loan Party, in each case as Agent may determine. It is the intent of the parties that all obligations of the Loan Parties under the Loan Documents shall be guaranteed by (i) each Subsidiary (other than an Immaterial Subsidiary and any Receivables Subsidiary), whether now existing or hereafter acquired or created, and (ii) each Subsidiary that ceases to be an Immaterial Subsidiary, and shall be, to the extent set forth in the Collateral Documents, secured by substantially all the property and assets of each of the Loan Parties, whether now existing or hereafter acquired, including, without limitation, securities accounts, accounts, chattel paper, instruments, deposit accounts, investment property, documents, contracts, letter-of-credit rights, general intangibles, equipment, inventory, permits, patents, trademarks, copyrights, trade names, service marks, Capital Securities issued by the Borrower’s Subsidiaries or other Persons and other properties acquired after the date hereof, to the extent required by the Collateral Documents.
(b)At the Borrower’s expense, the Borrower shall execute and deliver (and, where applicable, authorize the filing of), and shall cause the other Loan Parties to execute and deliver (and, where applicable, authorize the filing of), any and all financing statements, continuation statements and amendments and other instruments, agreements or other documents, and take all action (including, without limitation, filing all Uniform Commercial Code financing statements, continuation statements and amendments, filing or recording mortgages and deeds of trust and filing assignments or other documents customarily filed with the U.S. Patent and Trademark Office or the U.S. Copyright Office) that may be required under applicable law, or that the Lenders or the Collateral Agent may reasonably request in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests and Liens created or purported to be created by the Collateral Documents or in order to effectuate the intent of the parties set forth in clause (a) of this Section 10.9.
(c)At the Borrower’s expense, the Borrower shall: (a) (x) cause each subsequently acquired or organized Subsidiary (other than an Immaterial Subsidiary or a Receivables Subsidiary) and cause each Subsidiary that ceases to be an Immaterial Subsidiary, within thirty (30) days after such acquisition or organization or cessation of Immaterial Subsidiary status, concurrently therewith, to execute and deliver (1) a joinder to the Guaranty and Collateral Agreement (in the form contemplated thereby), pursuant to which such Subsidiary shall become a Guarantor and shall agree to be bound by the terms and provisions thereof, (2) an opinion of counsel reasonably satisfactory to the Lenders covering such matters relating to such Subsidiary as the Lenders may reasonably request, (3) a Perfection Certificate, and (4) each Collateral Document that the Lenders or the Collateral Agent may request in order to grant the Collateral Agent a valid, first priority perfected pledge or security interest in, to the extent required by the Collateral Documents, substantially all of the assets and properties of such Subsidiary, including without limitation, any outstanding Capital Securities of any other Subsidiary or other Person which may be held by such Subsidiary; (b) deliver or cause such Subsidiary to deliver to the Collateral Agent all certificates, stock powers and other documents required by the Collateral Documents executed by such Subsidiary, or take or cause such Subsidiary to take such other actions, all as may be necessary to provide the Collateral Agent with a first priority perfected pledge of and security interest in all outstanding Capital Securities owned or held by such Subsidiary, to the extent so required by the Collateral Documents; provided, that nothing in this clause (c) shall in any way limit or modify the right of the Lenders to enforce the provisions of Section 11.  For the avoidance of doubt, a Subsidiary shall cease to be an Immaterial Subsidiary if: (i) the Operating Income of such Immaterial Subsidiary for Computation Period exceeds $4,000,000, (ii) the Operating Income of all Immaterial Subsidiaries collectively for Computation Period exceeds ten percent (10%) of the Operating Income of the Borrower and the Subsidiaries or (iii) Borrower designates such Subsidiary a Material Subsidiary; in such case, the last acquired Immaterial Subsidiary that causes the Operating Income of all Immaterial Subsidiaries collectively for Computation Period to exceed ten percent (10%) of the Operating Income of the Borrower and the Subsidiaries shall cease to be an Immaterial Subsidiary and any Subsidiaries acquired thereafter shall not be treated as Immaterial Subsidiaries for so long as the Operating Income of all Immaterial Subsidiaries collectively for Computation Period exceeds ten percent (10%) of the Operating Income of the Borrower and the Subsidiaries.
(d)Any security interests and Liens described in this Section 10.9 shall be created under the Collateral Documents and other security agreements, pledge agreements, assignments and other instruments, agreements and other documents in form, scope and substance reasonably satisfactory to the Lenders and to the Collateral Agent, and at the Borrower’s expense, the Borrower will deliver or cause to be delivered to the Collateral Agent all such instruments, agreements and other documents, including, without limitation, legal opinions, landlord and warehousemen Lien waivers and lien searches, as the Lenders or the Collateral Agent shall reasonably request to evidence compliance with this Section 10.9.
10.10Deposit Accounts.  Within sixty (60) days after the Borrower or any Loan Party makes cash deposits, at any time, in any deposit account, security account or other account (excluding any accounts used exclusively for payroll)  held with any Person and the aggregate balance of all deposit accounts, security accounts or other accounts (excluding any accounts used exclusively for payroll) maintained by the Borrower or any Loan Party that are not subject to a deposit account control agreement with Agent, for the benefit of the Lenders, exceeds $20,000,000 for any period of five (5) consecutive Business Days, Borrower shall, and shall cause such Loan Party and Person to, enter into a deposit account control agreement with Agent, for the benefit of the Lenders, in form and substance approved by Agent providing

Agent with a first priority Lien on such deposit account, securities account or other account such that after taking account of such new control agreements, Borrower is below the $20,000,000 threshold, and upon the reasonable request of Agent, the applicable Loan Party shall provide bank statements for any such accounts evidencing its compliance.  Agent shall be permitted to, during the continuance of an Event of Default, direct any Person party to a deposit account control agreement as the depositary bank to transfer to Agent any funds so deposited on a daily basis or at other times acceptable to Agent for application to the Obligations in accordance with this Agreement.

10.11Reserved.
10.12Permissible Payments.  So long as there is Pro Forma Compliance with the financial covenants contained in Section 11.12 hereof and so long as there is no Default or Event of Default that would result therefrom, the Borrower may (a) make any distribution to any holders of its Capital Securities, (b) purchase or redeem any of its Capital Securities, (c) pay any management fees or similar fees to any of its equity holders or any Affiliate thereof, (d) make any redemption, prepayment (whether mandatory or optional), defeasance, repurchase or any other payment in respect of any Subordinated Debt, (e) set aside funds for any of the foregoing, (f) may make regularly scheduled payments of interest and principal in respect of Subordinated Debt to the extent permitted under the subordination provisions thereof and, (g) pay any Earn-Outs; provided that, for purposes of clarification, Subsidiaries of the Borrower shall at all times be permitted to make dividends or distributions to any of the Loan Parties.
10.13Other Agreements.  In the event that the Borrower shall, directly or indirectly, enter into, or otherwise consent to any agreement or instrument which includes financial covenants not included in this Agreement or any other more favorable terms (including without limitation events of default), or covenants that are more restrictive as to the Borrower than those contained in this Agreement, this Agreement shall be deemed to be amended to include such additional or more restrictive covenants or terms so long as such additional or more restrictive covenants or terms remain in effect under the other agreement or instrument.
10.14Ongoing Compliance with Rules and Regulations.  Promptly following any request therefor, provide information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation.  The Borrower shall further represent, as of the date of any event that triggers the delivery of a Beneficial Ownership Certification, that the information contained in the Beneficial Ownership Certification, if applicable, is to the best knowledge of the Borrower true and correct in all respects.
Section 11.
NEGATIVE COVENANTS.

Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated (excluding inchoate indemnity obligations and Letters of Credit that have been Cash Collateralized or back-stopped in a manner reasonably acceptable to the Agent), Borrower agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

11.1Debt.  Not, and not permit any other Loan Party to, create, incur, assume or suffer to exist any Debt, except:
(a)Obligations under this Agreement and the other Loan Documents;

(b)Debt secured by Liens permitted by Section 11.2(d), and extensions, renewals and refinancing thereof subject to Pro Forma Compliance with the financial covenants set forth in Section 11.12 herein;
(c)Debt of Borrower to any Wholly-Owned Subsidiary or Debt of any Wholly-Owned Subsidiary to Borrower or another Wholly-Owned Subsidiary; provided that such Debt shall be evidenced by a demand note in form and substance reasonably satisfactory to Agent and pledged and delivered to Agent pursuant to the Collateral Documents as additional collateral security for the Obligations, and the obligations under such demand note shall be subordinated to the Obligations of Borrower hereunder in a manner reasonably satisfactory to Agent;
(d)Subordinated Debt provided that (i) Borrower is in Pro Forma Compliance with the financial covenants set forth in Section 11.12 herein, (ii) the aggregate amount of Subordinated Debt shall not exceed 0.5x Pro Forma EBITDA when such Subordinated Debt is, or is to be, issued; and (iii) Borrower uses a Subordination Agreement substantially in the form attached hereto as Exhibit F;
(e)Hedging Obligations approved by Agent and incurred in favor of a Lender or an Affiliate thereof for bona fide hedging purposes and not for speculation;
(f)Debt described on Schedule 11.1 and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased;
(g)Contingent Liabilities arising with respect to customary indemnification obligations in favor of sellers in connection with Permitted Acquisitions and purchasers in connection with dispositions permitted under Section 11.3;
(h)Other unsecured Debt, in addition to the Debt listed above, subject to Pro Forma Compliance with the financial covenants set forth in Section 11.12 herein; and

(i)Debt with respect to a Permitted Securitization.

11.2Liens.  Not, and not permit any other Loan Party to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:
(a)Liens for taxes or other governmental charges (i) that are not at the time delinquent or thereafter payable without penalty or (ii) that are being diligently contested in good faith by appropriate proceedings, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;
(b)Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being diligently contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;

(c)Liens described on Schedule 11.2 as of the Closing Date and replacements thereof in connection with any extension, renewal or refinancing pursuant to Section 11.1(f);
(d)subject to the limitation set forth in Section 11.1(b), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on property at the time of the acquisition thereof by any Loan Party (and not created in contemplation of such acquisition) and (iii) Liens on equipment or real property;
(e)attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $3,000,000 arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;
(f)easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any Loan Party;
(g)Liens arising under the Loan Documents; and

(h)Liens securing Debt of a Receivables Subsidiary under a Permitted Securitization.

11.3Mergers, Consolidations, Sales.  Not, and not permit any other Loan Party to be a party to any merger or consolidation except (a)(x) any Subsidiary may merge or consolidate with or into, or transfer its assets to, any Guarantor; provided that in any such merger or consolidation, the continuing or surviving Person is such Guarantor and (y) any Subsidiary may merge or consolidate with or into, or transfer its assets to, the Borrower; provided that in any such merger or consolidation, the continuing or surviving Person is the Borrower;
(a)other than as set forth in clause (a), the Borrower may merge or consolidate with or into any Person (other than any of the Subsidiaries); provided that in any such merger or consolidation, the continuing or surviving Person is the Borrower and such merger or consolidation is otherwise in compliance with Section 11.9 and the requirements of a Permitted Acquisition; and
(b)subject to the satisfaction (or waiver) of the conditions set forth in Section 12.1 and Section 12.2, the Merger.
11.4Modification of Organizational Documents. Not permit the charter, by-laws or other organizational documents of any Loan Party to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of the Lenders; not change, or allow any Loan Party to change, its state of formation or its organizational form in any way which could reasonably be expected to have a Material Adverse Effect on the interests of the Lenders.
11.5Transactions with Affiliates.  Not, and not permit any other Loan Party to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract (other than transactions with a Receivables Subsidiary in connection with a Permitted Securitization) with any of its other Affiliates (other than the Loan Parties) which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates.
11.6Asset Disposition.  Not, and not permit any other Loan Party to, sell, lease, transfer, or otherwise dispose of any assets of the Borrower or any other Loan Party except (a) transfers of assets to any of the Loan Parties, (b) Asset Dispositions of Inventory of any of the Loan Parties and Fixed Assets of

any of the Loan Parties (in each case subject to clause (d) of this Section 11.6) sold in the ordinary course of business, (c) obsolete or worn out equipment and (d) sales, transfers, contributions or other dispositions of accounts receivable and Receivables Related Assets to a Receivables Subsidiary only in connection with a Permitted Securitization so long as the aggregate consideration received in each such sale, transfer or other disposition is at least equal to the fair market value of the receivables sold (less discounts given in the ordinary course of business and not for collection purposes) and (e) subject to the following sentence, Asset Dispositions to the extent the aggregate Net Cash Proceeds of such Asset Dispositions does not exceed, in any such Fiscal Year, 20% of the Tangible Assets of the Borrower and the other Loan Parties, as of the end of the immediately preceding Fiscal Year, and to the extent 100% of the consideration for such Asset Dispositions is in cash; provided that, to the extent otherwise meeting the requirements of this clause (e):  (1) Net Cash Proceeds from Asset Dispositions which in the event that the assets subject to such Asset Disposition constituted Collateral, such Net Cash Proceeds are reinvested in property, all or substantially all (as determined by the Collateral Agent) of which such property shall be made subject to the Lien of the applicable Collateral Documents in favor of the Collateral Agent or (2) in the event that the assets subject to such Asset Disposition did not constitute Collateral, such Net Cash Proceeds are reinvested in assets similar to the assets which were subject to such Asset Disposition or in property which is otherwise used or useful in the business of the Borrower and the other Loan Parties, and in each case, such property is located within the United States; provided further that, to the extent actually reinvested in such assets or property within the 180-day period after the applicable Asset Disposition or committed to be reinvested within ninety (90) days after the end of such period, such Net Cash Proceeds will be excluded from the calculation of aggregate Net Cash Proceeds in such Fiscal Year.  If the net sales proceeds of any asset sales, including the sale of any business, Subsidiary or investment, for any Fiscal Year are greater than 20% of Consolidated Tangible Assets of the Borrower and the Loan Parties, the Borrower shall be required to make prepayments of the Term Loan in accordance with Section 6.2(b) and the Revolving Commitment shall be reduced as set forth in Section 6.1(b).

11.7Inconsistent Agreements.  Not, and not permit any other Loan Party to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by Borrower hereunder or by the performance by any Loan Party of any of its Obligations hereunder or under any other Loan Document, (b) prohibit any Loan Party from granting to Agent and the Lenders, a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to Borrower or any other Subsidiary, or pay any Debt owed to Borrower or any other Subsidiary, (ii) make loans or advances to any Loan Party or (iii) transfer any of its assets or properties to any Loan Party, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt and (C) customary provisions in leases and other contracts restricting the assignment thereof.
11.8Business Activities.  Not, and not permit any other Loan Party to, engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto.
11.9Investments.  Not, and not permit any other Loan Party to, make or permit to exist any Investment in any other Person, except the following:
(a)Investments in the form of contributions by any other Loan Party in respect of the Capital Securities of any Guarantor, or as set forth on Schedule 11.9, Investments in existence on the date hereof in the form of contributions by any Loan Party in respect of the Capital Securities of any other Subsidiary; Investments constituting Debt permitted by Section 11.1;

(b)Contingent Liabilities constituting Debt permitted by Section 11.1;
(c)Cash Equivalent Investments;
(d)Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Account Debtors;
(e)to the extent not otherwise permitted hereunder, Investments listed on Schedule 11.9 as of the Closing Date;
(f)to the extent not otherwise permitted hereunder, Investments in Joint Ventures (other than Construction Partnerships) not exceeding $100,000,000 in aggregate;
(g)Investments in the form of Permitted Acquisitions; provided that all such Investments in Foreign Subsidiaries shall at no time exceed $40,000,000;
(h)subject to the satisfaction (or waiver) of the conditions set forth in Section 12.1, the Merger; and
(i)Investments in or loans or advances to a Receivables Subsidiary in connection with a Permitted Securitization.

provided that any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements.

11.10Restriction of Amendments to Certain Documents.  Not, and not permit any Loan Party to, amend or otherwise modify, or waive any rights under any provisions of any Subordinated Debt.
11.11Fiscal Year.  Not, and not permit any Loan Party to, change its Fiscal Year.
11.12Financial Covenants.
(a)Minimum EBITDA to Cash Interest Ratio.  Not permit the EBITDA to Cash Interest Ratio for the Borrower and the Subsidiaries for any Computation Period, calculated at the end of each Fiscal Quarter, commencing with the Computation Period ending September 30, 2022 to be less than 3.00 to 1.00.
(b)Net Senior Debt to EBITDA Ratio.  Not permit the Net Senior Debt to EBITDA Ratio as of the last day of any Computation Period to exceed of 3.75 to 1.00 as of the last day of each Fiscal Quarter, through March 31, 2023, and reducing to 3.25 to 1.00 thereafter (subject to increase to 3.75 to 1.0 for any such Fiscal Quarter in which a Permitted Acquisition with a value greater than $100,000,000 is consummated and for the two consecutive full Fiscal Quarters thereafter).
11.13Cancellation of Debt.  Not, and not permit any other Loan Party to, cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business, and except for the cancellation of debts or claims not to exceed $3,000,000 in any Fiscal Year.

Section 12.
EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

The obligation of each Lender to make its Loans and of the Issuing Lenders to issue Letters of Credit, in each case on the Closing Date, is subject to the following conditions precedent:

12.1Initial Credit Extension.  Agent shall have received all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to Agent), in form and substance satisfactory to Agent (and the date on which all such conditions precedent have been satisfied or waived in writing by Agent and the Lenders is called the “Closing Date”):
(a)Agreement and Notes.  This Agreement and, to the extent requested by any Lender, a Note made payable to such Lender.
(b)Authorization Documents.  For each Loan Party, such Person’s (a) charter (or similar formation document), certified by the appropriate governmental authority; (b) bylaws (or similar governing document); (c) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; and (d) signature and incumbency certificates of its officers executing any of the Loan Documents (it being understood that Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein), all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.
(c)Borrowing Notice/Letter of Direction.  A borrowing notice/letter of direction containing funds flow information with respect to the proceeds of the Loans on the Closing Date.
(d)Confirmatory Certificate.  A confirmatory certificate certifying that the Merger Agreement Representations are true and correct in all material respects as of the Closing Date and the Specified Representations are true and correct as of the Closing Date in all material respects (except in the case of any Merger Agreement Representation or Specified Representation which expressly relates to a given date or period, in which case such representation and warranty shall be true and correct in all material respects as of such date or for such period, as the case may be); provided that, to the extent that any of the Specified Representations are qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, (i) the definition thereof shall be a Material Adverse Effect, as defined in the Merger Agreement, for purposes of any such representations and warranties made or deemed made on, or as of, the Closing Date (or any date prior thereto) and (ii) the same will be true and correct in all respects (after giving effect to such materiality qualifier).
(e)Guaranty and Collateral Agreement.  A counterpart of the Guaranty and Collateral Agreement executed by each Loan Party.
(f)Perfection of Liens.  Evidence that the Liens granted to Agent in the Collateral have been perfected (it being understood that, to the extent any Collateral or any security interest (or perfection of any security interest) with respect to any Collateral is not or cannot be provided and/or perfected on or before the Closing Date (other than the perfection of security interests in assets with respect to which a lien may be perfected by the filing of a UCC financing statement), then the provision and/or perfection of such Collateral or a security interest in such Collateral shall not constitute a condition precedent to the funding of the Term Facility on the Closing Date, but instead shall be required to be provided and/or perfected after the Closing Date pursuant to arrangements and timing to be mutually agreed by Agent and Borrower acting reasonably (and in any event within ninety (90) days after the Closing Date or such longer period as reasonably may be agreed by Agent).
(g)Opinions of Counsel.  Customary opinions of counsel for each Loan Party, reasonably requested by Agent.
(h)Solvency Certificate.  A Solvency Certificate in the form of Exhibit G executed by the Chief Financial Officer of Borrower.
(i)Payment of Fees.  Evidence of payment by Borrower of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date and invoiced at least two (2) Business Days prior to the Closing Date, together with all Attorney Costs of Agent to the extent invoiced prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by Agent through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between Borrower and Agent).
(j)Reserved.
(k)Filings, Registrations and Recordings.  Each Uniform Commercial Code financing statement required by the Collateral Documents or under law to be filed, registered or recorded in order to create in favor of Collateral Agent, for the benefit of the Lenders, a perfected Lien on the collateral described therein, prior to any other Liens (subject only to Liens permitted pursuant to Section 11.2), in proper form for filing, registration or recording.
(l)Financial Statements and Pro Formas.  The Lenders shall have received (i) the Financial Statements (as defined in the Merger Agreement) and (ii) an unaudited pro forma consolidated balance sheet and related unaudited pro forma consolidated statement of income of the Borrower and its Subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-Fiscal Quarter period ended at least forty-five (45) days prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred on such date (in the case of such pro forma balance sheet) or on the first day of such period (in the case of such pro forma statement of income), as applicable; provided that no financial statements or pro forma financial statements shall be required to include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)) .
(m)Debt to be Repaid.  Concurrently with the consummation of the Merger, all pre-existing indebtedness of the Target required to be repaid under the Merger Agreement at or upon the consummation of the Merger shall be repaid in full, all commitments relating thereto shall have been terminated and suitable commitments to release all liens or security interests related thereto shall have been obtained terminated or released.
(n)Absence of Target Material Adverse Effect.  Since the date of execution of the Merger Agreement there shall not have occurred any Effect that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect (as each term is defined in the Merger Agreement in effect as of the date hereof).
(o)Merger.  The Merger shall have been consummated or will be consummated concurrently with the funding of the Term Facility in accordance with the terms of the Merger Agreement (without any amendment, modification, supplement or waiver thereof or any consent or election thereunder that is material and adverse to the Lenders without the prior written consent of the Joint Bookrunners, which consent shall not be unreasonably withheld, conditioned or delayed).
(p)No Payment or Bankruptcy Event of Default.  Immediately before the Transaction and immediately after giving pro forma effect to the Transactions, no Event of Default pursuant to Section 13.1(a), (b) (with respect to a payment default only), (c) (with respect to a payment default only) or (d) has occurred and is continuing or would result therefrom.
(q)Certificate of Beneficial Ownership.  At least three (3) days prior to the Closing Date, a Certificate of Beneficial Ownership containing information required by the Beneficial Ownership Regulation with respect to Borrower, addressed to Agent and to each Lender that so requests delivery of such certificate at least five (5) Business Days prior to the Closing Date.
(r)Lender Regulatory Information.  At least three (3) Business Days prior to the Closing Date, the Agent shall have received all documentation and other information about the Loan Parties required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and that has been reasonably requested in writing at least five (5) Business Days prior to the Closing Date.
12.2Conditions.  The obligation (a) of each Lender to make each Loan (other than the Merger Term Loan) on the Closing Date, (b) of each Lender to make each Loan after the Closing Date and (c) of the Issuing Lenders to issue each Letter of Credit after the Closing Date is subject to the following further conditions precedent that:
(a)Compliance with Warranties, No Default, etc.  Both before and after giving effect to any borrowing and the issuance of any Letter of Credit, the following statements shall be true and correct:
(i)the representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and
(ii)no Default or Event of Default shall have then occurred and be continuing.
(b)Confirmatory Certificate.  If requested by Agent or any Lender, Agent shall have received (in sufficient counterparts to provide one to each Lender) a certificate dated the date of such requested Loan or Letter of Credit and signed by a duly authorized representative of Borrower as to the matters set out in the preceding clauses (a) and (b) (it being understood that each request by Borrower for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by Borrower that the conditions precedent set forth in this Section 12.2 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit), together with such other documents as Agent or any Lender may reasonably request in support thereof.
12.3Post-Closing Deliverables.  Borrower shall, and shall cause each Loan Party to:
(a)within forty-five (45) days after the Closing Date (or such longer period as the Agent may agree), deliver to Agent evidence of the existence of insurance required to be maintained pursuant to Section 10.3(b), together with evidence that Agent has been named as a lender’s loss payee and an additional insured on all related insurance policies;

(b)within sixty (60) days after the Closing Date (or such longer period as the Agent may agree), enter into deposit account control agreements (or similar agreement under applicable Law) as may be required under Section 10.10 hereof;
(c)within forty-five (45) days after the Closing Date (or such longer period as Agent may agree), terminate the Target’s existing letters of credit issued by Barclay’s and Key Bank and replace such letters of credit with Letters of Credit issued by the Issuing Lenders;
(d)within sixty (60) days after the Closing Date (or such longer period as the Agent may agree), add as Guarantors under the Guaranty and Collateral Agreement any Subsidiaries who were not Guarantors at the time of Closing but would have been Material Subsidiaries as of June 30, 2022 using the Operating Income tests;
(e)within ninety (90) days after the Closing Date (or such longer period as the Agent may agree), (i) pending suit and judgment search results for OnQuest Canada ULC and Primoris Canada ULC; and (ii) local bankruptcy search results for Primoris Canada ULC; and
(f)within thirty (30) days after the Closing Date (or such longer period as the Agent may agree), executed intercompany notes evidencing any intercompany debt among Loan Parties.
Section 13.
EVENTS OF DEFAULT AND THEIR EFFECT.
13.1Events of Default.  Each of the following shall constitute an Event of Default under this Agreement:
(a)Non-Payment of the Loans, etc.  Default in the payment when due of the principal of any Loan; or default, and continuance thereof for five (5) Business Days, in the payment when due of any interest, fee, reimbursement obligation with respect to any Letter of Credit or other amount payable by Borrower hereunder or under any other Loan Document.
(b)Non-Payment of Other Debt.  Any default shall occur under the terms applicable to any Debt of any Loan Party in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $40,000,000 and such default shall (i) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (ii) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require any Loan Party to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity.
(c)Other Material Obligations.  Default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, any Loan Party with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect.
(d)Bankruptcy, Insolvency, etc.  Any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Loan Party or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Loan Party or for a substantial part of the property of any thereof and is not discharged within sixty

(60) days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party, and if such case or proceeding is not commenced by such Loan Party, it is consented to or acquiesced in by such Loan Party, or remains for sixty (60) days undismissed; or any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing.
(e)Non-Compliance with Loan Documents.  (i) Failure by any Loan Party to comply with or to perform any covenant set forth in Sections 10.1(a), 10.1(b), 10.1(c), 10.1(d), 10.1(e)(i), 10.1(f), 10.1(h), 10.3(b), 10.5, 10.6 or Section 11 or (ii) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 13) and continuance of such failure described in this clause (ii) for thirty (30) days.
(f)Representations; Warranties.  Any representation or warranty made by any Loan Party herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified; provided that the failure of any such representation or warranty to be true and correct on the Closing Date (other than the Specified Representations and the Merger Agreement Representations) may be cured within thirty (30) days after the Closing Date provided, that reasonable steps are being taken to remedy such default within such period; and, provided, further, that after the Closing Date and during the continuance of such default, Revolving Loans under the Revolving Loan Facility may not be borrowed.
(g)Pension Plans.  (i) Any Person institutes steps to terminate a Pension Plan if as a result of such termination any Loan Party or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $10,000,000; (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA or 430(i) of the Code; (iii) the Unfunded Liability exceeds twenty percent (20%) of the Total Plan Liability, or (iv) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Loan Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $10,000,000.
(h)Judgments.  Final judgments which exceed an aggregate of $40,000,000 shall be rendered against any Loan Party and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within thirty (30) days after entry or filing of such judgments.
(i)Invalidity of Collateral Documents, etc.  Any Collateral Document shall cease to be in full force and effect; or any Loan Party (or any Person by, through or on behalf of any Loan Party) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.
(j)Invalidity of Subordination Provisions, etc.  Any subordination provision in any document or instrument governing Subordinated Debt, or any subordination provision in any subordination agreement that relates to any Subordinated Debt, or any subordination provision in any guaranty by any Loan Party of any Subordinated Debt, shall cease to be in full force and effect, or any Loan Party or any other Person (including the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.
(k)Change of Control.  A Change of Control shall occur.

13.2Effect of Event of Default.  If any Event of Default described in Section 13.1(d) shall occur in respect of Borrower, the Commitments shall immediately terminate and the Loans and all other Obligations hereunder shall become immediately due and payable and Borrower shall become immediately obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, Agent may (and, upon the written request of the Required Lenders shall) declare the Commitments to be terminated in whole or in part and/or declare all or any part of the Loans and all other Obligations hereunder to be due and payable and/or demand that Borrower immediately Cash Collateralize all or any Letters of Credit, whereupon the Commitments shall immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations hereunder shall become immediately due and payable (in whole or in part, as applicable) and/or Borrower shall immediately become obligated to Cash Collateralize the Letters of Credit (all or any, as applicable), all without presentment, demand, protest or notice of any kind.  Agent shall promptly advise Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration.  Any cash collateral delivered hereunder shall be held by Agent (without liability for interest thereon) and applied to the Obligations arising in connection with any drawing under a Letter of Credit.  After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by Agent to any remaining Obligations hereunder and any excess shall be delivered to Borrower or as a court of competent jurisdiction may elect.
13.3Credit Bidding. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to Credit Bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (and the Loan Parties shall approve Agent as a qualified bidder and such Credit Bid as qualified bid) at any sale thereof conducted by Agent, based upon the instruction of the Required Lenders, under any provisions of the Uniform Commercial Code, as part of any sale or investor solicitation process conducted by any Loan Party, any interim receiver, receiver, receiver and manager, administrative receiver, trustee, agent or other Person pursuant or under any insolvency laws; provided, however, that (a) the Required Lenders may not direct Agent in any manner that does not treat each of the Lenders equally, without preference or discrimination, in respect of consideration received as a result of the Credit Bid, (b) the acquisition documents shall be commercially reasonable and contain customary protections for minority holders, such as, among other things, anti-dilution and tag-along rights, (c) the exchanged debt or equity securities must be freely transferable, without restriction (subject to applicable securities laws) and (d) reasonable efforts shall be made to structure the acquisition in a manner that causes the governance documents pertaining thereto to not impose any obligations or liabilities upon the Lenders individually (such as indemnification obligations).

For purposes of the preceding sentence, the term “Credit Bid” shall mean, an offer submitted by Agent (on behalf of the Lender group), based upon the instruction of the Required Lenders, to acquire the property of any Loan Party or any portion thereof in exchange for and in full and final satisfaction of all or a portion (as determined by Agent, based upon the instruction of the Required Lenders) of the claims and Obligations under this Agreement and other Loan Documents.

Section 14.
THE AGENT.
14.1Appointment and Authorization.  Each Lender and Issuing Lender hereby irrevocably (subject to Section 14.10) appoints, designates and authorizes Agent (including in its capacity as Collateral Agent for all purposes of this Section 14) to take such action on its behalf as Agent under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law regardless of whether a Default has occurred and is continuing.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as otherwise provided in this Section 14, the provisions of this Section 14 are solely for the benefit of Agent, the Lenders and any letter of credit issuing banks hereunder, and Borrower shall not have rights as a third-party beneficiary of any of such provisions.

14.2Issuing Lenders.  The Issuing Lenders shall act on behalf of the Lenders (according to their Pro Rata Shares) with respect to any Letters of Credit issued by them and the documents associated therewith.  The Issuing Lenders shall have all of the benefits and immunities (a) provided to Agent in this Section 14 with respect to any acts taken or omissions suffered by the Issuing Lenders in connection with Letters of Credit issued by them or proposed to be issued by them and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent”, as used in this Section 14, included the Issuing Lenders with respect to such acts or omissions and (b) as additionally provided in this Agreement with respect to the Issuing Lenders.
14.3Delegation of Duties.  Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of a finding by a court of competent jurisdiction in a final and nonappealable judgment that Agent acted with gross negligence or willful misconduct.
14.4Exculpation of Agent.  None of Agent nor any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), (b) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law or (c) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or Affiliate of Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of Borrower or any other party to any Loan Document to perform its Obligations hereunder or thereunder.  Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this

Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or any of Borrower’s Subsidiaries or Affiliates.

14.5Reliance by Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by Agent.  Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender.  For purposes of determining compliance with the conditions specified in Section 12, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
14.6Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of the Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Event of Default or Default and stating that such notice is a “notice of default”.  Agent will notify the Lenders of its receipt of any such notice.  Agent shall take such action with respect to such Event of Default or Default as may be requested by the Required Lenders in accordance with Section 13; provided that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Default as it shall deem advisable or in the best interest of the Lenders.
14.7Credit Decision.  Each Lender acknowledges that Agent has not made any representation or warranty to it, and that no act by Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Loan Parties, shall be deemed to constitute any representation or warranty by Agent to any Lender as to any matter, including whether Agent has disclosed material information in its possession.  Each Lender represents to Agent that it has, independently and without reliance upon Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder.  Each Lender also represents that it will, independently and without reliance upon Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower.  Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of Borrower which may come into the possession of Agent.

14.8Indemnification.  Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities (as hereinafter defined); provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct.  No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs and Taxes) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower.  The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of Agent.
14.9Agent in Individual Capacity.  CIBC US and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Loan Parties and Affiliates thereof as though CIBC US were not Agent hereunder and without notice to or consent of any Lender.  Each Lender acknowledges that, pursuant to such activities, CIBC US or its Affiliates may receive information regarding Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of Borrower or such Affiliate) and acknowledge that Agent shall be under no obligation to provide such information to them.  With respect to their Loans (if any), CIBC US and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though CIBC US were not Agent, and the terms “Lender” and “Lenders” include CIBC US and its Affiliates, to the extent applicable, in their individual capacities.
14.10Successor Agent.  Agent may resign as Agent upon thirty (30) days’ notice to the Lenders.  If Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of Borrower (which shall not be unreasonably withheld or delayed), appoint from among the Lenders a successor agent for the Lenders.  If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and (so long as no Event of Default is then continuing) Borrower, a successor agent from among the Lenders.  Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated (except for any indemnity payments owed to the retiring or removed Agent). After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 14 and Section 15.5 and Section 15.17 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  If no successor agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. If the Person serving as Agent is a Defaulting Lender pursuant to clause (c) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to Borrower and such Person remove such Person as Agent and, in consultation with Borrower, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders), then such removal shall nonetheless become effective in accordance with such notice on such date.

14.11Collateral Matters.
(a)Each Lender authorizes and directs Agent to enter into the other Loan Documents for the benefit of Lenders.  Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by Required Lenders in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders.  Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or Loan Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to this Agreement and the other Loan Documents.  The Lenders irrevocably authorize Agent, at its option and in its discretion, (a) to release any Lien granted to or held by Agent under any Collateral Document (i) upon termination of the Commitments and payment in full of all Loans and all other obligations of Borrower hereunder and the expiration or termination of all Letters of Credit; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder (including the release of any Guarantor); or (iii) subject to Section 15.1, if approved, authorized or ratified in writing by the Required Lenders; or (b) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is permitted by Section 11.2(d) (it being understood that Agent may conclusively rely on a certificate from Borrower in determining whether the Debt secured by any such Lien is permitted by Section 11.1(b)).  Upon request by Agent at any time, the Lenders will confirm in writing Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 14.11.  Each Lender hereby authorizes Agent to give blockage notices in connection with any Subordinated Debt at the direction of Required Lenders and agrees that it will not act unilaterally to deliver such notices.  Additionally, and notwithstanding any other provision in this Agreement to the contrary including Section 15.1, each Lender hereby authorizes and directs Agent to, without the necessity of any notice to or further consent from any Lender, release any Guarantor if such Guarantor ceases to be a Material Subsidiary under the terms of this Agreement.
(b)The Collateral Agent (i) will use commercially reasonable efforts to provide Lenders with thirty (30) days’ notice of the intent to take real property collateral, but will have no liability for failure to do so and (ii) if deemed necessary by the Collateral Agent due to the financial or other condition of the Borrower, the notice period set forth in (i) herein may be shorter.
14.12Restriction on Actions by Lenders.  Each Lender agrees that it shall not, without the express written consent of Agent, and shall, upon the written request of Agent (to the extent it is lawfully entitled to do so), set off against the Obligations, any amounts owing by such Lender to a Loan Party or any deposit accounts of any Loan Party now or hereafter maintained with such Lender.  Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken, any action, including the a commencement of any legal or equitable proceedings to foreclose any loan or otherwise enforce any security interest in any of the Collateral or to enforce all or any part of this Agreement or the other Loan Documents.  All enforcement actions under this Agreement and the other Loan Documents against the Loan Parties or any third party with respect to the Obligations or the Collateral may only be taken by Agent (at the direction of the Required Lenders or as otherwise permitted in this Agreement) or by its agents at the direction of Agent.
14.13Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Agent and their respective agents and counsel and all other amounts due the Lenders and Agent under Section 5, Section 15.5 and Section 15.17) allowed in such judicial proceedings; and
(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Section 5, Section 15.5 and Section 15.17.

Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

14.14Other Agents; Arrangers and Managers.  None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger”, if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
14.15Payments Sent in Error.
(a)If Agent notifies a Lender, secured party, or any other Person that has received funds on such Person’s behalf (each, a “Payment Recipient”) that Agent has determined at any time  in its sole discretion that any funds received by such Payment Recipient from Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient, whether or not known to such Payment Recipient (any such funds or portion thereof, however received or characterized, an “Erroneous Payment”) and demands the return of such Erroneous Payment, such Erroneous Payment shall at all times remain the property of Agent, be segregated by the Payment Recipient and held in trust for the benefit of Agent, and such Payment Recipient shall (or shall cause any Payment Recipient on its behalf to) promptly, but in no event later than two (2) Business Days thereafter, return to Agent the amount of any such Erroneous Payment, in same day funds (in the currency so received), together with interest thereon rom and including the date such Erroneous Payment was received by such Payment Recipient to the date such amount is repaid to Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (however received or characterized) from Agent (or any of its Affiliates) that (i) is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) relating thereto, (ii) was not preceded or accompanied by such a notice, or (iii) such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case (A) an error shall be presumed to have been made absent written confirmation from Agent to the contrary and (B) such Payment Recipient shall (or shall cause any Payment Recipient on its behalf to) promptly, but in no event later than one Business Day of its knowledge of such error, notify Agent of its receipt of such payment, prepayment or repayment, the details thereof in reasonable detail and that it is so notifying Agent pursuant to this Section 14.15(b).
(c)Each Payment Recipient hereby authorizes Agent to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by Agent to such Payment Recipient from any source, against any amount due to Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.
(d)In the event that any Erroneous Payment is not recovered by Agent from or on behalf of a Lender for any reason, after demand therefor in accordance with immediately preceding clause (a) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as Agent may specify) (such assignment, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by Agent in such instance), and is hereby (together with Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to Borrower or Agent, (ii) Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) Agent may reflect in the Register its ownership interest in such Loans. Agent may, in its discretion, sell all or any portion of the Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by such net proceeds, and Agent shall retain all other rights, remedies and claims against any applicable Payment Recipient. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.  In addition, each party hereto agrees that, except to the extent that Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether Agent may be equitably subrogated, Agent shall be contractually subrogated to all the rights and interests of the applicable Payment Recipient under the Loan Documents with respect to each Erroneous Payment Return Deficiency.

(e)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrower or any other Loan Party, except, in each case, solely to the extent such Erroneous Payment is comprised of funds received by Agent from Borrower or any other Loan Party for the purpose of making such payment on the Obligations.
(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and each Payment Recipient hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Erroneous Payment, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(g)Each party’s obligations, agreements and waivers under this Section 14.15 shall survive the resignation or replacement of Agent, any transfer of rights or obligations by, or the replacement of, a Lender the termination of the Commitments and/or the repayment, satisfaction or discharge of any or all Obligations under any Loan Document.
14.16Certain ERISA Matters.  For the benefit of Agent, and not for Borrower or any other Loan Party, each Lender (x) represents and warrants as of the date it became a Lender and (y) covenants from the date it became a Lender to the date it ceases being a Lender:
(a)that at least one of the following is and will be true: (i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more benefit plans for such Lender’s entrance into, participation in, administration and performance of the Loans, Commitments or this Agreement; (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14, PTE 95-60, PTE 90-1, PTE 91-38 or PTE 96-23, is applicable to such Lender’s entrance into, participation in, administration and performance of the Loans, Commitments and this Agreement, (iii) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14) which made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, Letters of Credit, Commitments and this Agreement, and the entrance into, participation in, administration and performance of the Loans, Letters of Credit, Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and, to the best knowledge of such Lender, subsection (a) of Part I of PTE 84-14, or (iv) such other representation, warranty and covenant as may be agreed in writing between Agent, in its sole discretion, and such Lender; and
(b)unless either (i) sub-clause 14.16(a)(i) is true with respect to such Lender or (ii) such Lender has provided another representation, warranty and covenant in accordance with sub-clause 14.16(a)(iv), that Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration and performance of the Loans, Commitments and this Agreement (including in connection with the reservation or exercise of any rights by Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 15.
GENERAL
15.1Waiver; Amendments.  No delay on the part of Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by Lenders having an aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No amendment, modification, waiver or consent shall (a) extend or increase the Commitment of any Lender without the written consent of such Lender, (b) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or any fees payable hereunder without the written consent of each Lender directly affected thereby, (c) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, without the consent of each Lender directly affected thereby (except for periodic adjustments of interest rates and fees resulting from a change in the Applicable Margin as provided for in this Agreement); or (d) release any Guarantor from its obligations under the Guaranty and Collateral Agreement, other than as part of or in connection with any disposition permitted hereunder, or subordinate, or have the effect of subordinating, the Obligations or any Lien securing the Obligations to any other indebtedness or other obligation or release all or substantially all of the Collateral from the Liens under the Collateral Documents (except as permitted by Section 14.11), modify any voting percentages of Lenders, subordinate payment priority of the outstanding Loans under the Revolving Commitment and the Term Loan Commitment and/or subordinate the Liens granted to the Collateral Agent (for the benefit of the Lenders) in the Collateral, modify any provision of the Loan Documents providing for pro rata sharing of payments, change the definition of Required Lenders, any provision of Section 2.6(a)(ii), Section 7.2, or Section 7.5, any provision of this Section 15.1, any provision of Section 13.3 or reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent, without, in each case set forth in this clause (d), the written consent of all Lenders.  No provision of Section 6.2(b) or Section 6.3 with respect to the timing or application of mandatory prepayments of the Loans shall be amended, modified or waived without the consent of Lenders having a majority of the aggregate Pro Rata Shares of the Term Loan Facility affected thereby.  No provision of Section 12.2 shall be amended, modified or waived without the consent of the Required Lenders.  No provision of Section 14 or other provision of this Agreement affecting Agent in its capacity as such shall be amended, modified or waived without the consent of Agent.  No provision of this Agreement relating to the rights or duties of the Issuing Lenders in their capacities as such shall be amended, modified or waived without the consent of the Issuing Lenders.  No provision of this Agreement relating to the rights or duties of the Swing Line Lender in its capacity as such shall be amended, modified or waived without the consent of the Swing Line Lender.  No provision of this Agreement relating to the rights and duties of any Lender to which Bank Product Obligations are owed (including Hedging Obligations) shall be amended, modified or waived with the consent of such Lender.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, Agent and Borrower (a) other than with respect to increases pursuant to Section 2.2(e) for which Required Lender consent is not required to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loan, the Term Loan Commitment, the Revolving Loans, the Revolving Commitments and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Lenders, the consent of the Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, so long as Agent is not a Non-Consenting Lender, Borrower may appoint a Replacement Lender pursuant to Section 8.7(b).

Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

In addition, notwithstanding anything in this Section to the contrary, if Agent and Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then Agent and Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to Agent within ten (10) Business Days following receipt of notice thereof.

15.2Confirmations.  Borrower and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.
15.3Notices.
(a)Generally. Except as otherwise provided in Section 2.2(b) and Section 2.2(c), or clauses (b) and (c) below, all notices hereunder shall be in writing (including facsimile transmission and email) and shall be sent to the applicable party at its address shown on Annex B or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose.  Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three (3) Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received.  For purposes of Section 2.2(b) and Section 2.2(c), Agent shall be entitled to rely on telephonic instructions from any person that Agent in good faith believes is an authorized officer or employee of Borrower, and Borrower shall hold Agent and each other Lender harmless from any loss, cost or expense resulting from any such reliance.
(b)Electronic Communications.  Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including email, and Internet or intranet websites) pursuant to procedures approved by Agent provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to Section 2 if such Lender or Issuing Lender, as applicable, has notified Agent that it is incapable of receiving notices under such Section by electronic communication.  Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)Platform.
(i)Each Loan Party agrees that Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lender and the other Lenders by posting the Communications on the Platform.
(ii)The Platform is provided “as is” and “as available.”  Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall Agent or any of its Affiliates or the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of Agent or its Affiliates (collectively, the “Agent Parties”) have any liability to Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower’s, any Loan Party’s or Agent’s transmission of communications through the Platform.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.
15.4Computations.  Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied; provided that if Borrower notifies Agent that Borrower wishes to amend any covenant in Sections 10 or 11.12 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if Agent notifies Borrower that the Required Lenders wish to amend Sections 10 or 11.12 (or any related definition) for such purpose), then Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to Borrower and the Required Lenders.  Notwithstanding the foregoing, upon a change in GAAP concerning the treatment of leases (ASC Topic 840, “Leases”) Borrower shall continue to calculate relevant covenants on the basis of GAAP in effect immediately prior to such change and shall provide a reconciliation of the calculations to GAAP.  However, if after a change in GAAP concerning the treatment of leases (i) the Borrower is able to satisfy the relevant covenant calculations, (ii) an amendment to this Agreement is not required, and (iii) the Required Lenders and the Borrower are in agreement, then the required covenants will be tested under the new GAAP rules and there will not be a need for a reconciliation (as referenced in the previous sentence of this Section 15.4).  In the event that an amendment to this Agreement is required in connection with the new GAAP rules, the Agent will not charge the Borrower an amendment fee but the Borrower will be responsible for legal and related costs associated with the preparation of such amendment.
15.5Costs, Expenses and Taxes.  Each Loan Party, jointly and severally agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of Agent (including Attorney Costs and any Taxes) in connection with the preparation, execution, syndication, delivery and administration (including perfection and protection of any Collateral and the costs of Intralinks (or other similar service), if applicable) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby shall be consummated, and all reasonable and documented out-of-pocket costs and expenses (including Attorney Costs and any Taxes) incurred by Agent and each Lender after an Event of Default in connection with the collection of the Obligations or the enforcement of this Agreement the other Loan Documents or any such other documents or during any workout, restructuring or negotiations in respect thereof.  In addition, each Loan Party agrees to pay, and to save Agent and the Lenders harmless from all liability for, any fees of Borrower’s auditors in connection with any reasonable exercise by Agent and the Lenders of their rights pursuant to Section 10.2.  All Obligations provided for in this Section 15.5 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

15.6Assignments; Participations.
(a)Assignments.
(i)Any Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of such Lender’s Loans and Commitments, with the prior written consent of Agent, the Issuing Lenders (for an assignment of the Revolving Loans and the Revolving Commitment) and, so long as no Event of Default exists, Borrower (which consents shall not be unreasonably withheld or delayed and shall not be required for an assignment by a Lender to a Lender (other than a Defaulting Lender) or an Affiliate of a Lender (other than an Affiliate of a Defaulting Lender)) or an Approved Fund (other than an Approved Fund of a Defaulting Lender).  Except as Agent may otherwise agree, any such assignment shall be in a minimum aggregate amount equal to $5,000,000 or, if less, the remaining Commitment and Loans held by the assigning Lender (provided that an assignment to a Lender, an Affiliate of a Lender or an Approved Fund shall not be subject to the foregoing minimum assignment limitations).  Borrower and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until Agent shall have received and accepted an effective assignment agreement in substantially the form of Exhibit C hereto (an “Assignment Agreement”) executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500.  Notwithstanding anything herein to the contrary, no assignment may be made to (A) Borrower, (B) any other Loan Party, (C) any Person that owns, directly or indirectly, five percent (5%) or more of any class of equity in Borrower, any Affiliate of Borrower or any other Loan Party, (D) any holder of Subordinated Debt or any Debt that is secured by Liens that have been contractually subordinated to the Liens securing the Obligations or (E) any Affiliate of any of the foregoing Persons without the prior written consent of Agent, which consent may be withheld in Agent’s sole discretion and, in any event, if granted, may be conditioned on such terms and conditions as Agent shall require in its sole discretion, including, without limitation, a limitation on the aggregate amount of Loans and Commitments which may be held by such Person and/or its Affiliates and/or limitations on such Person’s and/or its Affiliates’ voting and consent rights and/or rights to attend Lender meetings or obtain information provided to other Lenders.  Any attempted assignment not made in accordance with this Section 15.6(a) shall be treated as the sale of a participation under Section 15.6(b).  Borrower shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless Borrower has expressly objected to such assignment within five (5) Business Days after notice thereof. In no event shall any assignment be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).
(ii)From and after the date on which the conditions described above have been met, (A) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment

Agreement, shall have the rights and obligations of a Lender hereunder and (B) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder.  Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrower shall execute and deliver to Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Note in the principal amount of the Assignee’s Pro Rata Share of the Revolving Commitment plus the principal amount of the Assignee’s Term Loan (and, as applicable, a Note in the principal amount of the Pro Rata Share of the Revolving Commitment retained by the assigning Lender plus the principal amount of the Term Loan retained by the assigning Lender).  Each such Note shall be dated the effective date of such assignment.  Upon receipt by Agent of such Note(s), the assigning Lender shall return to Borrower any prior Note held by it.
(iii)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(b)Participations.  Any Lender may at any time sell to one or more Persons participating interests in its Loans, Commitments or other interests hereunder (any such Person, a “Participant”) in minimum amounts of $5,000,000 (or all of such Lender’s remaining loans and commitments) subject to the consent of the Agent, the Issuing Lender (for assignments of the Revolving Credit Facility only and (so long as no Event of Default has occurred and is continuing)) and the Borrower (which consent shall not be unreasonably withheld of delayed).  In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to any event described in Section 15.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders.  Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with the Lenders and the Lenders agree to share with each Participant, as provided in Section 7.9.  Borrower also agrees that each Participant shall be entitled to the benefits of Section 7.9 or 8 as if it were a Lender (provided that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Section 7.9 or 8 than would have been paid to the participating Lender on such date if no participation had been sold and that each Participant complies with Section 7.9(d) as if it were an Assignee).
15.7Register and Participant Register.  Agent shall maintain as a non-fiduciary agent of Borrower, a copy of each Assignment Agreement delivered and accepted by it and register (the “Register”) for the recordation of names and addresses of the Lenders and the Commitment of each Lender and principal and stated interest of each Loan owing to each Lender from time to time and whether such Lender is the original Lender or the Assignee.  No assignment shall be effective unless and until the

Assignment Agreement is accepted and registered in the Register. All records of transfer of a Lender’s interest in the Register shall be conclusive, absent manifest error, as to the ownership of the interests in the Loans. The Register shall be available for inspection by Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register.  This Section and Section 15.6(b) shall be construed so that the Loans are at all times maintained in “registered form” for the purposes of the Code and any related regulations (and any successor provisions).  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

15.8GOVERNING LAW.  THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.
15.9Confidentiality.  As required by federal law and Agent’s policies and practices, Agent may need to obtain, verify, and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services.  Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by any Loan Party and designated as confidential, except that Agent and each Lender may disclose such information (a) to Persons employed or engaged by Agent or such Lender in evaluating, approving, structuring or administering the Loans and the Commitments; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 15.9 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Agent or such Lender is a party; (f) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender; (g) to any Affiliate of Agent, the Issuing Lenders or any Lender who may provide Bank Products to the Loan Parties; (h) to Lender’s independent auditors and other professional advisors as to which such information has been identified as confidential; or (i) that ceases to be confidential through no fault of Agent or any Lender.  Notwithstanding the foregoing, Borrower consents to the publication by Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.  If any provision of any confidentiality agreement, non-disclosure agreement or other similar agreement between Borrower and Lender conflicts with or contradicts this Section 15.9 with respect to the treatment of confidential information, this section shall supersede all such prior or contemporaneous agreements and understandings between the parties.

15.10Severability.  Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  All obligations of the Loan Parties and rights of Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by Applicable Law.
15.11Nature of Remedies.  All Obligations of the Loan Parties and rights of Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by Applicable Law.  No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
15.12Entire Agreement.  This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof (except as relates to the fees described in Section 5.3) and any prior arrangements made with respect to the payment by the Loan Parties of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of Agent or the Lenders.
15.13Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.  Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof.  The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any other similar state laws governing this Agreement based on the Uniform Electronic Transactions Act or otherwise. Electronic records of executed Loan Documents maintained by Agent shall be deemed to be originals.
15.14Successors and Assigns.  This Agreement shall be binding upon Borrower, the other Loan Parties, the Lenders and Agent and their respective successors and assigns, and shall inure to the benefit of Borrower, the other Loan Parties, the Lenders and Agent and the successors and assigns of the Lenders and Agent.  No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.  No Loan Party may assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of Agent and each Lender.
15.15Captions.  Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

15.16Customer Identification - USA Patriot Act Notice.  Each Lender subject to the Patriot Act and CIBC US (for itself and not on behalf of any other party) hereby notify the Loan Parties that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it may be required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or CIBC US, as applicable, to identify the Loan Parties in accordance with the Patriot Act.
15.17INDEMNIFICATION BY LOAN PARTIES.  IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY AGENT AND THE LENDERS AND THE AGREEMENT TO EXTEND THE COMMITMENTS PROVIDED HEREUNDER, EACH LOAN PARTY HEREBY AGREES TO INDEMNIFY, EXONERATE AND HOLD AGENT, EACH LENDER AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES AND AGENTS OF AGENT AND EACH LENDER (EACH A “LENDER PARTY”) FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, DAMAGES AND EXPENSES, INCLUDING ATTORNEY COSTS (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), INCURRED BY THE LENDER PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) ANY TENDER OFFER, MERGER, PURCHASE OF CAPITAL SECURITIES, PURCHASE OF ASSETS (INCLUDING THE MERGER) OR OTHER SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE LOANS, (B) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS SUBSTANCE AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY, (C) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY OR THE OPERATIONS CONDUCTED THEREON, (D) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH ANY LOAN PARTY OR THEIR RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS SUBSTANCES OR (E) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY OF THE LENDER PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES (I) ARISING ON ACCOUNT OF THE APPLICABLE LENDER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION, (II) ARISING OUT OF A CLAIM BROUGHT BY ANY LOAN PARTY AGAINST A LENDER PARTY FOR BREACH IN BAD FAITH OF SUCH LENDER PARTY’S FUNDING OBLIGATIONS AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL NON-APPEALABLE JUDGMENT OR (III) ARISING OUT OF ANY DISPUTE SOLELY AMONG LENDER PARTIES, OTHER THAN ANY CLAIMS AGAINST ANY LENDER PARTY IN ITS RESPECTIVE LENDER CAPACITY OR IN FULFILLING ITS ROLE AS AN AGENT OR ARRANGER OR ANY SIMILAR ROLE HEREUNDER, AND OTHER THAN ANY CLAIMS ARISING OUT OF ANY ACT OR OMISSION ON THE PART OF ANY LOAN PARTY OR THEIR SUBSIDIARIES OR AFFILIATES.  IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, EACH LOAN PARTY HEREBY AGREES TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW.  ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 15.17 SHALL SURVIVE REPAYMENT OF THE LOANS, CANCELLATION OF THE NOTES, EXPIRATION OR TERMINATION OF THE LETTERS OF CREDIT, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE

COLLATERAL DOCUMENTS AND TERMINATION OF THIS AGREEMENT.  FOR THE AVOIDANCE OF DOUBT, The indemnity DESCRIBED in this Section 15.17 DOES NOT, AND SHALL NOT, apply to Taxes or tax matters (other than, in each case, a tax that is a loss, claim, or damage and that arises from a non-tax claim).

15.18Nonliability of Lenders.  The relationship between Borrower on the one hand and the Lenders and Agent on the other hand shall be solely that of borrower and lender.  Neither Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.  Neither Agent nor any Lender undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations.  Borrower agrees, on behalf of itself and each other Loan Party, that neither Agent nor any Lender shall have liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.  To the fullest extent permitted by Applicable Law, Borrower shall not assert, and hereby waives, any claim against any lender party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or letter of credit, or the use of the proceeds thereof. NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OTHER THAN DAMAGES THAT ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NON-APPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PARTY, NOR SHALL ANY LENDER PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR, ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE).  Notwithstanding the foregoing, nothing contained in this Section 15.18 shall limit the Loan Parties’ indemnity obligations to the extent set forth in Section 15.17.  Each Loan Party acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party.  No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.
15.19Cashless Settlements.  Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by Borrower, Agent and such Lender.

15.20FORUM SELECTION AND CONSENT TO JURISDICTION.  ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION.  EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE.  EACH LOAN PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK.  EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
15.21WAIVER OF JURY TRIAL.  EACH LOAN PARTY, AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
15.22Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and (b) any effects of any Bail-in Action on any such liability.

The following terms shall have the following meanings:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

15.23Acknowledgment Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree that (a) if a Covered Entity party to such Supported QFC becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit

Support (and any interest and obligation therein or thereunder, and any property rights relating thereto) from such Covered Entity will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime, and (b) if such Covered Entity or a BHC Act Affiliate thereof becomes subject to such a proceeding, Default Rights under the Loan Documents that might otherwise be exercised against such Covered Entity relating to such Supported QFC or any QFC Credit Support are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime.

The following terms shall have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and interpreted in accordance with, 12 C.F.R. § § 252.81, 47.2 or 382.1 as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“U.S. Special Resolution Regimes” means the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

15.24Benchmark Replacement Setting; Benchmark Conforming Changes. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (a) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document (other than any Hedging Agreement) in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (b) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document (other than any Hedging Agreement) in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis on the first day of the month. In connection with the use, administration, adoption or implementation of Term SOFR or a Benchmark Replacement, Agent will have the right to make Benchmark Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Agent will promptly notify Borrower and the Lenders of the implementation of any Benchmark Replacement and the effectiveness of any Benchmark Conforming Changes.  Agent will promptly notify Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to this Section.  Any determination, decision or election that may be made by Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section. Notwithstanding anything to the contrary herein or in any other Loan Document (other than any Hedging Agreement), at any time, (i) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor, and if such tenor is the only tenor specified in such definition, Agent may, in its sole discretion, add an Available Tenor to such definition and implement a Benchmark Replacement Adjustment with respect thereto, and (i) if a tenor that was removed pursuant to clause (a) above either (A) is subsequently displayed on a screen or information service for a Benchmark or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark, then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans, and any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Term SOFR Interest Period.

The following terms shall have the following meanings:

“Available Tenor” means, as of any date of determination with respect to the then-current Benchmark, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” or similar term pursuant to Section 15.24.

“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 15.24.

“Benchmark Conforming Changes” means, with respect to Term SOFR or any Benchmark Replacement, any technical, administrative or operational modifications, supplements, amendments, changes or other conforming changes that Agent decides may be appropriate to reflect the adoption and implementation of Term SOFR or such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or determines that no such market practice exists, in such other manner as Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by Agent for the applicable Benchmark Replacement Date:

(a)the sum of: (i) Daily Simple SOFR and (ii) the SOFR Spread Adjustment for a period of 1 month; or
(b)the sum of: (i) the alternate benchmark rate that has been selected by Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of the Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Agent giving due consideration to any selection or recommendation by the Relevant Governmental Body, or any evolving or then-prevailing market convention at such time, for determining a spread adjustment, or method for calculating or determining such spread adjustment, for such type of replacement for U.S. dollar-denominated syndicated credit facilities, at such time.

“Benchmark Replacement Date” means a date and time determined by Agent, which date shall be no later than the earlier to occur of the following events with respect to the then-current Benchmark: (a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or (b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.  For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark: (a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); (b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official or resolution authority with jurisdiction over the administrator for such Benchmark (or such component), or a court or an entity with similar insolvency or resolution authority, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or (c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative. For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 15.24 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 15.24.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if Agent decides that any such convention is not administratively feasible for Agent, then Agent may establish another convention in its reasonable discretion.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

15.25Ratification of Liability.  The Borrower hereby ratifies, reaffirms and confirms each and every one of its liabilities, obligations and agreements under the Loan Documents executed in connection with or pursuant to the Existing Credit Agreement, and the Liens created thereby, and acknowledges that, subject to the provisions of this Agreement (i) it has no defenses, claims or set-offs to the enforcement by Agent or Lenders of such liabilities, obligations and agreements, (ii) Agent and Lenders have fully performed all obligations to each of the Loan Parties which they may have had, or have, on and as of the date hereof and (iii) other than as specifically set forth herein, the Agent and Lenders do not waive, diminish or limit any term or condition contained in the Credit Agreement or the other Loan Documents.  The agreement of the Agent and Lenders to the terms of this Agreement shall not be deemed to establish or create a custom or course of dealing among the Loan Parties, the Agent, and Lenders, or to require the Agent or any Lender to give notice of any Event of Default or any other notice whatsoever.
15.26Amendment Not a Novation.  This Agreement is not intended to be or to create, nor shall it be construed as or constitute, a novation or an accord and satisfaction but shall constitute an amendment and restatement of the Existing Credit Agreement.  The Debt described on Annex I is continuing and is not repaid and re-loaned under this Agreement.  The Loans made under the Existing Credit Agreement are continuing.  The Loan Documents, including all Collateral Documents, remain and continue in full force and effect except as specifically amended by this Agreement, and the parties hereto agree to be bound by the terms and conditions of such Loan Documents, as though such terms and conditions were set forth herein in full.  Except as specifically set forth herein, the execution, delivery and effectiveness of this Agreement shall not, except as expressly provided in this Agreement, operate as a waiver of any right, power or remedy of the Agent, nor constitute a waiver of any provision of the Existing Credit Agreement or any other Loan Document or any other documents, instruments and agreements executed or delivered in connection therewith or of any Default or Event of Default under any of the foregoing whether arising before or after the date hereof or as a result of performance hereunder.

15.27Releases of Prior Claims.  In consideration of the execution and delivery of this Agreement by the Agent and Lenders, the sufficiency of which is hereby acknowledged, and excepting only the contractual obligations respecting future performance by Lenders and the Agent arising under this Agreement and the other Loan Documents, each Loan Party hereby irrevocably releases and forever discharges the Agent and each Lender, and their respective affiliates, subsidiaries, successors, assigns, directors, managers, members, shareholders, officers, employees, agents, representatives and attorneys (each, a “Released Person”), of and from all damages, losses, claims, counterclaims, demands, liabilities, obligations, actions and causes of action whatsoever which any Loan Party now may have or claim to have on and as of the date hereof against any Released Person, whether presently known or unknown, liquidated or unliquidated, suspected or unsuspected, contingent or non-contingent, and of every nature and extent whatsoever (collectively, “Claims”).  Each Loan Party represents and warrants to the Agent and Lenders that it has not granted or purported to grant to any other Person any interest whatsoever in any Claim, as security or otherwise.

[Signature pages follow]

The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

PRIMORIS SERVICES CORPORATION

By:	/s/ Ken Dodgen
Name:	Ken Dodgen
Title:	Executive Vice President, Chief Financial Officer

Signature Page to Credit Agreement

CIBC BANK USA, as Agent, Joint Bookrunner, Joint Lead Arranger, Collateral Agent, Issuing Lender and as a Lender

By:	/s/ John M. O’Connell
Name:	John M. O’Connell
Title:	Managing Director

Signature Page to Credit Agreement

BANK OF THE WEST, as Joint Bookrunner, Joint Lead Arranger, Co-Documentation Agent, Issuing Lender and as a Lender

By:	/s/ Nabil B. Khoury
Name:	Nabil B. Khoury
Title:	Managing Director

Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as Joint Lead Arranger, Co-Documentation Agent and as a Lender

By:	/s/ Allison W. Connally
Name:	Allison W. Connally
Title:	Senior Vice President

Signature Page to Credit Agreement

FIRST HORIZON BANK, as Joint Lead Arranger, Co-Syndication Agent and as a Lender

By:	/s/ Philip Coote
Name:	Philip Coote
Title:	Senior Vice President

Signature Page to Credit Agreement

REGIONS CAPITAL MARKETS, a division of Regions Bank, as Joint Lead Arranger

By:	/s/ Ed Baran
Name:	Ed Baran
Title:	Vice President

REGIONS BANK, as Co-Syndication Agent and as a Lender

By:	/s/ Claudia Biedenharn
Name:	Claudia Biedenharn
Title:	Director

Signature Page to Credit Agreement

TRUIST BANK, as Co-Documentation Agent and as a Lender

By:	/s/ Katherine Bass
Name:	Katherine Bass
Title:	Managing Director

TRUIST SECURITIES, as Joint Lead Arranger

By:	/s/ Michael Chung
Name:	Michael Chung
Title:	Managing Director

Signature Page to Credit Agreement

CITY NATIONAL BANK, as a Lender

By:	/s/ Brian Myers
Name:	Brian Myers
Title:

Signature Page to Credit Agreement

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Zach Femal
Name:	Zach Femal
Title:	Principal

Signature Page to Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Catherine Devlin
Name:	Catherine Devlin
Title:	Vice President

Signature Page to Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jonathan F. Lindvall
Name:	Jonathan F. Lindvall
Title:	Senior Vice President

Signature Page to Credit Agreement

Signature Page to Credit Agreement

ANNEX A

LENDERS AND PRO RATA SHARES

Annex A to Credit Agreement

ANNEX B

ADDRESSES FOR NOTICES

PRIMORIS SERVICES CORPORATION, as Borrower

John M. Perisich

Sr. Vice President/General Counsel

26000 Commercentre Dr.

Lake Forest, CA  92630

Telephone: (949) 454-7110

Facsimile: (949) 595-5544

With a Copy to the following, provided that failure to provide notice to legal counsel shall not be deemed ineffective delivery of notice to the applicable Loan Party:

Shalla Prichard

Gibson, Dunn & Crutcher LLP

811 Main Street

Houston, TX 77002

Telephone: (346) 718-6644

Facsimile: (346) 718-6970

And:

Doug Horowitz

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Telephone: (212) 351-3817

Facsimile: (212) 817-9383

CIBC BANK USA, as Agent, Joint Bookrunner, Joint Lead Arranger, Collateral Agent, Issuing Lender and as a Lender

120 South LaSalle Street
Chicago, Illinois 60603
Attention: John M. O’Connell, Managing Director
Telephone: (312) 569-1239
Email: john.oconnell@cibc.com

With a Copy to the following, provided that failure to provide notice to legal counsel shall not be deemed ineffective delivery of notice to the Agent:

Christine M. Biebel

Perkins Coie LLP

110 N. Wacker Drive, Suite 3400

Chicago, IL 60606-1511

Telephone: (312) 324-8431

Facsimile: (312) 324-9431

Email: cbiebel@perkinscoie.com

Annex B to Credit Agreement

Bank of the West, as Joint Bookrunner, Joint Lead Arranger, Co-Documentation Agent, Issuing Lender and as a Lender

Commercial Banking Group
15165 Ventura Blvd., Suite 220
Sherman Oaks, CA 91403

Attention: Nabil B. Khoury, Managing Director
Telephone: (818) 728-3620
Mobile: (818) 205-3764
Facsimile: (818) 728-3611
Email: nabil.khoury@bankofthewest.com

Bank of america, n.a., as Joint Lead Arranger, Co-Documentation Agent and as a Lender

Global Commercial Banking | Middle Market Group
Bank of America Merrill Lynch
Bank of America, N.A. | BofA Securities, Inc.
One Cowboys Way 5th floor
Frisco, TX 75034

Attention: Sunil Varghese, Senior Vice President | Senior Relationship Manager
Telephone: (469) 294-7173
Mobile: (214) 504-8927
Email: Sunil.Varghese@bofa.com

CITY NATIONAL BANK, as a Lender

National Corporate Banking South
5949 Sherry Lane, Suite 755
Dallas, TX 75225

Attention: Brian Myers, Managing Director
Mobile: (214) 457-4835
Email: brian.myers@cnb.com

FIRST HORIZON BANK, as Joint Lead Arranger, Co-Syndication Agent and as a Lender

601 Poydras Street, Suite 2075
New Orleans, LA 70130

Attention: Philip Coote, Senior Vice President/Commercial Group Manager
Telephone: (504) 310-7371
Mobile: (504) 919-6000
Email: Philip.Coote@firsthorizon.com

FIfth third BANK, NATIONAL ASSOCIATION, as a Lender

5400 LBJ Freeway, Suite 825

MD 1LBJ11

Dallas, TX 75230

Attention: Zach Femal, Assistant Vice President – Corporate Banking

Telephone: (972) 543-1374

Email: Zachary.Femal@53.com

Annex B to Credit Agreement

PNC Bank, NATIONAL ASSOCIATION, as a Lender

PNC Financial Services Group
200 Crescent Court, Suite 400
Dallas, TX 75201

Attention: Randy L. Morrison, Managing Director
Telephone: (469) 778-6858
Mobile: (214) 405-3052

Email: randy.morrison@pnc.com

TRUIST SECURITIES, as Joint Lead Arranger

TRUIST BANK, as Co-Documentation Agent and as a Lender

Truist Securities
2001 Ross Avenue, Suite 2700
Dallas, TX 75201

Attention: Vicount Cornwall, Director | Industrials Investment Banking Portfolio Manager
Telephone: (972) 232-4876
Mobile: (214) 918-4113
Email: vicount.cornwall@truist.com

REGIONS CAPITAL MARKETS, a division of Regions Bank, as Joint Lead Arranger

REGIONS BANK, as Co-Syndication Agent and as a Lender

Regions Bank | Regions Securities LLC
1717 McKinney Ave., Suite 1100
Dallas, TX 75202

Attention: Darren Abrams,
Managing Director | Corporate Banking
Telephone: (469) 608-2715
Mobile: (469) 222-4852
Email: Darren.Abrams@Regions.com

U.S. Bank NATIONAL ASSOCIATION, as a Lender

13737 Noel Rd Suite 800
Dallas, TX 75240
EX-TX-DCRE

Attention: Aaron Loyd, Corporate Banking Relationship Manager
Telephone: (972) 581-1669
Mobile: (214) 998-0549
Email: aaron.loyd@usbank.com

Annex B to Credit Agreement